    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996

                                                      REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        EARTHSHELL CONTAINER CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                           --------------------------

            DELAWARE                           2656                    77-0322379
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)    Identification No.)

                              800 MIRAMONTE DRIVE
                        SANTA BARBARA, CALIFORNIA 93109
                                 (805) 897-2294
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                SIMON K. HODSON
                            CHIEF EXECUTIVE OFFICER
                        EARTHSHELL CONTAINER CORPORATION
                              800 MIRAMONTE DRIVE
                        SANTA BARBARA, CALIFORNIA 93109
                                 (805) 897-2294
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

                                WITH COPIES TO:

         ROBERT K. MONTGOMERY                       PATRICK T. SEAVER
          CLAY A. HALVORSEN                          CHARLES K. RUCK
     Gibson, Dunn & Crutcher LLP                     Latham & Watkins
  2029 Century Park East, Suite 4000        650 Town Center Drive, 20th Floor
    Los Angeles, California 90067              Costa Mesa, California 92626
            (310) 552-8500                            (714) 540-1235

                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF SECURITIES                           AGGREGATE             AMOUNT OF
                            TO BE REGISTERED                              OFFERING PRICE(1)(2)    REGISTRATION FEE
Common Stock $.01 par value.............................................      $250,000,000            $75,758

(1) Includes shares subject to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                         Shares
                             EarthShell Corporation
                                  Common Stock

                                ($.01 PAR VALUE)
                                 --------------

  OF THE           SHARES OF COMMON STOCK, $.01 PAR VALUE (THE "COMMON STOCK")
 OF EARTHSHELL CORPORATION (THE "COMPANY") OFFERED HEREBY,           SHARES
    ARE BEING SOLD BY THE COMPANY AND           SHARES ARE BEING SOLD BY
         THE SELLING STOCKHOLDERS NAMED HEREIN UNDER "PRINCIPAL AND
           SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF
            THE PROCEEDS OF THE SHARES BEING SOLD BY THE SELLING
                                 STOCKHOLDERS.

    OF THE           SHARES OF COMMON STOCK BEING OFFERED,           SHARES
    INITIALLY ARE BEING OFFERED IN THE UNITED STATES AND CANADA (THE "U.S. SHARES") BY THE U.S. UNDERWRITERS (THE "U.S. OFFERING") AND
       SHARES ARE INITIALLY BEING CONCURRENTLY OFFERED OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL SHARES") BY THE MANAGERS (THE "INTERNATIONAL OFFERING" AND, TOGETHER WITH THE U.S. OFFERING, THE
        "OFFERING"). THE OFFERING PRICE AND UNDERWRITING DISCOUNTS AND COMMISSIONS OF THE U.S. OFFERING AND THE INTERNATIONAL OFFERING
                                ARE IDENTICAL.

     PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. IT IS ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE
       BETWEEN $    AND $    PER SHARE. FOR INFORMATION RELATING TO THE
        FACTORS CONSIDERED IN DETERMINING THE INITIAL OFFERING PRICE TO
         THE PUBLIC, SEE "UNDERWRITING." APPLICATION WILL BE MADE TO
             LIST THE COMMON STOCK ON THE NASDAQ STOCK MARKET'S
                    NATIONAL MARKET UNDER THE SYMBOL "ERTH."
                                 --------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 6
                                    HEREIN.
                                 -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                UNDERWRITING     PROCEEDS
                      PRICE TO  DISCOUNTS AND       TO       PROCEEDS TO SELLING
                       PUBLIC    COMMISSIONS    COMPANY(1)      STOCKHOLDERS
                      --------  -------------   ----------   -------------------
PER SHARE...........  $           $              $                $
TOTAL (2)...........  $           $              $                $

(1) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,000,000.

(2) ONE OF THE SELLING STOCKHOLDERS HAS GRANTED THE U.S. UNDERWRITERS AND THE MANAGERS AN OPTION, EXERCISABLE BY CS FIRST BOSTON CORPORATION FOR 30 DAYS FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF
    ADDITIONAL SHARES TO COVER OVER-ALLOTMENTS OF SHARES. IF THE OPTION IS
    EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC WILL BE $    , UNDERWRITING
    DISCOUNTS AND COMMISSIONS WILL BE $       AND PROCEEDS TO SELLING
    STOCKHOLDERS WILL BE $       .

                                 --------------

    THE U.S. SHARES ARE OFFERED BY THE SEVERAL U.S. UNDERWRITERS WHEN, AS AND IF ISSUED BY THE COMPANY, DELIVERED TO AND ACCEPTED BY THE U.S. UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT
THE U.S. SHARES OF COMMON STOCK WILL BE READY FOR DELIVERY ON OR ABOUT         ,
1996, IN IMMEDIATELY AVAILABLE FUNDS.

CS First Boston
                              Salomon Brothers Inc
                                                           Montgomery Securities

                THE DATE OF THIS PROSPECTUS IS            , 1996

                            [PICTURE TO BE INSERTED]

                                 --------------

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

    IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE SHARES OF COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7 AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

    EARTHSHELL-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF THE COMPANY. ALI-ITE-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF E. KHASHOGGI INDUSTRIES ("EKI"). THIS PROSPECTUS ALSO CONTAINS THE REGISTERED TRADEMARKS OF OTHER COMPANIES.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    EarthShell Corporation (the "Company") is engaged in the development, licensing and commercialization of a newly-developed composite material for the manufacture of food-service disposables, such as sandwich containers, cups, plates and bowls. This new proprietary material is composed primarily of commonly available raw materials such as powdered limestone and sand, potato or corn starch, wood fiber and water. The Company believes that food-service disposables made of this new composite material ("EARTHSHELL products") can be designed to have certain superior performance characteristics, will be able to be produced at a competitive cost and will have a reduced environmental impact in many respects of their manufacture and disposal, as compared to many of the conventional paper and polystyrene foam food-service disposables currently in use. According to an industry study, more than $8 billion was spent in the United States in 1994 on the types of food-service disposables that the Company believes can be made out of this new composite material. The Company believes that international markets represent additional significant opportunities for EARTHSHELL products.

    The Company's objective is to establish EARTHSHELL products as the preferred disposable packaging for the food-service industry throughout the world. The Company intends to work with major users of food-service disposables in the development and testing of prototype EARTHSHELL products to demonstrate product performance and cost in order to encourage their adoption. For example, as a result of its work with the Company, McDonald's Corporation ("McDonald's") has begun a market test of the first EARTHSHELL product, a sandwich container for the McDonald's Quarter Pounder with Cheese sandwich ("QPC"), in approximately 40 McDonald's restaurants in the Las Vegas area.

    The Company intends to grant licenses to or joint venture with existing manufacturers of disposable packaging for the manufacture and distribution of EARTHSHELL products. By licensing its technology or entering into joint venture relationships, the Company believes it can take advantage of the manufacturing experience and distribution networks of existing manufacturers, thereby accelerating the market penetration of EARTHSHELL products. The Company intends to use a substantial portion of the proceeds of the Offering to construct turnkey manufacturing lines for lease to its licensees or contribution to joint ventures. The Company intends to engage a leading food processing and packaging engineering firm to design and manage the construction of these manufacturing lines. The Company expects that substantially all of its revenues will come from royalties paid by the manufacturers of EARTHSHELL products, income from its joint venture manufacturing of EARTHSHELL products and lease payments for equipment leased to licensee or joint venture manufacturers of EARTHSHELL products. To date, the Company has entered into licensing arrangements with several manufacturers of conventional packaging products, including Genpak Corporation ("Genpak"), Sweetheart Cup Company Inc. ("Sweetheart") and Dopaco, Inc. ("Dopaco"), each of which has agreed to pay an effective royalty of 20% of the wholesale price of EARTHSHELL products sold.

    The new composite material used to make EARTHSHELL products ("ALI-ITE composite material") was developed through more than 10 years of basic materials science research by EKI, the Company's principal stockholder. EKI has received 13 U.S. and 17 foreign patents with respect to the compounds, manufacturing processes and product designs applicable to EARTHSHELL products and has 61 U.S. and 136 foreign patent applications pending. Since the Company's inception in November 1992, the Company has expended approximately $46 million (including research and development, patent prosecution, capital equipment and general and administrative expenditures) to develop commercially viable food-service disposables based on this research. The Company has an exclusive, worldwide, royalty-free license from EKI to use and license the technology and any improvements in connection with the manufacture and sale of selected disposable food and beverage containers for use in the food-service industry. In general, the license permits the Company and its licensees to use the technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours). See "Business--Relationship with EKI."

    Disposable food and beverage containers used in the food-service industry are currently manufactured from a variety of materials, including paper, plastic, foil and polystyrene foam. The Company believes that no disposable packaging material has been developed, however, which fully addresses each of the three principal concerns of the food-service industry--performance, cost and environmental impact. The Company believes that EARTHSHELL products better address these concerns of the food-service industry as compared to any existing disposable packaging alternative.

                                  THE OFFERING

Common Stock offered by:

  The Company.....................  shares

  The Selling Stockholders........  shares

    Total.........................  shares

Common Stock offered for sale in:

  The U.S. Offering...............  shares

  The International Offering......  shares

    Total.........................  shares

Common Stock to be outstanding
  after the Offering..............  shares (1)

Use of proceeds...................  Purchase of manufacturing equipment for lease to licensees or contribution to joint ventures; marketing
                                    expenditures associated with the introduction of
                                    EARTHSHELL products; repayment of indebtedness to EKI;
                                    the Company's principal stockholder; patent procurement
                                    and protection; construction of an EARTHSHELL product
                                    development and commercial manufacturing demonstration
                                    facility; payment of accrued dividends; and general
                                    corporate purposes.

Proposed Nasdaq Stock Market's
  National Market symbol..........  ERTH

------------------------------

(1) Excludes options outstanding on the date hereof to purchase 4,280 shares of Common Stock and assumes that the 26,675 shares of Series A Preferred Stock of the Company outstanding on the date hereof will be converted into 26,675 shares of Common Stock.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT (I) THE ASSUMED CONVERSION OF THE 26,675 SHARES OF SERIES A PREFERRED STOCK OF THE COMPANY OUTSTANDING INTO 26,675 SHARES OF COMMON STOCK
AND (II) A RECAPITALIZATION AND STOCK SPLIT, EFFECTIVE             , 1996, IN
WHICH EACH SHARE THE COMMON STOCK THEN OUTSTANDING WAS CONVERTED INTO
SHARES OF COMMON STOCK, $.01 PAR VALUE. ADDITIONALLY, UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES (A) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, AND (B) NO EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK OF THE COMPANY OF WHICH 4,280 OPTIONS WERE OUTSTANDING AT JUNE 30, 1996. SEE "MANAGEMENT--STOCK OPTION PLANS," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING." ALL REFERENCES HEREIN TO "EKI" REFER TO E. KHASHOGGI INDUSTRIES, A CALIFORNIA GENERAL PARTNERSHIP, AND CONCRETE TECHNOLOGY CORPORATION, THE PREDECESSOR COMPANY TO EKI. THE COMPANY AMENDED ITS CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED ITS BYLAWS TO, AMONG OTHER THINGS, CHANGE ITS NAME TO EARTHSHELL CORPORATION FROM EARTHSHELL CONTAINER CORPORATION, EFFECTIVE
            , 1996.

                         SUMMARY FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             NOVEMBER 1,
                                                                                                                1992
                                                                                         SIX MONTHS ENDED    (INCEPTION)
                                                         YEAR ENDED DECEMBER 31,             JUNE 30,          THROUGH
                                                    ---------------------------------  --------------------   JUNE 30,
                                                     1993 (1)      1994       1995       1995       1996        1996
                                                    -----------  ---------  ---------  ---------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
  Research and development expenses...............   $   3,309   $  11,411  $   9,384  $   4,274  $   5,306   $  29,410
  General and administrative expenses.............       2,500       2,947      2,079        774      1,093       8,616
  Interest (income) expenses, net.................        (147)       (290)       478         97        647         688
  Depreciation....................................         601         797         44          6        116       1,558
  Patent prosecution expenses.....................       1,520       1,717      1,929      1,301        782       5,948
  Net loss........................................      (7,783)    (16,582)   (13,914)    (6,452)    (7,944)    (46,223)
  Pro forma net loss per share (2)(3).............                          $  (40.31)            $  (23.02)
  Weighted average number of shares used in
    computing pro forma net loss per share (3)....                            345,163               345,163

                                                                                       JUNE 30, 1996
                                                                          ----------------------------------------
                                                                                                     PRO FORMA AS
                                                                           ACTUAL    PRO FORMA (2)  ADJUSTED (2)(4)
                                                                          ---------  -------------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.............................................  $      61    $      61      $  161,591
  Working capital (deficit).............................................    (22,648)     (28,530)        158,470
  Total assets..........................................................      2,598        2,598         164,128
  Notes payable, accrued interest and accrued dividends.................     19,588       25,470              --
  Deficit accumulated during development stage..........................    (46,223)     (52,105)        (52,105)
  Stockholders' equity (deficit) (5)....................................    (20,147)     (26,029)        160,971

------------------------------

(1) Includes the financial results for the period from November 1, 1992 (inception) through December 31, 1992.

(2) Pro forma to give effect to the assumed conversion of the 26,675 shares of Series A Preferred Stock of the Company outstanding into 26,675 shares of Common Stock and the accrual of $5,882,000 in dividends on such preferred stock as of such conversion.

(3) As a result of the significant pro forma changes in the capitalization of the Company, pro forma net loss per share and weighted average shares outstanding information is presented only for the most recent fiscal year and interim period.

(4) Adjusted to give effect to the receipt of the net proceeds of $187,000,000 from the sale of shares of Common Stock offered by the Company hereby (at an
    assumed initial public offering price of $    per share and after deducting
    underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom for the repayment of $18,330,000 in notes and accrued interest payable to EKI, $1,258,000 in notes payable to Imperial Bank and the payment of preferred dividends of $5,882,000. See "Use of Proceeds" and "Capitalization."

(5) No cash dividends were declared or paid in any of the periods presented except as noted in note (2) above.

                         ------------------------------

    The Company was incorporated in Delaware on November 1, 1992. The Company's principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109, and its telephone number is (805) 897-2294.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

UNCERTAIN PRODUCTION COSTS

    EARTHSHELL products are currently in various stages of development and have yet to be produced on a fully integrated production line or at consistent manufacturing efficiencies required to successfully commercialize such products. As a result, the actual cost of manufacturing EARTHSHELL products is not known and no assurance can be given that they will be manufactured at competitive costs. The EARTHSHELL QPC sandwich container being test marketed in Las Vegas by McDonald's was produced on a single pilot manufacturing line in Rock Hill, South Carolina. Based on its experience with the pilot line and the efficiencies and throughputs anticipated, the Company believes that when produced commercially on a full-scale manufacturing line, the price of the EARTHSHELL QPC sandwich container (including the Company's royalty) will be less than the price of the F-flute paper container currently used by McDonald's, but somewhat greater than the price of a polystyrene sandwich container. Upon a firm commitment by McDonald's to purchase the EARTHSHELL QPC sandwich container or other EARTHSHELL sandwich containers for system-wide use, the Company intends to establish a commercial manufacturing line which it expects will significantly improve the efficiency of the mixing, baking, printing, coating and material handling systems by using other commercially available equipment and improvements to this equipment. As licensees and joint ventures begin commercial production of EARTHSHELL products, difficulties may be encountered that cause costs of production to exceed those currently anticipated by the Company. No assurances can be given that EARTHSHELL products can be manufactured at commercially competitive prices. The failure of EARTHSHELL products to achieve cost competitiveness with conventional food service disposables would have a material adverse effect on market acceptance of such EARTHSHELL products and on the business, financial condition and results of operations of the Company.

ENVIRONMENTAL IMPACT OF PRODUCTS

    The Company's success depends, in substantial part, on the ability of the Company to design, develop and manufacture food-service disposables having a reduced environmental impact as compared to disposable food-service containers made from paper, foil and polystyrene foam. According to a comprehensive life cycle inventory of the manufacturing, distribution and disposal processes of various sandwich containers conducted by an environmental consulting firm commissioned by the Company, the first EARTHSHELL product, the QPC sandwich container, has a reduced environmental impact in many respects compared to similarly sized paper and polystyrene containers. The same life cycle inventory indicated that the manufacture, distribution and disposal of the EARTHSHELL QPC sandwich container, however, also result in the release of greater amounts of several pollutants than do the manufacture, distribution and disposal of F-flute paper, and to a greater extent, polystyrene foam sandwich containers and also result in more solid waste by weight and volume than such paper and polystyrene containers. No assurance can be given that environmentalists, regulators, customers or consumers will agree with the results of the Company's life cycle inventory or conclude that EARTHSHELL products have an environmental advantage over conventional packaging. The Company has been working with one national environmental organization which has stated that without reductions in package weight, use of less starch and use of recycled, rather than virgin fiber, the EARTHSHELL QPC sandwich container should not, in its view, be described as an environmental improvement over McDonald's current F-flute packaging. This environmental organization has suggested that if the post-consumer recycled content of the F-flute container were increased, it would significantly improve its performance relative to the EARTHSHELL QPC container. Although the Company disagrees with this view, it has not yet been able to dissuade the organization from its assessment of the environmental impact of the EARTHSHELL QPC sandwich container, which is based primarily on the container's agricultural (starch) content and package weight. The Company's other EARTHSHELL products are in various stages of development and may utilize unique material formulations and coatings. Therefore, no similar life cycle inventory can be completed with respect to these products at this time and there can be no assurance that any future EARTHSHELL products will have a reduced environmental impact. If these products did not exhibit a reduced environmental impact, or if currently unidentified negative environmental qualities of EARTHSHELL products are discovered, or if currently identified negative qualities become more important, market acceptance of EARTHSHELL products and the business, financial condition and results of operations of the Company would be materially adversely affected.

RISK OF ADVERSE PERFORMANCE CHARACTERISTICS

    While the Company generally believes that EARTHSHELL products can be engineered in many respects to meet the specific needs of food-service operators, individual products may have one or more adverse performance characteristics when compared to conventional food-services disposables. For example, while the EARTHSHELL QPC sandwich container is stronger and more rigid than paper and polystyrene sandwich containers, it is also less flexible and more susceptible to breakage in handling. Many EARTHSHELL products are under development and their performance characteristics have not yet been determined. The failure of the Company to develop EARTHSHELL products with comparable or superior performance characteristics when compared to conventional food service disposables would have a material adverse effect on market acceptance of such EARTHSHELL products and on the business, financial condition and results of operations of the Company.

NEED FOR CONTINUED DEVELOPMENT OF PRODUCTS AND MANUFACTURING PROCESSES

    The Company has developed a number of prototype products, such as cups, plates and bowls. However, only one EARTHSHELL product, the EARTHSHELL QPC sandwich container for McDonald's, has been commercially introduced. The Company's success depends, in substantial part, upon its ability to complete the development and commercialization of these and other additional EARTHSHELL products. The development and commercialization of these and other EARTHSHELL products may present unique design and development challenges requiring substantial time and effort by the Company, including the development of new formulations of ALI-ITE composite material, product coatings, additives and manufacturing techniques. Additionally, none of the EARTHSHELL products has yet been produced on a fully integrated production line or at consistent manufacturing efficiencies required to successfully commercialize EARTHSHELL products. There can be no assurance that the Company will be successful in designing, developing or commercializing, or that the Company or its licensees or joint venture partners will be successful in manufacturing or selling, any additional EARTHSHELL products. The failure of the Company to develop and commercialize additional EARTHSHELL products would have a material adverse effect on the business, financial condition and results of operations of the Company.

DEVELOPMENT STAGE COMPANY

    The Company is a development-stage company with no commercial operating history and is therefore subject to the risks inherent in the establishment of a new business enterprise. The Company must, among other things, develop additional products, achieve market acceptance of EARTHSHELL products, respond to competitive developments, attract, retain and motivate qualified personnel and develop systems to effectively manage its growth. To date, there have been no revenues from the sales of any EARTHSHELL products. Due to the uncertainties inherent in product development, market acceptance of newly-developed products and reliance on the Company's licensees and joint venture partners who will manufacture, distribute and sell EARTHSHELL products, the Company does not believe it can predict when it will receive any significant revenues. The Company is expected to continue to incur substantial operating losses until EARTHSHELL products receive market acceptance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORY OF OPERATING LOSSES

    The Company has incurred aggregate net operating losses of approximately $46 million from its inception in November 1992 through June 30, 1996. At June 30, 1996, the Company had a working capital deficit of approximately $23 million, an accumulated deficit of $46 million and a shareholders' equity deficit of $20 million. The Company's operations in the past 20 months have been financed through loans from EKI, its principal stockholder. EKI, however, is under no obligation to make additional loans or capital contributions to Company. Primarily because of the Company's history of operating losses and its reliance on its principal stockholder to provide cash to sustain operations, there is substantial doubt about the Company's ability to continue as a going concern unless the Company is able to obtain equity financing through the Offering, additional loans from its principal stockholder or other funding. In the absence of a significant level of sales of EARTHSHELL products, the Company will continue to generate significant losses. There is no assurance that the Company's operations will be successful or will result in a profit in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LACK OF MARKET ACCEPTANCE

    The Company's future success will depend in large part on market acceptance of EARTHSHELL products by consumers, food-service operators, and manufacturers and distributors of disposable packaging. EARTHSHELL products are expected to be an alternative to conventional food-service disposables. Market acceptance of EARTHSHELL products as such an alternative, however, will depend upon recognition of such products as having comparable or superior performance characteristics, as being cost competitive and as having a reduced environmental impact. The Company does not know how broad such recognition and consumer acceptance of EARTHSHELL products, including the McDonald's QPC sandwich container, will be, or if such recognition and acceptance will ultimately occur. Except for the QPC sandwich container, all EARTHSHELL products are under development and have not undergone testing by food-service operators or consumer market testing. The QPC sandwich container has undergone only limited testing in a small number of McDonald's restaurants and is expected to undergo further refinement prior to any system-wide introduction, which may affect market acceptance of the product. An unsuccessful commercial introduction of the EARTHSHELL QPC sandwich container by McDonald's could have an adverse effect on the Company's ability to achieve market acceptance of other EARTHSHELL products and therefore could have a material adverse effect on the business, financial condition and results of operations of the Company. No assurance can be given that the Company's products will be successfully introduced, licensed or marketed or that they will achieve broad market acceptance. The failure of EARTHSHELL products to achieve such market acceptance would have a material adverse effect on the business, financial condition and results of operations of the Company.

RISKS OF DELAY

    There are substantial risks of delay, some of which are beyond the Company's control, associated with the development of the Company's products and related manufacturing processes, market acceptance of and demand for the Company's products, the development of sufficient production capacity for the production of EARTHSHELL products and the development of raw material sources. The Company has experienced significant delays in the initial pilot production of its QPC sandwich container. These delays resulted from, among other things, difficulties in machine assembly, poor mold quality, inadequate molding pressure control, systems integration, quality control problems and refinement of ALI-ITE composite material. There can be no assurance that the Company or its licensees or joint venture partners will not experience similar or other problems in start-up or ongoing operations. In addition, the baking machines which produce molded products, such as the EARTHSHELL QPC sandwich container, must be obtained through special orders, currently through a manufacturer in Germany, which require several months for delivery. Any of the foregoing delays could have a material adverse effect on market acceptance of EARTHSHELL products and on the business, financial condition and results of operations of the Company . See "--Need for Continued Development of Products and Manufacturing Processes," "--No Existing Manufacturing Capacity," "--Lack of Market Acceptance," "--Dependence on Licensee and Joint Venture Partner Manufacturers," "--Reliance on Few Customers" and "--Raw Material Supplies."

NO EXISTING MANUFACTURING CAPACITY

    EARTHSHELL products have not been manufactured on a fully integrated production line or at consistent manufacturing efficiencies required to successfully commercialize EARTHSHELL products. The Company believes that EARTHSHELL products can be manufactured on made-to-order machines which are similar to conventional wafer or ice cream baking machines. The Company has identified a number of equipment manufacturers in Europe that are capable of producing this machinery to the Company's specifications, and these manufacturers have indicated their willingness to provide a sufficient quantity of machines to support the projected commercial introduction of EARTHSHELL products. The production of this number of machines by existing manufacturers, however, would require a significant increase in the current production capacity of such manufacturers and would require a substantial period of time. The Company's pilot manufacturing line in Rock Hill, South Carolina utilizes commercial equipment which does not have the capacity or manufacturing efficiencies required to successfully commercialize EARTHSHELL products. The Company has experienced substantial delays in the integration and operation of this pilot manufacturing line. The Company anticipates that the make and model of baking machines used to manufacture the QPC sandwich container for the McDonald's Las Vegas area test will not be used for commercial production of the EARTHSHELL QPC sandwich container. There can be no assurance that equipment capable of successfully manufacturing EARTHSHELL products can be manufactured or, if successfully manufactured, that a sufficient number of machines will be available when needed to permit a timely roll-out of EARTHSHELL products. In addition, the Company has had no experience with these European manufacturers whose operations are subject to the risks of foreign operations, including fluctuations in currency exchange rates. The production of EARTHSHELL products also requires various materials handling, mixing, coating, printing and packaging equipment. While the Company believes that this equipment is generally available from existing commercial sources, there can be no assurance that made-to-order equipment will not be required or that it will be available without substantial delay. In addition, the integration of this equipment in a coordinated manufacturing line could require greater time and effort than anticipated. The Company anticipates that it will engage one or more engineering consulting firms to assist in the development of manufacturing facilities and the integration of equipment. There can be no assurance that any such firms will be successful in developing efficient manufacturing facilities on a timely basis, if at all, or that it can do so at a cost which is acceptable to the Company. The failure of adequate manufacturing equipment to be available and properly working in an integrated manner when needed to permit a timely roll-out of EARTHSHELL products could have a material adverse effect on market acceptance of EARTHSHELL products and on the business, financial condition and results of operations of the Company.

DEPENDENCE ON LICENSEES AND JOINT VENTURE PARTNERS

    The Company has no experience in the commercial manufacture, distribution and marketing of food-service disposables. The Company initially will be dependent on its licensee and joint venture partner manufacturers for the manufacture and distribution of EARTHSHELL products. The Company has entered into nonexclusive license agreements with a number of existing manufacturers of food-service disposables, including Sweetheart, Genpak and Dopaco, permitting the manufacture and sale of certain food-service disposable packaging products using ALI-ITE composite material, and the Company intends to enter into additional license agreements as well as joint venture relationships in the future. Under the terms of these license agreements, the Company has not realized any revenue and other than the limited production for the McDonald's Las Vegas test, which were not produced under the terms of these license agreements, none of the licensees have produced or distributed any products. These licensees have no experience in the commercial manufacturing, distribution and marketing of EARTHSHELL products. Under the terms of the existing license agreements, the licensee manufacturers will not be obligated to achieve minimum sales quotas and will have the right to terminate their respective license agreements at any time without penalty. Success in the manufacturing, distribution and marketing of the Company's products will depend to a substantial degree on the resources devoted to such efforts by the Company's licensees and joint venture partners. Many of the Company's licensees and joint venture partners manufacture paper, plastic or foil packaging which will compete with EARTHSHELL products. There can be no assurance that the Company's licensees and joint venture partners will devote sufficient resources to successfully manufacture, distribute or market EARTHSHELL products. Further, because of the cost and time required to modify manufacturing equipment to produce EARTHSHELL products, any interruption in supply or nonperformance could result in the discontinuance of the use of the Company's products by customers. Additionally, the Company will be dependent on the efforts of its licensees and joint venture partners to monitor production and implement effective quality-control measures. There can be no assurance that the licensees and joint venture partners will be able to successfully manufacture, distribute and market EARTHSHELL products and the failure of such persons to successfully manufacture, distribute and market EARTHSHELL products would have a material adverse effect on the business, financial condition and results of operations of the Company.

DEVELOPMENT OF PIONEER MANUFACTURING PLANTS

    The Company anticipates that it may be necessary, among other things, to provide manufacturing equipment by leasing it to licensees or contribution to joint ventures and/or to guarantee the performance of its equipment in order to induce existing manufacturers of food-service disposables to begin production of EARTHSHELL products during their initial commercial introduction. The Company may enter into joint venture arrangements, particularly with respect to the development of pioneer manufacturing plants, with established manufacturers, that require the Company to warrant certain aspects of its technology or equipment it provides to the joint venture (either in the form of a lease or a capital contribution). For example, warranties may be made as to the production capacity of the equipment, its cost (including the cost of installation and start-up), its efficiency or the rate of its obsolescence. Such warranties may obligate the Company to contribute substantial funds to the joint venture, a portion or all of which may not be reimbursable or returned to the Company. In addition, the Company's right to receive a return of (or on) its investment in the equipment, if any, may be subordinated to the return of the other partner's capital investment and the payment of the joint venture's other obligations. The Company may offer similar warranties and incentives to existing and new licensees in connection with the lease of equipment or otherwise to induce such licensees to develop pioneer manufacturing plants. As a result, there can be no assurances that the Company will receive a return on the equipment, or that if a return is received that it that will cover the Company's associated costs. The Company's obligation to contribute funds to a joint venture, or its failure to receive an adequate return on its investment in the equipment, may adversely affect the business, financial condition and results of operations of the Company.

DEPENDENCE ON LICENSE FROM EKI

    The Company does not own the technology for ALI-ITE composite material and is dependent upon its royalty-free, exclusive license from EKI for the use of the technology necessary to develop and manufacture EARTHSHELL products. The Company's use of the technology is limited to the development, manufacture and sale of certain specified food-service disposables for use in the food-service industry and the Company will have no right to exploit opportunities for the application of this technology or improvements outside this field of use. Pursuant to the Amended and Restated License Agreement between EKI and the Company (the "License Agreement"), any improvements developed by the Company relating to the composition or formulation of ALI-ITE composite material, and any improvements developed jointly by the Company and EKI relating to the method of producing EARTHSHELL products or the physical design of EARTHSHELL products, will become the property of EKI and will be licensed to the Company for the term of the License Agreement. EKI may terminate the license at any time if the Company is in breach of any material obligations under the License Agreement and does not cure such breach within a specified period. The license expires in the United States on the date the last U.S. patent of EKI (including any extensions of subsequently filed additional patents or improvements) relating to the technology expires and expires outside the United States on the date the last patent of EKI relating to the technology issued anywhere in the world expires. EKI currently has patents granted in the United States that would extend protection of the technology through 2014, has additional patent applications pending, and anticipates that additional patents will be granted to it that would extend this protection to an even later date. If EKI were to file for or be declared bankrupt, the Company would likely be able to retain its rights under the License Agreement with respect to U.S. patents; however, it is possible that steps could be taken to terminate its rights under the License Agreement with respect to international patents. The

Company also has certain business, reporting, indemnification and confidentiality obligations under the License Agreement. See
"Business--Relationship with EKI."

RELIANCE ON EKI

    The management and operations of the Company and EKI have been closely related since the incorporation of the Company. Immediately prior to the Offering, EKI owned approximately 88% of the outstanding common stock of the Company. The Company shares certain key management personnel with EKI, relies on EKI and EKI's scientific and technical personnel for substantially all of its scientific and technical services and leases all of its current facilities from EKI. Simon Hodson, Chief Executive Officer of the Company, is also an employee of EKI and his salary is paid by EKI. The Company is dependent on EKI's scientific and technical services, which are provided pursuant to a Technical Services and Sublease Agreement, terminating on July 1, 1997, for the design and development of the Company's products and the operation of its laboratory production facility. The Company paid an aggregate of $3,300,000, $9,472,000 and $8,427,000 to EKI for these services during 1993, 1994 and 1995, respectively (excluding amounts paid under a Patent Allocation Agreement). The Company is also dependent on EKI for further development and refinement of the basic technology used in EARTHSHELL products, although EKI is not obligated to complete any further development or refinement under the terms of the Amended and Restated License Agreement between the Company and EKI. Any disruptions in the operations or financial condition of EKI or the failure by EKI to perform services required by the Company could have a material adverse effect on the business, financial condition and results of operations of the Company. See "--Dependence on License From EKI" and "Business--Relationship with EKI."

POTENTIAL CONFLICTS WITH EKI

    The Company and EKI are both controlled by a common indirect, majority equity owner, Essam Khashoggi, and they share certain directors and officers, including Mr. Khashoggi, who is also the Chairman of the Board of the Company, and Simon Hodson, the Vice Chairman of the Board and Chief Executive Officer of the Company, whose salary is paid by EKI. As a result, certain conflicts may arise between EKI and the Company, particularly with respect to corporate opportunities, including, the development of new markets and uses for products based on the ALI-ITE composite material, the allocation of research and development resources, the devotion of the common directors' and officers' time to the respective businesses and the performance by EKI and the Company of their respective obligations under the License Agreement, the Technical Services and Sublease Agreement and the Patent Allocation Agreement. These agreements themselves may give rise to conflicts based on, among other things, the ownership of improvements to EARTHSHELL products and their manufacturing processes and the allocation of expenses incurred in connection with research and development and the filing and prosecution of patent applications. In particular, under the Patent Allocation Agreement, the Company is obligated to pay or reimburse EKI for all costs and expenses associated with the filing, prosecuting and maintaining of patents or patent applications for technology which is directly related to food and beverage containers within the field of use licensed to the Company under the License Agreement or which has significant teachings, claims or applications for such uses. The costs and expenses incurred in connection with the filing, prosecuting and maintaining of these patents and patent applications will be controlled by EKI. Any patents granted will be the property of EKI, and EKI may obtain a benefit therefrom other than under the license, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the license granted to the Company. The Board of Directors of the Company has established a Conflicts Committee made up of disinterested directors to administer the License Agreement, the Technical Services and Sublease Agreement and the Patent Allocation Agreement on behalf of the Company. See "Business--Relationship with EKI" and "Business--The Technology."

CONTROL BY PRINCIPAL STOCKHOLDER

    Upon completion of the Offering, Essam Khashoggi, the Chairman of the Board
of the Company, will be the beneficial owner of       shares of Common Stock
directly or indirectly through various entities that he controls, including EKI. Thus, Mr. Khashoggi will have the ability to elect all of the directors of the Company, to control the direction and policies of the Company, to determine the outcome of corporate transactions requiring the approval of the Company's stockholders, including mergers, consolidations and the sale of all or substantially all of the assets of the Company, and to prevent or cause a change in control of the Company. Mr. Khashoggi also will have the power to control the Company's relationship with EKI, which he also controls, and upon which the Company is dependent, among other things, for its research and development efforts. In addition, to date, the Company has been dependent on debt and equity investments from EKI, which is controlled by Mr. Khashoggi. As of June 30, 1996, demand notes payable by the Company to EKI totaled $17,977,000 and accrued interest totaled $353,000. See "--Reliance on EKI", "--Potential Conflicts with EKI" and "Principal and Selling Stockholders."

RELIANCE ON FEW CUSTOMERS

    The Company initially will be dependent on the willingness of a relatively few companies to enter into supply contracts with the Company's licensees or joint ventures. In particular, McDonald's will initially be the only customer using EARTHSHELL products. The loss of McDonald's or any of its other initial customers as a purchaser of the Company's products could delay the introduction and market acceptance of one or more EARTHSHELL products and have a material adverse effect on the Company's business, financial condition and results of operations.

CERTAIN FEDERAL TAX CONSEQUENCES

    There is a significant risk that the Company will be classified as a "personal holding company" for federal income tax purposes, with the result that the Company will be subject to an additional federal tax equal to 39.6%, generally, of its undistributed after tax earnings for each taxable year in which it is so classified. The Company intends to take appropriate measures to avoid being classified as a personal holding company, including primarily entering into joint venture relationships to reduce its royalty and other passive type income to less than 60% of its "adjusted ordinary gross income" (generally, ordinary gross income, as distinguished from capital gains income, adjusted to reflect certain statutory exclusions and deductions) for the year. There can be no assurance, however, that the Company will be successful in these efforts. In the event that the Company is unsuccessful in these efforts, the Company intends to make distributions to its stockholders of all or part of its after tax earnings for the applicable taxable year to minimize its liability for the personal holding company tax. There can be no assurance, however, that the Company will have adequate cash reserves to make such distributions. If made, such distributions would likely be treated as dividends taxable as ordinary income for federal and state income tax purposes. The application of the personal holding company tax to the Company's undistributed after tax earnings would have a material adverse effect on the business, financial condition and results of operations of the Company. See "Dividends" and "Certain United States Federal Tax Considerations."

PROTECTION OF PROPRIETARY TECHNOLOGY

    The Company's ability to compete effectively will depend in part on its ability to maintain the proprietary nature of the licensed technology. The Company seeks to protect the licensed technology through a combination of patents, brand development and goodwill, trade secrets and confidentiality agreements. EKI has licensed to the Company 13 U.S. patents and 17 foreign patents. EKI has 61 U.S. and 136 foreign patent applications pending relating to EARTHSHELL products. Only one of the issued patents relates specifically to molded food and beverage containers manufactured from ALI-ITE composite material, the formulation of ALI-ITE composite material used in the EARTHSHELL QPC sandwich container and substantially all of the EARTHSHELL products currently under development. EKI, however, has also received four notices of allowance with respect to patent applications relating specifically to molded products. There can be no assurance that patents will issue with respect to the notices of allowance, that additional patents will be issued or that the Company or EKI will develop new technology that is patentable. Moreover, there can be no assurance that any patent issued to EKI and licensed to the Company will not be circumvented or infringed by others. Patents and patent applications on formulations of ALI-ITE composite material are based in part on specific proportional mixtures of the components of the material. The Company continues to undergo testing and modification of the components and their proportional mixtures to balance environmental, economic and performance concerns. There can be no assurance that the mixture that is ultimately determined to be optimal will be protected under the

Company's patents or that it will not be subject to a patent held by others. The Company is aware of at least one other patent held by others which protects materials and methods for manufacturing materials containing some similar components as are found in ALI-ITE composite material. If the optimal mixture is not protected under the Company's patents or is subject to a patent held by others, it would have a material adverse effect on the Company's business, financial condition and results of operations. Under the License Agreement, EKI has the exclusive right to seek and obtain patent protection for the technology (other than improvements in the technology), and, under the Patent Allocation Agreement, the Company is obligated to pay and reimburse EKI for all costs and expenses associated with the filing, prosecuting and maintaining of patents or patent applications for the technology which are directly related to food and beverage containers within the field of use licensed to the Company or which have significant teachings, claims or applications for such uses. Pursuant to the Patent Allocation Agreement, the Company became obligated to reimburse EKI a total of $1,520,000, $1,717,000 and $1,993,000 in 1993, 1994 and 1995,
respectively.

    The Company also relies on trade secrets and proprietary know-how that it seeks to protect in part by confidentiality agreements with its licensee manufacturers, proposed joint venture partners, employees and consultants. These agreements have limited terms (typically five years or less) and there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by the Company's competitors. Likewise, no assurance can be given that the technologies used by the Company do not infringe upon the proprietary rights of others, although the Company is not aware of any such infringement or adverse claim. The Company could incur substantial cost in seeking enforcement of its licensed patents against infringement or the unauthorized use of its trade secrets and proprietary know-how by others or in defending itself against claims of infringement by others.

    Litigation may be necessary to enforce patents issued or licensed to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Although the Company knows of no infringement of patents held by others, it is always possible that a third party may assert infringement. The Company believes that it owns or has the rights to use all technology incorporated into its products, but an adverse determination in any such proceedings or in other litigation or infringement proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses would prevent the Company from manufacturing or licensing others to manufacture certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEVELOPMENT OF EARTHSHELL PAPER PRODUCTS

    The Company's QPC sandwich container for McDonald's is and certain other EARTHSHELL products are expected to be made out of the Company's proprietary ALI-ITE composite material which is formed into a moldable, foam-like material. EKI and the Company have also developed a paper-like, sheet application of ALI-ITE composite material which the Company has formed into prototype food-service disposables, such as paper cups, french fry scoops and paper plates. EKI and the Company have not completed the development of EARTHSHELL paper roll stock or related manufacturing processes. The Company expects that such activities and the design and development of EARTHSHELL paper products will require substantial time, effort and expense. As a result, the Company cannot predict when or if EARTHSHELL paper products will be introduced in the commercial marketplace. No assurance can be given that EKI or the Company will be successful in developing EARTHSHELL paper roll stock, related manufacturing processes, or specific EARTHSHELL paper products. Additionally, if such material, processes and products are developed, no assurance can be given that they will be patentable, or will have a reduced environmental impact or will not require FDA approval. Under the terms of the License Agreement between the Company and EKI, any further developments of or improvements to the paper application of ALI-ITE composite material, whether developed by EKI or the Company, will be the property of EKI and will be licensed by EKI to the Company for no additional consideration for use in connection with the manufacture, sale and other commercial development of specified food-service disposables. See "Business--Food-Service Disposables Market."

RAW MATERIAL SUPPLIES

    ALI-ITE composite material is composed primarily of naturally occurring raw materials, such as limestone, starch, wood fiber and water. While the Company believes that sufficient quantities of all raw materials are generally available, the unavailability of any raw materials could result in delays in the commercial introduction and could hinder acceptance of EARTHSHELL products, thereby adversely affecting the Company's business, financial condition and results of operations. Prices of certain of the raw materials used to manufacture ALI-ITE composite material, including wood fiber and certain other materials, are subject to fluctuations which could affect the prices charged for EARTHSHELL products. In addition, future products may incorporate different mixtures of the components of ALI-ITE composite material, including different product coatings and stabilizing agents, which may have the effect of increasing the price of EARTHSHELL products. See "Business--Manufacturing of EARTHSHELL Products" and "--Raw Materials."

COMPETITION; RISK OF TECHNOLOGICAL ADVANCEMENT

    Competition among existing food and beverage container manufacturers in the food-service industry is intense. Currently, a small number of large U.S. and Canadian manufacturers have a dominant share of the market for paper roll stock and expanded polystyrene beads. A large number of manufacturers worldwide convert paper roll stock and expanded polystyrene beads into paper and polystyrene food-service disposables. Some of these competitors have substantially greater financial and marketing resources at their disposal than does the Company, and many have well-established supply, production and distribution relationships and channels. To be successful, EARTHSHELL products must be recognized as being superior, in either or both their performance and environmental impact, to existing products and must be capable of commercial production at prices competitive with those of existing products. There can be no assurance that the Company's products can be manufactured at cost-competitive prices or will be able to achieve such recognition or that companies producing competitive products will not reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EARTHSHELL products. Additionally, some of the Company's licensees and prospective joint venture partners manufacture paper, plastic and foil packaging which will compete with EARTHSHELL products. There can be no assurance that these licensees and prospective joint venture partners will devote sufficient resources to successfully manufacture, market or distribute EARTHSHELL products.

    Recently, a number of paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their negative environmental impact, one significant basis upon which the Company intends to compete. A number of companies have introduced rice and other starch-based materials as potential environmentally superior packaging alternatives, although, to date, many of these products have suffered from performance limitations and have not proven to be economically viable methods of packaging. A number of companies are also developing biodegradable plastics and other specialty polymers which may be used to manufacture food service disposables with a reduced environmental impact. Several foreign countries subsidize the development and use of biodegradable plastic packaging which may have the result of reducing their cost to below that of EARTHSHELL products. To date, biodegradable plastic packaging has also suffered from cost and performance limitations. There can be no assurances, however, that these or other newly developed materials will not become more significant competitive factors in the future. In addition, it is expected that many existing packaging manufacturers may actively seek competitive alternatives to the Company's products and processes. The development of competitive, environmentally attractive, disposable food-service containers, whether or not based on the Company's products and technology, could render the Company's technology obsolete and could have a material adverse effect on the business, financial condition and results of operations of the Company. See "--Dependence on Licensee and Joint Venture Partner Manufacturers."

DEPENDENCE ON QUALIFIED PERSONNEL AND KEY MANAGEMENT

    The success of the Company is dependent upon obtaining the services of qualified scientific and technical personnel. At present, the Company is entirely dependent upon EKI personnel, including Dr. Per Just Andersen, the Vice President of Product Engineering of EKI, who provide these services to the Company pursuant to a Technical Services and Sublease Agreement. The Technical Services and Sublease Agreement expires on July 1, 1997. In addition, the Company is dependent upon its key management personnel. In particular, the Company is highly dependent upon its Vice Chairman of the Board and Chief Executive Officer, Simon Hodson. The loss of Mr. Hodson could adversely effect the Company. Mr. Hodson has not entered into any employment or other similar agreement with the Company. Additionally, Mr. Hodson does not receive any direct compensation for his services to the Company (other than the receipt of director stock options). Mr. Hodson is an employee of and paid a salary by EKI. See "Management--Executive Officers and Directors."

FDA REGULATION

    The manufacture, sale and use of EARTHSHELL products is subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food or beverage containers should be acceptable to the FDA if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe ("GRAS") for their intended uses and are of suitable purity for those intended uses. While the Company believes that each of the components of the EARTHSHELL QPC sandwich container is either approved by the FDA as an indirect food additive for its intended use, codified in the FDA's regulations as GRAS for its intended use, or regarded by the Company and its consultants as GRAS for its intended use, the Company has not sought the concurrence of the FDA and there can be no assurance that the FDA would agree with these determinations.

    Other EARTHSHELL products under development may use components that are not approved by the FDA as indirect food additives, and that cannot reasonably be considered GRAS for their intended uses. If such a component is used, it will be necessary for the manufacturers of the product, or the Company on their behalf, to: (i) obtain an FDA indirect food additive approval covering the component and its intended uses; or (ii) obtain an informal determination from the FDA stating that the substance will not be regulated as an indirect food additive because the amount of the substance migrating to food is considered insignificant by the FDA and therefore below the FDA's threshold of regulation. A food additive petition must be supported by detailed information concerning the composition and manufacture of the food additive, as well as by the results of testing to establish the safety of the additive. Typically, safety testing at exaggerated doses in several species of laboratory animals is required. The testing required to support a food additive petition could take a considerable length of time to perform. According to FDA data, from October 1994 to March 1995, the average time for FDA review and approval of a food additive petition was 48 months from the date of submission. A request to the FDA for an informal determination that a substance need not be the subject of an indirect food additive petition must be supported by a more limited amount of data than needed to support an indirect food additive petition. The FDA has announced that it anticipates being able to respond to these informal determination requests within three to four months.

    If the FDA were to disagree with the Company's determinations with respect to the EARTHSHELL QPC sandwich container or future products, the FDA could ask the Company to voluntarily withdraw the products from the marketplace, initiate legal action to remove the products from the marketplace and, if appropriate, pursue additional sanctions against the Company and its management. Such actions by the FDA could have a material adverse effect on the business, financial condition and results of operations of the Company.

ABSENCE OF PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public trading market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The stock market from time to time has experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, development or disputes concerning proprietary rights, changes in earnings estimated by analysts, and economic and other external factors, as well as period-to-period fluctuations in financial results of the Company, may have a significant impact on the market price and marketability of the Common Stock. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the liquidity of the trading market for the Common Stock and the Company's ability to raise capital through future equity financing. The initial public offering price of the Common Stock in the Offering will be determined by negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters based on several factors and may not be indicative of prices that will prevail in the trading market. See "Underwriting."

DILUTION AND ABSENCE OF DIVIDENDS

    The initial public offering price per share of the Common Stock will exceed the net tangible book value per share of the Common Stock. Accordingly, the purchasers of shares of Common Stock in the offering will experience immediate
and substantial dilution of net tangible book value per share of $    . To date,
the Company has not paid any dividends on its Common Stock. Although the Company currently intends to retain all available funds for use in its business to the extent possible, the Company intends to pay accrued dividends, which were approximately $5,882,000 as of June 30, 1996, on its Series A Preferred Stock immediately following completion of the Offering and if necessary intends to make distributions of its earnings to stockholders in order to minimize the personal holding company tax levied on its undistributed personal holding company income, if any. See "--Certain Federal Tax Consequences," "Dividend Policy" and "Certain United States Federal Tax Considerations."

EFFECT ON SHARE PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the    shares offered hereby (   shares if
the over-allotment option is exercised in full) will be eligible for immediate sale in the public market without restriction unless they are held by affiliates
of the Company. The    outstanding shares not sold in the Offering will be
"restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of regulation under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Of these shares, approximately shares held by current stockholders will be eligible for sale pursuant to Rule 144 beginning 90 days after the completion of the Offering, subject to the volume and manner of sale limitations of Rule 144. The directors, officers and certain principal stockholders of the Company, beneficially holding (upon completion of the offering) an aggregate of
   shares (   if the over-allotment option is exercised in full), have agreed, subject to certain exceptions, not to sell or otherwise dispose of any such shares for at least 180 days after the date of the Underwriting Agreement relating to the Offering without the prior written consent of the Representatives of the Underwriters. All of the Company's current stockholders, including EKI, have been granted certain "demand" and "piggy-back" registration rights with respect to the shares of Common Stock owned by them. No predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, particularly by directors and officers of the Company, or the perception that such sales could occur, could have an adverse impact on the market price. See "Certain Transactions" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. See "Description of Capital Stock-- Anti-Takeover Law and Charter Provisions."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the       shares offered by
the Company are estimated to be approximately $187,000,000 based upon an assumed
offering price of $   per share and after deducting underwriting discounts and
commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders nor any of the proceeds from the exercise of the over-allotment option should it be exercised. The Company currently intends to use the net proceeds of the Offering to facilitate the development of manufacturing capacity for EARTHSHELL products by directly purchasing manufacturing equipment for lease to licensees or contribution to joint ventures (approximately $84,000,000), to launch an initial public relations and advertising campaign of EARTHSHELL products (approximately $20,000,000), to prosecute additional patent applications for its licensed technology and to establish a fund for the enforcement and protection of patents (together, approximately $10,000,000), to construct an EARTHSHELL product development and commercial manufacturing demonstration facility (approximately $10,000,000) and to pay accrued dividends on the Series A Preferred Stock (approximately $5,882,000 as of June 30, 1996).

    In addition, approximately $19,588,000 of the net proceeds of the Offering will be used by the Company to repay certain indebtedness to its principal stockholder, EKI (approximately $18,330,000 in principal and accrued interest) and Imperial Bank (approximately $1,258,000 in principal). The indebtedness to EKI, which was incurred at various times between February 1995 and June 30, 1996, bears interest at the prime rate published in THE WALL STREET JOURNAL, which interest rate is adjusted to the prime rate in effect on the first day of each calendar quarter, and is due and payable upon demand by EKI. At June 30, 1996, this indebtedness bore interest at an annual rate of 8.25%. The indebtedness to Imperial Bank, which was incurred in June 1996, bears interest at an annual rate of 1% in excess of the Bank's announced prime lending rate which varies with any change in such prime rate. At June 30, 1996, this indebtedness bore interest at an annual rate of 9.25%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Any remaining net proceeds will be used by the Company for general corporate purposes, including the employment of additional personnel and the continued design and development of EARTHSHELL products. Except as indicated, the Company cannot presently determine the specific amounts of funds, and the timing of any payments, that may be required in connection with the use of the portion of the net proceeds allocated to general corporate purposes. The Company's management will have broad discretion in applying the net proceeds, and the Company reserves the right to change the use of proceeds if unanticipated developments in the Company's business or changes in economic or competitive conditions make shifts in the allocation of net proceeds necessary or desirable. Pending application of the net proceeds for the above purposes, the Company intends to invest the net proceeds from the Offering in investment-grade, short-term, interest-bearing securities.

                                DIVIDEND POLICY

    The Company expects to pay accrued dividends ($5,882,000 as of June 30, 1996) on its Series A Preferred Stock following completion of the Offering. Other than these contemplated dividends, the Company has never paid dividends on its capital stock. The Company currently intends to retain all available funds for use in its business; provided, however, that if the Company is subject to personal holding company tax on its undistributed income, the Company intends to make distributions of all or part of its after tax earnings to stockholders if necessary to minimize this tax liability. See "Risk Factors-- Certain Federal Tax Consequences."

                                 CAPITALIZATION

    The following table sets forth, at June 30, 1996, the actual capitalization of the Company, and the pro forma capitalization of the Company (i) as if the conversion of the Company's outstanding Series A Preferred Stock had occurred as of such date and (ii) as further adjusted to give effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial
public offering price of $      per share and the application of the estimated
net proceeds thereof as described under "Use of Proceeds." This table should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations, the Financial Statements and notes thereto included elsewhere herein.

                                                                                     JUNE 30, 1996
                                                                       ------------------------------------------
                                                                                                   PRO FORMA AS
                                                                         ACTUAL    PRO FORMA (1)  ADJUSTED (1)(2)
                                                                       ----------  -------------  ---------------
                                                                                 (DOLLARS IN THOUSANDS)
Notes payable to majority stockholder................................  $   18,330   $    18,330     $   --
Notes payable to bank................................................       1,258         1,258         --
Dividends payable....................................................      --             5,882         --
                                                                       ----------  -------------  ---------------
Stockholders' equity (deficit):......................................  $  (19,588)  $   (25,470)        --
                                                                       ----------  -------------  ---------------
                                                                       ----------  -------------  ---------------
Preferred Stock, par value $.01 per share: 100,000 shares authorized;
  35,000 Series A shares designated; 26,675 Series A shares issued
  and outstanding; no shares outstanding pro forma and as adjusted...         0.3       --              --
Common stock, par value $.01 per share: 1,000,000 shares authorized;
  315,000 shares issued and outstanding; (pro forma 341,675); 361,066
  shares issued and outstanding as adjusted(3).......................  $        3   $       3.3     $      73.3
Additional paid-in capital (preferred and common)....................      26,073        26,073         213,003
Deficit accumulated during the development stage(4)..................     (46,223)      (52,105)        (52,105)
                                                                       ----------  -------------  ---------------
    Total stockholders' equity (deficit).............................  $  (20,147)  $   (26,029)    $   160,971
                                                                       ----------  -------------  ---------------
                                                                       ----------  -------------  ---------------

------------------------------

(1) Adjusted to give effect to the assumed conversion of the 26,675 shares of Series A Preferred Stock of the Company outstanding into 26,675 shares of Common Stock and the accrual of $5,882,000 in dividends on such preferred stock as of such conversion.

(2) Pro forma to give effect to the receipt of the net proceeds of $187,000,000 from the sale of shares of Common Stock offered by the Company hereby (at an
    assumed initial public offering price of $      per share and after
    deducting underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom for the repayment of $18,330,000 in notes and accrued interest payable to EKI, $1,258,000 in notes payable to Imperial Bank and the payment of preferred dividends of $5,882,000. See "Use of Proceeds" and "Capitalization."

(3) Excludes 4,280 shares issuable upon exercise of outstanding stock options. See "Management--Stock Option Plans."

(4) Deficit accumulated during the development stage includes $5,882,000 of dividends paid upon conversion of shares of Series A Preferred Stock to shares of Common Stock.

                                    DILUTION

    The pro forma net tangible deficit of the Company as of June 30, 1996 was $26,029,000, or $76.18 per share, assuming the conversion of the Company's outstanding Series A Preferred Stock into 26,675 shares of Common Stock as of such date. Net tangible deficit per share is determined by dividing the tangible deficit of the Company (tangible assets less total liabilities) by the number of shares outstanding. Without taking into account any changes in such pro forma net tangible deficit after June 30, 1996 other than to give effect to the sale
of the       shares of Common Stock offered by the Company hereby at an assumed
initial public offering price of $   per share, pro forma net tangible book
value of the Company as of June 30, 1996 would have been approximately $      ,
or $   per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company). This represents an
immediate increase in pro forma net tangible book value of $      per share to
existing stockholders and an immediate dilution of $      per share to new
stockholders. Dilution to new stockholders is determined by subtracting the pro forma net tangible book value per share after the Offering from the initial public offering price per share. The following table illustrates this per-share dilution.

Initial public offering price per share.................             $

  Pro forma net tangible deficit per share before
    offering (1)........................................  $

  Increase per share attributable to new stockholders...

Pro forma net tangible book value per share after
  offering..............................................

Dilution per share to new stockholders..................             $

------------------------------

(1) The table excludes shares issuable and proceeds that would be received upon exercise of options outstanding on June 30, 1996. See "Management--Stock Option Plans" and "Description of Capital Stock."

    The following table summarizes, as of June 30, 1996, the number of shares purchased from the Company, the total investment made and the average price per share invested by existing stockholders and new stockholders.

                                     SHARES
                                PURCHASED (1)(2)      TOTAL INVESTMENT      AVERAGE
                                -----------------   --------------------   PRICE PER
                                NUMBER    PERCENT     AMOUNT     PERCENT     SHARE
                                -------   -------   -----------  -------   ---------
Existing stockholders.........  341,675        %    $26,685,000       %     $78.10
New stockholders..............
                                -------   -------   -----------  -------   ---------
    Total.....................              100%    $              100%     $
                                -------   -------   -----------  -------   ---------
                                -------   -------   -----------  -------   ---------

------------------------------

(1) Includes shares of Common Stock issuable upon conversion of the 26,675 shares of Series A Preferred Stock of the Company outstanding into 26,675 shares of Common Stock. Excludes 4,280 shares issuable upon the exercise of 4,280 stock options outstanding. See "Management--Stock Option Plans" and "Description of Capital Stock."

(2) Sales by the Selling Stockholders in the Offering will reduce the number of
    shares held by existing stockholders to       or approximately   % (or
    approximately   % if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares purchased by new stockholders
    to or approximately   % (or approximately   % if the Underwriters' over-
    allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data presented below at December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, are derived from the financial statements of the Company, audited by Deloitte & Touche LLP, independent auditors, included elsewhere in this Prospectus. The balance sheet information for the year ended December 31, 1993 is derived from audited financial statement balance sheets that are not included elsewhere in this Prospectus. The financial data for the year ended December 31, 1993 also includes the Company's results of operations for the period from November 1, 1992 (inception) through December 31, 1992. The selected financial data for the six months ended June 30, 1995 and 1996, and for the period from inception, November 1, 1992, through June 30, 1996, have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The results for the six-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

                                                                                                      NOVEMBER 1,
                                                                                                         1992
                                                                                  SIX MONTHS ENDED    (INCEPTION)
                                                   YEAR ENDED DECEMBER 31,            JUNE 30,          THROUGH
                                               -------------------------------  --------------------   JUNE 30,
                                               1993 (1)     1994       1995       1995       1996        1996
                                               ---------  ---------  ---------  ---------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
Research and development expenses............  $   3,309  $  11,411  $   9,384  $   4,274  $   5,306   $  29,410
General and administrative expenses..........      2,500      2,947      2,079        773      1,092       8,616
Interest (income) expenses, net..............       (147)      (290)       478         97        647         688
Depreciation.................................        601        797         44          6        116       1,558
Patent prosecution expenses..................      1,520      1,717      1,929      1,301        782       5,948
Net loss.....................................     (7,783)   (16,582)   (13,914)    (6,452)    (7,944)    (46,223)
Pro forma net loss per share(2)(3)...........                        $   40.31             $   23.02
Weighted average shares used in computing pro
  forma net loss per share(3)................                          345,163               345,163

                                                             DECEMBER 31,                 JUNE 30, 1996
                                                    -------------------------------  ------------------------
                                                      1993       1994       1995      ACTUAL    PRO FORMA (2)
                                                    ---------  ---------  ---------  ---------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $  16,170  $   2,885  $     266  $      61    $      61
Working capital (deficit).........................     15,230       (124)   (14,569)   (22,648)     (28,530)
Total assets......................................     17,640      3,250      2,228      2,598        2,598
Notes payable, accrued interest and accrued
  dividends.......................................     --          2,000     12,985     19,588       25,470
Deficit accumulated during development stage......     (7,783)   (24,365)   (38,279)   (46,223)     (52,105)
Stockholders' equity (deficit)(4).................     16,700        118    (12,678)   (20,147)     (26,029)

------------------------------

(1) Includes the financial results for the period from November 1, 1992 (inception) through December 31, 1992.

(2) Pro forma to give effect to the assumed conversion of the 26,675 shares of Series A Preferred Stock of the Company outstanding into 26,675 shares of Common Stock and accrual of $5,882,000 in dividends on such preferred stock as of such conversion.

(3) As a result of the significant pro forma changes in the capitalization of the Company, pro forma net loss per share and weighted average shares outstanding information is presented only for the most recent fiscal year and interim period.

(4) No cash dividends were declared or paid in any of the periods presented except as noted in note (2) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company was organized in November 1992 as a Delaware corporation and remains a development-stage enterprise. The Company's principal stockholder, EKI, and its predecessor have been involved since July 1985 in the development of various new material technologies including the ALI-ITE composite material. The Company was formed to develop, license and commercialize food-service disposables made of ALI-ITE composite material. The Company has an exclusive, worldwide, royalty-free license from EKI to use certain technology for this purpose. The Company intends to license or joint venture with existing manufacturers of food-service disposables for the manufacture and distribution of EARTHSHELL products. The Company expects to derive revenues primarily from license royalties, income from joint venture royalties and lease payments from equipment leased to manufacturers of EARTHSHELL products.

    The Company has incurred aggregate net losses of approximately $46 million from its inception in November 1992 through June 30, 1996. The Company has been unprofitable to date and expects to continue to suffer operating losses until its products are commercially introduced and receive widespread market acceptance. Since its inception, the Company has not generated any revenues from operations. Successful future operations will depend upon the ability of the Company, its licensees and joint venture partners to commercialize EARTHSHELL products.

    The Company has financed its operations from inception primarily through the private placement of preferred stock and loans from its principal stockholder, EKI. The Company's principal activities to date have included material and product development, development of commercial manufacturing processes, demonstration of the licensed technology, licensing the licensed technology to key manufacturers and producers and obtaining the patent protection of the licensed technology. The accompanying financial statements reflect the costs and expenses related to the development of the licensed technology as it relates to food-service disposables since the Company's formation in 1992.

    Since inception, the Company has relied on EKI to provide extensive administrative, management and technical support. From September 1, 1993 through June 30, 1994, the Company operated under a Management, Administrative Services and Professional Services Agreement (the "Management Agreement") with EKI, providing for the reimbursement to EKI of direct research expenses and an allocation of EKI's overhead and general administrative costs based on a percentage of payroll costs charged to Company-specific projects. The agreement also provided for the payment of monthly administrative fees. Effective July 1, 1994, the Company and EKI entered into a Technical Services and Sublease Agreement (the "Technical Services Agreement") which superseded the Management Agreement. Under the terms of this agreement, the Company pays EKI for all direct project labor hours incurred at specified hourly billing rates and direct expenses incurred on approved projects. In addition, the Technical Services Agreement eliminated the payment of the administrative fee to EKI. See "Business--Relationship with EKI."

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) COMPARED TO SIX MONTHS ENDED JUNE
     30, 1995 (UNAUDITED)

    The Company's net loss increased $1,492,000 from $6,452,000 for the six months ended June 30, 1995 to $7,944,000 for the six months ended June 30, 1996. The Company has generated no revenues from operations since its inception.

    Research and development expenditures for the development of EARTHSHELL products increased $1,032,000 from $4,274,000 for the six months ended June 30, 1995 to $5,306,000 for the six months ended June 30, 1996. This increase was primarily due to the Company's development of the EARTHSHELL sandwich container pilot manufacturing line at the Genpak research facility in South Carolina.

    General and administrative expenses increased $319,000 from $773,000 for the six months ended June 30, 1995 to $1,092,000 for the six months ended June 30, 1996. The increase was due primarily to the recognition of compensation expense related to stock options.

    Depreciation expense increased $110,000 from $6,000 for the six months ended June 30, 1995 to $116,000 for the six months ended June 30, 1996. The increase in depreciation was mainly due to the purchase of pilot manufacturing equipment for EARTHSHELL sandwich containers.

    Patent prosecution expenses under the Patent Allocation Agreement with EKI decreased $519,000 from $1,301,000 for the six months ended June 30, 1995 to $782,000 for the six months ended June 30, 1996. The decrease was primarily as a result of filing fewer new patent applications.

    Net interest expense increased $550,000 from $97,000 for the six months ended June 30, 1995 to $647,000 for the six months ended June 30, 1996. The increase in net interest expense was due to additional borrowings from EKI.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Research and development expenditures for the development of EARTHSHELL products decreased $2,027,000 from $11,411,000 for the year ended December 31, 1994 to $9,384,000 for the year ended December 31, 1995. This decrease was primarily due to the reduction in project costs related to the development and testing of a pilot EARTHSHELL paper line.

    General and administrative expenses decreased $869,000 from $2,947,000 to $2,078,000 for the years ended December 31, 1994 and 1995, respectively. This decrease was primarily due to the elimination in 1995 of the administrative fees which were paid to EKI in 1994. The elimination of the administrative fees paid to EKI was partially offset by an increase in salary expense as the Company hired key executives to position itself for commercial product introduction.

    Depreciation expense decreased from $753,000 from $797,000 for the year ended December 31, 1994 to $44,000 for the year ended December 31, 1995. The decrease was largely due to the sale on December 31, 1994 of substantially all of the Company's laboratory equipment and leasehold improvements to EKI at their original acquisition price. In addition, the Company sold surplus commercial process equipment originally purchased for the pilot EARTHSHELL paper line to a third party in March 1995.

    Patent prosecution expenses under the Patent Allocation Agreement with EKI increased $212,000 from $1,717,000 for the year ended December 31, 1994 to $1,929,000 for the year ended December 31, 1995. The increase was due primarily to the filing of additional patent applications in foreign countries.

    Net interest expense increased $768,000 from $290,000 interest earnings for the year ended December 31, 1994 to $478,000 interest expense for the year ended December 31, 1995. The increase in interest expense was due primarily to borrowings from EKI in 1995.

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993
     (INCLUDING PERIOD FROM NOVEMBER 1, 1992 (DATE OF INCEPTION) TO DECEMBER 31,
     1992)

    The Company's net loss increased $8,799,000 from $7,783,000 for the year ended December 31, 1993 (including the period from November 1, 1992 (date of inception) to December 31, 1992) to $16,582,000 for the year ended December 31, 1994. This increase was due primarily to expenditures in connection with the development and commercialization of EARTHSHELL products.

    Research and development expenses increased $8,102,000 from $3,309,000 for the year ended December 31, 1993 to $11,411,000 for the year ended December 31, 1994. The increase was due primarily to the shift from organizational activities and basic laboratory research to extensive commercialization activities.

    General and administrative expenses increased $448,000 from $2,500,000 for the year ended December 31, 1993 to $2,947,000 for the year ended December 31, 1994. This increase was due primarily to the

Company hiring its own executive and administrative staff. From its inception through July 1, 1994, the Company relied on EKI to provide extensive administrative and management support and reimbursed EKI for an allocation of EKI's overhead and general and administrative costs. However, beginning in the last quarter of 1993, the Company began to hire its own executive and administrative staff to minimize the reliance on EKI for such services.

    Depreciation expense increased $196,000 from $601,000 for the year ended December 31, 1993 to $797,000 for the year ended December 31, 1994. The increase was due to the purchase of commercial pilot manufacturing equipment for EARTHSHELL paper as the Company transitioned from organizational activities and basic laboratory research to extensive commercialization activities.

    Patent prosecution expenses under the Patent Allocation Agreement increased $197,000 from $1,520,000 for the year ended December 31, 1993 to $1,717,000 for the year ended December 31, 1994. The increase was primarily attributable to an increased number of patent applications.

    Net interest income increased $142,000 from $148,000 for the year ended December 31, 1993 to $290,000 for the year ended December 31, 1994. The increase in interest income was due to the investment of the remaining cash proceeds from the private offering of the Company's Series A Preferred Stock completed in September 1993.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations from inception primarily through the private placement of its Series A Preferred Stock and loans from EKI. Net proceeds from the September 1993 private placement of Series A Preferred Stock totaled $24,473,000. Loans from EKI totaled $17,977,000 as of June 30, 1996.

    From inception through June 30, 1996, the Company used approximately $28,041,000 of cash for operating activities, and approximately $4,648,000 in investing activities. Cash and cash equivalents at June 30, 1996 totaled $61,000.

    As a development stage enterprise, the Company relied primarily on funding from the Series A Preferred Stock private placement offering to sustain its operations during 1994. Subsequent to December 31, 1994, the Company's operations have been funded with loans from EKI. As of June 30, 1996, notes payable to EKI totaled $17,977,000. The promissory notes evidencing these obligations are payable on demand and provide for interest at an initial annual rate of 8.25%, compounded quarterly. The interest rate on the notes payable to EKI is adjusted quarterly to equal the current prime rate as published in THE WALL STREET JOURNAL. Although EKI has made these loans to the Company to fund its on-going operations, EKI is under no obligation to make additional loans or capital contributions to the Company. In June 1996, the Company established a $3,000,000 line of credit with Imperial Bank which was subsequently increased to $4,500,000 in July 1996. Borrowings under this line of credit have been guaranteed by EKI, Mr. Essam Khashoggi, the Chairman of the Board and indirect controlling shareholder of the Company, and a trust controlled by Mr. Khashoggi. In connection with such financing, the Company issued to Imperial Bank warrants to purchase $150,000 of common stock issuable upon the completion of the Offering at a per share price equal to the price per share in an initial public offering of the Company's common stock. Interest is payable monthly on the note evidencing this obligation at an annual rate of 1% in excess of the Bank's announced prime lending rate which varies with any change in such prime rate. The annual interest rate at June 30, 1996 was 9.25% and outstanding principal was $1,408,000.

    The Company has incurred aggregate net operating losses of approximately $46 million from its inception in November 1992 through June 30, 1996. Primarily because of the Company's history of operating losses and its reliance on its stockholders to provide cash flow to sustain operations, there is substantial doubt about the Company's ability to continue as a going concern unless the Company is able to obtain equity financing through the Offering, loans from its principal stockholder or otherwise. Without the proceeds of the Offering or other funding, the Company would run out of cash to fund its operations. The report of independent accountants on the Company's financial statements included herein includes an explanatory paragraph to this effect. The Company believes that the proceeds of the Offering will be sufficient to meet its currently foreseeable working capital requirements through at least the next two years.

NET OPERATING LOSS TAX CARRYFORWARDS

    The Company has sustained net operating losses ("NOLs") for federal income tax purposes in the aggregate amount of approximately $26,011,000 from its inception through December 31, 1995. Under the Internal Revenue Code of 1986, as amended (the "Code"), the Company generally would be entitled to reduce its future federal income tax liabilities by carrying unused NOLs forward for a period of 15 years to offset future taxable income earned.

    In the event that the Company is subject to the federal personal holding company tax in any taxable year, the Company will only be able to use its NOLs, if any, from the immediately preceding taxable year to offset its income subject to the personal holding company tax for such year. See "Certain United States Federal Tax Considerations."

                                    BUSINESS

    EarthShell Corporation (the "Company") is engaged in the development, licensing and commercialization of a newly-developed composite material for the manufacture of food-service disposables, such as sandwich containers, cups, plates and bowls. This new proprietary material is composed primarily of commonly available raw materials such as powdered limestone and sand, potato or corn starch, wood fiber and water. The Company believes that food-service disposables made of this new composite material ("EARTHSHELL products") can be designed to have certain superior performance characteristics, will be able to be produced at a competitive cost and will have a reduced environmental impact in many respects of their manufacture and disposal, as compared to many of the conventional paper and polystyrene foam food-service disposables currently in use. According to an industry study, more than $8 billion was spent in the United States in 1994 on the types of food-service disposables that the Company believes can be made out of this new composite material. The Company believes that international markets represent additional significant opportunities for EARTHSHELL products.

    The Company's objective is to establish EARTHSHELL products as the preferred disposable packaging for the food-service industry throughout the world. The Company intends to work with major users of food-service disposables in the development and testing of prototype EARTHSHELL products to demonstrate product performance and cost in order to encourage their adoption. For example, as a result of its work with the Company, McDonald's has begun a market test of the first EARTHSHELL product, the EARTHSHELL QPC sandwich container, in approximately 40 McDonald's restaurants in the Las Vegas area.

    The Company intends to grant licenses to or joint venture with existing manufacturers of disposable packaging for the manufacture and distribution of EARTHSHELL products. By licensing its technology or entering into joint venture relationships, the Company believes it can take advantage of the manufacturing experience and distribution networks of existing manufacturers, thereby accelerating the market penetration of EARTHSHELL products. The Company intends to use a substantial portion of the proceeds of the Offering to construct turnkey manufacturing lines for lease to its licensees or contribution to joint ventures. The Company intends to engage a leading food processing and packaging engineering firm to design and manage the construction of these manufacturing lines. The Company expects that substantially all of its revenues will come from royalties paid by the manufacturers of EARTHSHELL products, income from its joint venture manufacturing of EARTHSHELL products and lease payments for equipment leased to licensee or joint venture manufacturers of EARTHSHELL products. To date, the Company has entered into licensing arrangements with several manufacturers of conventional packaging products, including Genpak, Sweetheart and Dopaco, each of which has agreed to pay an effective royalty of 20% of the wholesale price of EARTHSHELL products sold.

    ALI-ITE composite material was developed through more than 10 years of basic materials science research by EKI, the Company's principal stockholder. EKI has received 13 U.S. and 17 foreign patents with respect to the compounds, manufacturing processes and product designs applicable to EARTHSHELL products and has 61 U.S. and 136 foreign patent applications pending. Since the Company's inception in November 1992, the Company has expended approximately $46 million (including research and development, patent prosecution, capital equipment and general and administrative expenditures) to develop commercially viable food-service disposables based on this research. The Company has an exclusive, worldwide, royalty-free license from EKI to use and license the technology and any improvements in connection with the manufacture and sale of selected disposable food and beverage containers for use in the food-service industry. In general, the license permits the Company and its licensees to use the technology to manufacture and sell disposable, single use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours). See "--Relationship with EKI."

BACKGROUND

    Disposable food and beverage containers used in the food-service industry are currently manufactured from a variety of materials, including paper, plastic, foil and polystyrene foam. The Company believes that no disposable packaging material has been developed, however, which fully addresses each of the three principal concerns of the food-service industry--performance, cost and environmental impact.

    For example, while polystyrene products are relatively inexpensive and provide good insulation, their manufacture and disposal have been shown to have adverse environmental consequences. Production of polystyrene products requires the processing of non-renewable crude oil and natural gas and also results in the release of significant amounts of hydrocarbons into the atmosphere, which can contribute to the formation of smog. Because polystyrene does not easily degrade, polystyrene litter can accumulate and remain visible on beaches, lake shores and roadways. Environmentally concerned consumers have actively lobbied against the use of polystyrene packaging, and a number of communities have banned polystyrene disposables. Because of environmental and performance concerns, a number of quick-serve restaurant chains, including McDonald's, have reduced their use of polystyrene products in favor of paper.

    Paper products in many instances are more expensive than polystyrene products, offer reduced functional performance and have their own set of adverse environmental consequences. The paper industry uses the wood from millions of trees each year, and the manufacture of paper products requires substantial amounts of energy and releases significant amounts of pollutants into both the air and water. Corrugated paper and plastic laminate ("F-flute") sandwich containers, which are currently used by McDonald's to package large sandwiches, and paper wraps have both been used as replacements for polystyrene sandwich containers, but are generally less effective at maintaining a sandwich's shape. Similarly, paper hot cups are much less effective at heat insulation than polystyrene foam cups, resulting in "double cupping" in some instances.

    A number of companies have introduced rice and other starch-based materials as potential environmentally superior packaging alternatives; to date, many of these materials have suffered from performance limitations and have not proven to be economically viable methods of packaging. A number of companies are also developing biodegradable plastics and other specialty polymers which may be used to manufacture food service disposables with a reduced environmental impact, although many of these products have also suffered from cost and performance limitations.

THE EARTHSHELL SOLUTION

    The Company believes that EARTHSHELL products offer a better alternative to the current packaging products used in the food service industry.

    PERFORMANCE CHARACTERISTICS. The Company believes that EARTHSHELL products can be engineered in many instances to address the specific needs of food-service operators. For example, the Company has designed the EARTHSHELL QPC sandwich container to be strong and rigid in order to better protect sandwich shape and enhance sandwich presentation, particularly for take-out orders. The prototype EARTHSHELL cold cup has been designed to be strong and rigid, even after holding liquid over a period of time. The prototype EARTHSHELL hot cup has been engineered to offer better heat insulation than existing paper hot cups, thereby eliminating the need to "double cup" hot beverages. EARTHSHELL hot and cold cups made of ALI-ITE composite material can be designed to have a more desirable "mouth feel" than existing polystyrene cups. The EARTHSHELL hot and cold cups can also be designed to fit existing lids.

    COST COMPETITIVE. The Company believes that EARTHSHELL products can be manufactured at costs which are competitive with existing food-service disposables. EARTHSHELL products are made in large part of low-cost abundant materials such as limestone and sand. The Company has produced test quantities of EARTHSHELL QPC sandwich containers at its pilot facility at which the components of ALI-ITE composite material are mixed in standard mixers, formed in conventional baking ovens, coated with standard spray equipment and printed on standard egg carton printers, all modified to varying degrees to produce the EARTHSHELL QPC sandwich container. These production processes have been developed and long used in other manufacturing industries, and the Company believes they can be adapted to the production of EARTHSHELL products. The manufacture and distribution of an EARTHSHELL QPC sandwich container requires relatively small amounts of energy when compared to the manufacture and distribution of F-flute paper and polystyrene sandwich containers. Although the EARTHSHELL QPC sandwich container has not been produced commercially on a fully integrated production line and there can be no assurance as to its actual cost when so produced, the Company believes that the price of the EARTHSHELL QPC sandwich container (including the Company's royalty) will be less than the price of the F-flute sandwich container currently being used by McDonald's and somewhat greater than the price of a polystyrene sandwich container. The Company expects that the cost of producing the EARTHSHELL QPC sandwich container will decrease over time as the technology and initial production processes are further refined.

    ENVIRONMENTAL IMPACT. The Company believes that EARTHSHELL products can be designed to have a reduced impact on the environment in several significant areas when compared to existing disposable food packaging products. According to a comprehensive life cycle inventory conducted by Franklin Associates, Ltd., a leading environmental consulting firm retained by the Company, polystyrene foam and F-flute paper sandwich containers require approximately 78% and 56% more energy, respectively, to manufacture and distribute than the EARTHSHELL QPC sandwich container. Also according to this study, while the EarthShell QPC sandwich container is not better in all categories of emissions, the manufacture and distribution of the EarthShell QPC sandwich container releases significantly smaller quantities of many pollutants into the air and water than the F-Flute paper sandwich container. Moreover, unlike paper and polystyrene disposable food packaging which are manufactured primarily from precious resources such as trees and crude oil, EARTHSHELL products are composed primarily of low-cost, abundant and naturally occurring ingredients (such as powdered limestone, sand and water), abundant renewable resources (such as natural starches), and relatively small amounts of wood fiber.

    The use of EARTHSHELL products could also help mitigate one of the main problems associated with disposable packaging materials--litter. Most of the paper and polystyrene containers that wash-up on beaches and lake shores can be traced to storm sewers which carry these materials into natural waterways. The Company believes that EARTHSHELL products could help relieve this problem because EARTHSHELL products will dissolve in water into its component parts.

    EARTHSHELL products also offer a number of disposal alternatives not available with conventional paper and polystyrene foam packaging. For example, research commissioned by the Company and performed by Cal Recovery Inc., an international waste management consulting company, shows that EARTHSHELL QPC sandwich containers can be composted in a backyard compost pile, and used as a soil conditioner. The State University of New York, Stony Brook has completed a field test, commissioned by the Company, using the Town of Easthampton composting facility on Long Island, New York to demonstrate that EARTHSHELL QPC sandwich containers can be composted commercially. While food-service disposables are not commonly recycled through composting, the ability of EARTHSHELL products to be composted may be a significant advantage if this method of recycling becomes more widely used.

    While the Company believes that EarthShell products offer a better alternative to current food-service disposables based on performance characteristics, expected cost of production and environmental impact, EarthShell products are undergoing development and have yet to be produced commercially or introduced to the public on a widespread basis. Additionally, certain environmental groups and others may disagree with the Company's conclusions concerning the comparative environmental impact of EarthShell products. See "Risk Factors--Uncertain Production Costs," "--Environmental Impact of Products," "--Risk of Adverse Performance Characteristics," "--Need for Continued Development of Products and Manufacturing Processes" and "--Lack of Market Acceptance."

BUSINESS STRATEGY

    The Company believes that EARTHSHELL products can be designed to have superior performance characteristics, will be able to be produced at a competitive cost and will have a reduced environmental impact in many respects of their manufacture and disposal, as compared to many of the conventional paper, polystyrene foam and plastic food-service disposables currently in use. Accordingly, the Company's objective is to establish EARTHSHELL products as the preferred disposable packaging for the food-service industry throughout the world. The key elements of the Company's strategy for attaining this objective are:

    CREATE CONSUMER DEMAND FOR EARTHSHELL PRODUCTS. The Company will continue to work with the major users of food-service disposables in the development and testing of prototype products to demonstrate product performance and cost and encourage the adoption of EARTHSHELL products. For example, as a result of its work with the Company, McDonald's has begun a market test of the first EARTHSHELL product, a sandwich container for the McDonald's QPC sandwich, in approximately 40 McDonald's restaurants in the Las Vegas area. The Company believes that the adoption of EARTHSHELL products by influential users, such as McDonald's, will accelerate the adoption of EARTHSHELL products by other users. The Company is currently working with, and has developed prototype products for, several other significant users of food-service disposables. The Company intends to use a portion of the proceeds of the Offering to construct a product development and commercial manufacturing demonstration facility at which it intends to develop and produce prototype EARTHSHELL products for commercial testing by food-service operators.

    CREATE BRAND AWARENESS. The Company intends to develop a high level of consumer awareness of the brand name EARTHSHELL. In connection with the commercial introduction of its products, the Company plans to use a portion of the proceeds of the Offering to launch an initial public relations and advertising campaign which will include television and print advertising describing the benefits of EARTHSHELL products. The Company also intends to promote the environmental benefits of EARTHSHELL products to environmental groups, policy makers, legislators, the media and the general public. The Company intends to promote the use of the EARTHSHELL brand name on all EARTHSHELL products by either requiring licensees to place the EARTHSHELL logo on the products or allowing them a 2% royalty rebate (resulting in an effective royalty rate of 20%) for all products on which the logo is displayed.

    LICENSE EXISTING MANUFACTURERS OF FOOD-SERVICE DISPOSABLES. The Company's strategy is to license or joint venture with existing manufacturers of disposable packaging for the manufacture and distribution of EARTHSHELL products. By licensing its technology or entering into joint venture relationships, the Company believes it can avoid the time and cost required to develop its own distribution network. The Company intends to provide its licensees and joint venture partners with technical and ongoing support designed to facilitate the application of EARTHSHELL technology, further refine manufacturing processes, reduce production costs and allow the Company to monitor product quality.

    DEVELOP PRODUCTION CAPACITY. A key element in the Company's strategy is to drive the development of sufficient production capacity to meet anticipated demand for EARTHSHELL products. The Company intends to use a substantial portion of the proceeds of the Offering to construct turnkey manufacturing lines for lease to its licensees or contribution to joint ventures. The Company intends to engage Simons Engineering, a leading food processing and packaging engineering firm, to design and manage the construction of these manufacturing lines. In order to ensure that manufacturing equipment is properly installed, integrated and producing EARTHSHELL products of acceptable quality, the Company intends to deliver manufacturing lines on a turnkey basis, fully installed and tested at the licensee's or joint venturer's facility.

    DEVELOP INTERNATIONAL MARKETS. In international markets, the Company's strategy is to introduce EARTHSHELL products through international quick-serve restaurant industry leaders, such as McDonald's, who will have already introduced EARTHSHELL food-service disposables in the United States. The Company intends to enter into strategic joint ventures with key international industry participants who enjoy strong positions in their respective markets.

    PROTECT EARTHSHELL TECHNOLOGY. The Company, together with EKI, will continue to seek extensive patent protection broadly covering the development and composition of ALI-ITE composite material, as well as the manufacturing equipment and processes used to create EARTHSHELL products. The Company and EKI intend to continue to seek domestic and international patent protection for developments in the technology and intend to vigorously enforce their rights against any person thought to be infringing the technology.

FOOD-SERVICE DISPOSABLES MARKET

    According to an industry study, more than $8 billion was spent in the United States during 1994 on the types of food-service disposables that the Company believes can be made of ALI-ITE composite material. In addition, according to an industry study, approximately $4.4 billion was spent in the United Kingdom, France, Germany, Belgium, the Netherlands, Japan, Australia and Brazil on such products. While these countries together with the U.S. constitute only 14% of the world population, they nevertheless expended approximately $12 billion on food service disposables. The Company believes that the remaining international markets also present significant opportunities for EARTHSHELL products.

    According to an industry study, in 1994 U.S. sales of those food-service disposables targeted for replacement by EARTHSHELL products were as follows:

                                     EARTHSHELL TARGET MARKET
                                        1994 U.S. PURCHASES
                                       (DOLLARS IN MILLIONS)
---------------------------------------------------------------------------------------------------
                                                                            AMOUNT OF
PRODUCT TYPE                                                                PURCHASES     PERCENT
-------------------------------------------------------------------------  -----------  -----------
Cold Cups................................................................   $   1,460         17.6%
Hot Cups.................................................................         850         10.2
Cups for home use........................................................         440          5.3
Plates and Bowls.........................................................       1,640         19.8
Containers, Trays and Carriers...........................................       1,230         14.8
Pizza Boxes..............................................................         680          8.2
Beverage Lids............................................................         620          7.5
Cutlery..................................................................         600          7.2
Hinged-lid Containers....................................................         500          6.0
Wraps....................................................................         280          3.4
                                                                           -----------       -----
    Total................................................................   $   8,300        100.0%
                                                                           -----------       -----
                                                                           -----------       -----

    According to an industry study on the U.S. market, approximately 48% of the total food-service disposables purchased in 1994 were purchased by quick-serve restaurants, 40% by other institutions, such as hospitals, stadiums, airlines, schools and restaurants (other than quick-serve restaurants), and the remaining 12% by retail stores. Of the food-service disposables purchased in the United States by quick-serve restaurants and other institutions, approximately 55% were made of paper and 45% were made of plastic or polystyrene foam or foil.

    The Company has completed the initial development of the first EARTHSHELL product, a hinged-lid container for the McDonald's QPC sandwich, although the Company anticipates that this product will undergo ongoing refinement prior to and following its commercial introduction. The Company has also developed prototype hot cups, cold cups, plates, bowls and other hinged containers. The Company anticipates that EARTHSHELL products will ultimately include hinged-lid containers, hot cups, cold cups, containers and trays, pizza boxes, plates and bowls and may include cutlery. A number of these products, including some cold beverage cups and lids, may be made from a paper-like application of ALI-ITE composite material. The Company anticipates that the development of manufacturing processes for the manufacture of ALI-ITE paper roll stock, as well as the design and development of EARTHSHELL paper products, will require substantial time, effort and expense. Additionally, the Company anticipates that the production of EARTHSHELL cutlery will require the development and testing of a hot press production process and formulations of ALI-ITE composite material specifically engineered for this process. No assurance can be given that the Company will be successful in developing the commercial process for ALI-ITE composite material paper-like application or the hot press production process for cutlery.

THE TECHNOLOGY

    ALI-ITE composite material was developed through more than 10 years of basic research by EKI, the Company's principal stockholder, in the materials science of natural minerals (such as limestone and sand) and natural binders (such as potato and corn starch). EKI has employed materials science methodologies and state-of-the-art analytical equipment and research methods unconstrained by any specific materials or processes to develop this proprietary composite material and related manufacturing processes.

    EKI made several significant discoveries that led to the commercialization of this new composite material. For example, EKI learned how to use a higher percentage of natural, low-cost fillers (such as limestone and sand) in the composite. These fillers reduce cost and provide rigidity, thermal stability and environmental benefits to the materials, without significantly compromising the strength, flexibility and moldability of the material. EKI also learned how to disperse fibers into the material at a lower water content than paper, resulting in a reduction in the amount of natural fibers necessary to give the material flexibility and toughness. EKI also engineered ALI-ITE composite material to allow the manufacturing of EARTHSHELL products using conventional processes such as heated molds. The result of these discoveries is a new composite material which can be made from low-cost limestone, sand, starches, fibers and other materials, which can be processed using existing manufacturing processes and equipment and which the Company believes can be engineered for specific product applications and performance characteristics with reduced environmental impact in many respects.

    The Company's initial research and development efforts have focused on EARTHSHELL products made from a moldable foam-like formulation of ALI-ITE composite material. The EARTHSHELL QPC sandwich container and the Company's current prototype products are made of this formulation. There is also a paper-like application of ALI-ITE composite material that the Company believes can also be formulated into EARTHSHELL food-service disposables in the future.

    EKI has received 13 U.S. patents and 17 foreign patents with respect to compositions, manufacturing processes and product designs applicable to EARTHSHELL products and has 61 U.S. and 136 foreign patent applications pending. The Company believes that these patents provide coverage of the composition, certain manufacturing equipment and processes and use of advanced, inorganically filled, composite materials. The Company has received one issued patent and notices of allowance on four additional patent applications relating specifically to molded food and beverage containers manufactured from the formulation of ALI-ITE composite material, used in the EARTHSHELL QPC sandwich container and substantially all of the other EARTHSHELL products currently under development. The Company has an exclusive, worldwide, royalty-free license from EKI to use and license this technology and any improvements in connection with the manufacture and sale of selected disposable food and beverage containers for use primarily in the food-service industry. In general, this license permits the Company and its licensees to use the technology to manufacture and sell disposable, single use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours), and excludes containers intended for the long term storage of food, such as soft drink cans, milk cartons, cereal boxes and frozen food containers. See "--Relationship with EKI."

    Although the initial development of ALI-ITE composite material was conducted by EKI, the Company has incurred substantial expenses in connection with the application of this technology to the food-service packaging market since the Company's formation in 1992. The Company's research and development expenses in the years ended December 31, 1993, 1994 and 1995 were approximately $3,309,000, $11,411,000 and $9,384,000, respectively. The Company's research and development efforts are ongoing and the Company expects to continue to incur substantial research and development expenses in the future.

MARKETING

    The Company's primary marketing strategies are to work directly with major users and distributors of food-service disposables to encourage their adoption of EARTHSHELL products and to develop consumer awareness of the brand name EARTHSHELL and the environmental benefits of EARTHSHELL products. In working with significant users of food-service disposables, the Company expects to develop specific prototype products designed to address operator specifications. These operators will then be able to use the prototype products to perform market tests and determine product performance and cost. The Company believes that the adoption of EARTHSHELL products by influential users, such as McDonald's, will accelerate market penetration of EARTHSHELL products, as well as promote the interest of existing container manufacturers in producing and distributing EARTHSHELL products.

    The Company intends to use a portion of the proceeds of the Offering to construct a product development and commercial manufacturing demonstration facility at which it intends to develop and produce prototype EARTHSHELL products for commercial testing by food-service operators. The demonstration facility is expected to include a laboratory at which Company engineers will be able to computer design and produce prototype products and make prototype product machine molds. The facility is also expected to include one or more demonstration commercial production lines at which the laboratory produced molds can be used to produce prototype products on commercial machines in sufficient quantities to permit in-store testing.

    In order to introduce EARTHSHELL products to the public, the Company plans to launch an advertising campaign which will include television and print advertising describing the benefits of EARTHSHELL products. This advertising campaign will be designed to develop a high level of consumer awareness of the brand name EARTHSHELL and the environmental benefits of EARTHSHELL products. McDonald's has also indicated that it intends to support the introduction of the EARTHSHELL QPC sandwich container with colorful in-store tray liners, counter displays, a toll-free telephone number and a take-out bag sticker. As an additional part of the Company's strategy of establishing brand name recognition, licensees will either be required to place the EARTHSHELL logo on all products or will be allowed a 2% royalty rebate (resulting in an effective royalty rate of 20%) for all products on which the logo is displayed.

    Distribution of EARTHSHELL products is expected to be accomplished through the established product distribution networks of existing manufacturers and distributors of food service disposables who become licensees of or joint venture partners with the Company. Because the Company's licensees and joint venture partners will be responsible for the distribution of EARTHSHELL products, the Company does not expect to employ substantial numbers of sales or marketing personnel.

LICENSE AND JOINT VENTURE RELATIONSHIPS

    The Company intends to grant licenses to, and enter into joint venture relationships with, a broad group of companies throughout the world to manufacture and distribute EARTHSHELL products. Both license agreements and joint venture relationships will typically be on a non-exclusive basis (except in some foreign countries where an exclusive relationship may be appropriate) with a specific geographic and product scope.

    Currently, the Company has license agreements with Sweetheart, Genpak, Dopaco, Mobil Oil Corporation ("Mobil") and International Paper Company ("International Paper") for the manufacture and sale of specific EARTHSHELL products in the United States, and, in the case of certain of the license agreements, Canada, Mexico, Central America and the Caribbean. Sweetheart, Genpak and Dopaco are required to pay to the Company a royalty of 22% (less a 2% discount if EARTHSHELL products produced by the licensees bear the EARTHSHELL logo) of the gross sales price of EARTHSHELL products sold by each of them. Mobil and International Paper are required to pay to the Company a royalty of 20% of the gross sales price of EARTHSHELL products sold by each of them and are required to place the EARTHSHELL logo on all products. Under the terms of these agreements, the manufacturers are not obligated to achieve minimum sales quotas and have the right to terminate the license agreements at their election without penalty. Unless sooner terminated, each license continues in effect until the expiration of the Company's license from EKI, subject to the right of the Company to terminate such license under limited circumstances. The Company may terminate the license agreements if the royalty payments in any calendar year are not at least 50% of the royalty payments made in the previous year and, in the case of the Sweetheart, Genpak and Dopaco license agreements, the Company may also terminate each such license agreement if the royalty payments in any calendar year are not $100,000 or greater. Each of the Sweetheart, Genpak and Dopaco license agreements also provides that, during the first three years of its term, if the licensee experiences an adverse material change in circumstances, such as a significant and unexpected increase in the cost of necessary raw materials, the Company and the licensee will negotiate appropriate adjustments in the terms of the license. Under the agreements, all domestic licenses (within the United States of America) granted by the Company are required to contain substantially the same terms and conditions so that no domestic licensee will gain a material advantage over another licensee by virtue of the license agreement. Other than limited production for the McDonald's Las Vegas area test, none of the licensees are currently producing or distributing any products under the terms of these license agreements and the Company has not realized any revenue. The Company anticipates that it may be necessary, among other things, to provide manufacturing equipment through leases or joint venture contribution and/or guarantee the performance of its equipment to induce existing manufacturers of food-service disposables to begin production of EARTHSHELL products during their initial commercial introduction.

    In addition to licensing its technology, the Company intends to enter into joint venture or combined joint venture and license relationships. The Company expects to derive joint venture and license revenues of not less than 20% of the wholesale price of the EARTHSHELL products sold by the joint venture. The terms of such joint ventures may include the contribution by the Company of turnkey manufacturing lines, the grant of exclusive or non-exclusive licenses for defined territories and, may provide during the initial commercial introduction of EARTHSHELL products, guarantees of manufacturing line efficiency for a limited period of time and, funding to meet the joint venture's start-up costs. The Company anticipates, however, that the terms of such relationships may vary significantly between joint ventures. To date, the Company has not entered into any joint venture relationships.

    The Company will provide ongoing assistance and technical support to its licensee manufacturers and joint venture partners. This support will be designed to facilitate the application of the licensed technology, further develop manufacturing processes, reduce production costs and allow the Company to monitor product quality. Because certain properties of natural materials such as limestone differ depending on the region from which such materials are obtained, the Company anticipates that its licensees and joint venture partners will also need to utilize the Company's substantial expertise in inorganic materials in order to begin successful commercial production of EARTHSHELL products. Support will be provided by the Company primarily through EKI technical personnel working on behalf of the Company pursuant to the Technical Services Agreement and through outside independent consulting firms which have assisted the Company in developing its products. EKI has constructed a laboratory production facility which will allow the Company to assist licensees and joint venture partners in making further refinements to current processes as well as to develop new production processes. In addition, a portion of the proceeds from the Offering will be used by the Company to construct a product development and commercial manufacturing demonstration facility that will produce EARTHSHELL products for commercial testing as well as serve as a research and development facility, and support the transfer of technologies to licensees.

    Although it has no current intention of doing so, in addition to license agreements and joint venture relationships, the Company may also decide to construct its own commercial production facilities and manufacture and distribute EARTHSHELL products directly.

MANUFACTURING OF EARTHSHELL PRODUCTS

    Based on test production of the EARTHSHELL QPC sandwich container by the Company and Genpak at a pilot manufacturing line in Genpak's facility in Rock Hill, South Carolina, the Company believes that EARTHSHELL products can be manufactured on currently available commercial processing equipment, subject to certain product specific modifications. The manufacturing process consists of blending the component ingredients of ALI-ITE composite material in a mixer, depositing the mixture into the cavity molds of a modified ice-cream cone or wafer baking machine, baking the molded mixture for less than one minute, removing the product and trimming excess material, spraying on coatings and printing any desired graphics. The Company's pilot manufacturing line in Rock Hill, South Carolina utilizes commercial equipment which does not have the capacity or manufacturing efficiencies required to successfully commercialize EARTHSHELL products. The Company has experienced substantial delays in the integration and operation of this pilot manufacturing line. The Company anticipates that the make and model of baking machines used to manufacture the QPC sandwich container for the McDonald's Las Vegas area test will not be used for commercial production of the EARTHSHELL QPC sandwich container. The Company currently estimates that the cost of the machinery (including the baking machines, mixers, pumps, spray coating equipment and installation costs) required for a commercial manufacturing line capable of producing 150 million sandwich containers annually is less than $3.0 million.

    The Company has identified a number of equipment manufacturers in Europe that produce baking machinery on which the Company believes that EARTHSHELL products can be produced subject to product specific modifications. The Company believes that these and other equipment manufacturers can produce a sufficient number of baking machines and other equipment to support the projected commercial introduction of EARTHSHELL products. Once the Company or a licensee has made a decision to purchase a commercial line baking machine, the Company believes that it will take at least six months before the machine is delivered, can be installed and becomes fully operational. See "Risk Factors--No Existing Manufacturing Capacity."

    As part of its strategy of assisting in the development of sufficient production capacity to meet anticipated demand for EARTHSHELL products, the Company expects to use a substantial portion of the proceeds of the Offering to construct turnkey manufacturing lines for lease to its licensees or contribution to joint ventures. In order to ensure that manufacturing equipment is properly installed, integrated and producing EARTHSHELL products of acceptable quality, the Company intends to deliver manufacturing lines on a turnkey basis, fully-installed and tested at the licensee's or joint venture's facility. The Company anticipates that it will engage Simons Engineering or another engineering firm to assist the Company in all aspects of the design and construction of manufacturing lines, including the completion of detailed engineering plans, procurement of vendors and subcontractors for equipment, construction and installation of equipment, testing of equipment and start-up and testing of the complete manufacturing line in the licensee's or joint venture's facility.

    Most EARTHSHELL products will require one or more product-specific coatings to deliver product specific performance characteristics. The EARTHSHELL QPC sandwich container has an interior (food contact side) wax coating which serves principally as a moisture barrier. The container also has an exterior coating which contributes to the flexibility of the product and an additive which facilitates mold release. The Company is in the process of identifying existing coatings and additives as well as developing product specific coatings and additives for use with new products. See "Risk Factors--Need for Continued Development of Products and Manufacturing Processes."

    EARTHSHELL products use naturally occurring raw materials, such as limestone, starch, wood fiber and water. The Company believes that these raw materials are currently available from multiple existing suppliers in amounts sufficient to satisfy projected demand. The Company intends to identify and qualify suitable suppliers of raw materials for manufacturers of EARTHSHELL products. See "Risk Factors--Raw Material Supplies."

PATENTS, PROPRIETARY RIGHTS AND TRADEMARKS

    The Company's licensed technology is the subject of numerous issued and pending patents in both the United States and foreign countries. The Company and EKI intend to continue to seek additional patent protection broadly covering the development and composition of, as well as the manufacturing equipment and processes used to create, EARTHSHELL products. The Company has a license from EKI to the rights to 13 U.S. and 17 foreign patents, as well as 61 U.S. and 136 foreign pending patent applications relating to the compositions, processes and equipment used to produce EARTHSHELL food and beverage containers. Only one of the issued patents relates specifically to molded food and beverage containers manufactured from ALI-ITE composite material, the formulation of ALI-ITE composite material used in the EARTHSHELL QPC sandwich container and substantially all of the EARTHSHELL products currently under development. EKI, however, has also received four notices of allowance with respect to patent applications relating specifically to molded products. In addition to its pending patent applications, several additional U.S. and foreign patent applications are currently being prepared by EKI. These new applications when filed by EKI, as well as subsequently filed applications or inventions and improvements, are included within the scope of EKI's license of technology to the Company to the extent that they relate to the production and use of disposable food-service containers made of ALI-ITE composite material. There can be no assurance that the pending patents relating to the Company's products (including pending patent applications for which the Company has received notices of allowance) or other additional patents will be issued or that the Company or EKI will develop new technology that is patentable. Moreover, there can be no assurance that any patent issued to EKI and licensed to the Company will not be circumvented or infringed by others. Patent and patent applications on formulations of ALI-ITE composite material are based in part on specific proportional mixtures of the components of the material. The Company continues to undergo testing and modification of the components and their proportional mixtures to balance environmental, economic and performance concerns. There can be no assurance that the mixture that is ultimately determined to be optimal will be protected under the Company's patents or that it will not be subject to a patent held by others. The Company is aware of at least one other patent held by others which protects materials and methods for manufacturing materials containing some similar components as are found in ALI-ITE composite material. If the optimal mixture is not protected under the Company's patents or is subject to a patent held by others, it would have a material adverse effect on the Company's business, financial condition and results of operations. The Company and EKI have entered into an agreement regarding the allocation of patent costs relating to patents and patent applications for EARTHSHELL products and ALI-ITE composite material. See "--Relationship with EKI--Patent Allocation Agreement."

    Litigation may be necessary to enforce patents issued or licensed to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Although the Company knows of no infringement by its products of patents held by others, it is always possible that a third party may assert infringement. The Company believes that it owns or has the rights to use all technology incorporated into its products, but an adverse determination in any such proceedings or in other litigation or infringement proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses would prevent the Company from manufacturing or licensing others to manufacture certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company also relies on proprietary know-how and trade secrets which are not the subject of patents. Some of this proprietary information is licensed from EKI and some has been developed by the Company. To protect its rights in proprietary know-how and trade secrets, both the Company and EKI require certain employees, consultants, advisors and collaborators to enter into confidentiality agreements. These confidentiality agreements, however, have limited terms (typically, five years or less), and there can be no assurance, however, that these agreements will provide meaningful protection for the Company's and EKI's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. In addition, the Company's business may be adversely affected by competitors who independently develop competing technologies.

    The Company owns the trademark EARTHSHELL and certain other trademarks, and has been licensed by EKI to use the trademark ALI-ITE.

COMPETITION

    Competition among existing food and beverage container manufacturers in the food-service industry is intense. Currently, a small number of large U.S. and Canadian manufacturers have a dominant share of the market for paper roll stock and expanded polystyrene resin. A large number of manufacturers worldwide convert paper roll stock and expanded polystyrene resin into paper and polystyrene food disposables. Many of these competitors have substantially greater financial and marketing resources than the Company, and many have well-established supply, production and distribution relationships and channels. To be successful, EARTHSHELL products must be recognized as being superior, in either or both their performance and environmental impact, to existing products and must be capable of commercial production at prices competitive with those of existing products. There can be no assurance that the EARTHSHELL products can be manufactured at cost-competitive prices or that they will be able to achieve such recognition, nor can there be any assurance that companies producing competitive products will not reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EARTHSHELL products. Additionally, some of the Company's licensees and joint venture partners manufacture paper, plastic and foil packaging which will compete with EARTHSHELL products.

    Recently, a number of paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their negative environmental impact, one significant basis upon which the Company intends to compete. A number of companies have introduced rice and other starch-based materials as potential environmentally superior packaging alternatives, although, to date, many of these products have suffered from performance limitations and they have not proven to be economically viable methods of packaging. A number of companies are developing composites or other materials which may be used to manufacture food service disposables with reduced environmental impact. Several foreign countries subsidize the development and use of biodegradable plastic packaging which may have the result of reducing their cost to below that of EARTHSHELL products. To date, biodegradable plastic packaging has also suffered from cost and performance limitations. It is expected that many existing packaging manufacturers may actively seek competitive alternatives to the Company's products and processes. The development of competitive, environmentally attractive, disposable food-service containers, whether or not based on the Company's products and technology, could render the Company's technology obsolete and could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Risk Factors--Competition; Risk of Technological Advancement."

GOVERNMENT REGULATION

    The U.S. Food and Drug Administration (the "FDA") administers the Federal Food, Drug and Cosmetic Act, which regulates food packaging substances that may migrate from packaging material to food. The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food or beverage containers will be in compliance with FDA Regulations if the components used in the food and beverage containers:
(i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe ("GRAS") for their intended uses and are of suitable purity for those intended uses.

    The manufacture, sale and use of EARTHSHELL products are subject to regulation by the FDA. While the Company believes that each of the components of the EARTHSHELL QPC sandwich container is either approved by the FDA as an indirect food additive for its intended use, codified in the FDA's regulations as GRAS for its intended use, or regarded by the Company and its consultants as GRAS for its intended use, the Company has not sought the concurrence of the FDA. The Company intends to ensure that the raw materials used in the EARTHSHELL QPC sandwich container are of suitable purity for their intended uses by specifying standards to be met by suppliers of raw materials and by material and product testing. There is no requirement that the Company or a manufacturer of EARTHSHELL products seek FDA concurrence that certain components are GRAS for their intended uses or that the raw materials are of suitable purity for their intended uses. As a result, the Company believes that the EARTHSHELL QPC sandwich container will be in compliance with all requirements of the FDA and does not require FDA approval. There can be no assurance, however, that the FDA would agree with these determinations.

    Other EARTHSHELL products under development may use components that are not approved by the FDA as indirect food additives, or that cannot reasonably be considered GRAS for their intended uses. If such a component is used, it will be necessary for the manufacturers of the product, or the Company on their behalf, to: (i) obtain an FDA indirect food additive approval covering the component and its intended uses; or (ii) obtain an informal determination from the FDA stating that the substance will not be regulated as an indirect food additive because the amount of the substance migrating to food is considered insignificant by the FDA and therefore below the FDA's threshold of regulation. A food additive petition must be supported by detailed information concerning the composition and manufacture of the food additive, as well as by the results of testing to establish the safety of the additive. Typically, safety testing at exaggerated doses in several species of laboratory animals is required. The testing required to support a food additive petition could take a considerable length of time to perform. According to FDA data, from October 1994 to March 1995, the average time for FDA review and approval of a food additive petition was 48 months from the date of submission. A request to the FDA for an informal determination that a substance need not be the subject of an indirect food additive petition must be supported by a more limited amount of data than needed to support an indirect food additive petition. The FDA has announced that it anticipates being able to respond to these informal determination requests within three to four months. See "Risk Factors--FDA Regulation."

RELATIONSHIP WITH EKI

    EKI is the Company's principal stockholder and, upon consummation of the
Offering, will own approximately     % of the Company's outstanding Common
Stock. EKI has licensed certain of its technology to the Company and has entered into various other agreements with the Company pursuant to which it provides technical and other services upon the Company's request.

    LICENSE AGREEMENT

    The Company's principal asset is a world-wide, exclusive, royalty-free license (the "License") to use and license others the right to use EKI's proprietary technology in manufacturing, selling, and otherwise commercially developing EARTHSHELL "Food Service Disposables."

    Pursuant to the Amended and Restated License Agreement (the "License Agreement"), the Company is authorized and empowered to grant licenses to manufacturers of food and beverage containers and also to enter into joint ventures with or invest in other domestic or foreign entities which will utilize EKI's technology for "Food Service Disposables." The license grants the Company exclusive rights to current and future issued patents, pending patents, patents based on issued or pending patents, patent improvements and trade secrets to the extent that they relate to "Food Service Disposables" produced from inorganic-based materials. "Food Service Disposables" are generally defined as disposable, single use containers, for packaging, serving or dispensing food or beverages intended for consumption within a short period of time (less than 24 hours) which incorporate in whole or in part any portion of the technology. "Food Service Disposables" do not include (i) sealed containers for the long-term storage of liquids whether for single or multiple portions (E.G., soft drink cans, milk cartons, sealed juice or drink containers), except that single service (E.G., 16 oz. or less) milk-containing cartons are within the scope of "Food Service Disposables," (ii) boxes or containers for the long-term storage of single or multiple servings of foods or which are designed to extend the shelf life of foods beyond same-day consumption (E.G., dry cereal boxes, egg cartons, pre-packaged frozen food containers and packaging, dairy product containers, produce containers, condiment packaging, and meat and deli trays),
(iii) aseptic or sealed packaging, (iv) secondary packaging (E.G., corrugated containers and paper bags) and (v) wrapping products for consumer use.

    The License expires in the United States on the date the last U.S. patent of EKI (including any extensions or subsequently filed additional patents) relating to the licensed technology expires, and expires outside the United States on the date the last patent of EKI issued anywhere in the world relating to the licensed technology expires. EKI currently has patents granted in the United States that would extend protection of the licensed technology through 2014 and anticipates that it will file additional patent applications that would extend this protection to a later date. Following the expiration of these patents and the License, the technology will no longer be subject to patent protection and can be used by the Company and others without license from EKI.

    Under the terms of the License Agreement, the Company is required to use commercially reasonable efforts to diligently exploit the License by actively and aggressively manufacturing, marketing, advertising or selling "Food Service Disposables" and granting sublicenses or entering into joint ventures to do the same. If the Company develops or acquires any improvements to the "Food Service Disposables," under the terms of the License Agreement the Company must assign its rights in the improvement to EKI, and EKI will grant a license to such improvement to the Company.

    TECHNICAL SERVICES AGREEMENT

    The Company's research and development activities are carried on by EKI personnel pursuant to the terms of the Technical Services and Sublease Agreement (the "Technical Services Agreement") between the Company and EKI which expires on July 1, 1997. The Company anticipates that following completion of the Offering it will employ its own product design personnel who will be responsible for the research and development of EARTHSHELL products for use in the quick-serve restaurant and food-service industries, while EKI will continue broad research and development efforts with respect to the materials science of inorganic materials and the specific use of ALI-ITE composite material in other types of packaging.

    Pursuant to the Technical Services Agreement, EKI provides technical assistance on a priority basis upon the request of the Company. The Company pays EKI for these technical services on a project-by-project basis based on established hourly billing rates and reimburses EKI for out-of-pocket expenses related to specific research projects. The Company does not currently employ any scientific or technical employees, and is dependent on the services of EKI's scientific and technical employees pursuant to the Technical Services Agreement for the design and development of its products. The Company incurred expenses payable to EKI of approximately $3,300,000, $8,900,000 and $8,500,000 in 1993,
1994 and 1995, respectively, pursuant to the Technical Services Agreement and its predecessor agreement, the Management Agreement.

    PATENT ALLOCATION AGREEMENT

    The Company has also entered into an Agreement for Allocation of Patent Costs (the "Patent Allocation Agreement") with EKI. Pursuant to the Patent Allocation Agreement, the Company is obligated to pay or reimburse EKI for all costs and expenses associated with the filing, prosecuting and maintaining of patents or patent applications for technology which is directly related to food and beverage containers within the field of use licensed to the Company under the License Agreement or which is outside the field of use under the License Agreement, but which has significant teachings, claims or applications for such uses. These patents will be the property of EKI, and EKI may obtain a benefit therefrom other than under the License, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the License. EKI is obligated to pay or reimburse the Company for all costs and expenses associated with filing, prosecuting and maintaining patents or patent applications which have no significant teachings, claims or applications for food and beverage containers within the field of use covered by the License. Pursuant to the Patent Allocation Agreement and its predecessor agreement, the Company became obligated to reimburse EKI a total of $1,519,000, $1,717,000 and $1,929,000 in 1993, 1994 and 1995, respectively.

    LOANS FROM EKI

    Subsequent to December 31, 1994, the Company's operations have been funded with loans from EKI. As of June 30, 1996, notes payable to EKI totaled $17,977,000. The promissory notes evidencing these obligations are payable on demand and provide for interest at an initial annual rate of 8.25% compounded quarterly. The interest rate on the notes payable to EKI is adjusted quarterly to equal the current prime rate as published in THE WALL STREET JOURNAL. Although EKI has made these loans to the Company to fund its ongoing operations, EKI is under no obligation to make additional loans on capital contributions to the Company.

    GUARANTEES OF CREDIT AGREEMENT

    EKI, Mr. Essam Khashoggi, the Chairman of the Board and an indirect controlling shareholder of the Company, and a trust controlled by Mr. Khashoggi guaranteed the borrowings under the $4.5 million line of credit provided by Imperial Bank to the Company in July 1996.

PERSONNEL

    As of June 30, 1996, the Company had seven employees. In addition, pursuant to the terms of the Technical Services Agreement, the Company has a priority right to the services of 27 technical personnel currently serving as employees of EKI as of June 30, 1996. The Company anticipates that during the one-year period following completion of the Offering, the Company will add an additional 18 employees, of whom 12 will be involved in product development, five will be involved in administration and one will be involved in management. None of the Company's employees is represented by a labor union and the Company believes that its relationship with its employees is good.

PROPERTY

    The Company's executive offices are located in Santa Barbara, California. The Company subleases 1,600 square feet of office and research and development space from EKI which sublease will expire upon the earlier of July 1, 1997 or 30 days after notice by the Company. The Company's monthly lease payments with respect to this space are $5,600.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      -------------------------------------------------------------------
Essam Khashoggi(1)(2)..................          57   Chairman of the Board
Simon K. Hodson(2).....................          41   Chief Executive Officer and Vice Chairman of the Board
Graham H. Phillips.....................          57   President
Richard K. Hulme(2)....................          41   Executive Vice President and Chief Operating Officer and Director
D. Scott Houston.......................          42   Chief Financial Officer
Laird Q. Cagan.........................          38   Senior Vice President--Corporate Development
John Daoud(3)..........................          60   Secretary and Director
Ellis B. Jones(1)(3)(4)................          42   Director
Layla Khashoggi........................          39   Director
Mark A. Koob(5)........................          42   Director
William Marquard.......................          76   Director
Jerold H. Rubinstein(1)(3)(4)(5).......          58   Director

------------------------------

(1) Member of the Compensation Committee.

(2) Member of the Executive Committee.

(3) Member of the Audit Committee.

(4) Member of the Stock Option Committee.

(5) Member of the Conflicts Committee.

    ESSAM KHASHOGGI has served as Chairman of the Board of the Company since its organization in November 1992. Mr. Khashoggi also serves as Chairman of the Management Committee and Chief Executive Officer of EKI, and Chairman of the Board of Concrete Technology Corporation ("CTC"), a partner in EKI. Mr. Khashoggi has also served as a director and officer of a number of domestic and foreign companies engaged in manufacturing, real estate and design and has served as a Trustee at the University of California Santa Barbara Foundation.

    SIMON K. HODSON has served as Chief Executive Officer and Vice Chairman of the Board of the Company since its organization. He also currently serves as President and on the Management Committee of EKI and as President and as a director of CTC. Mr. Hodson also served as President of the Company from December 1995 until May 1996. Mr. Hodson was President of National Cement & Ceramics Laboratories, Inc. ("NCCL"), a company previously engaged in materials science research, from June 1990 through 1995. He is a co-inventor of 17 issued U.S. patents and 17 issued foreign patents, 55 U.S. patents pending and 136 foreign patents pending, all belonging to EKI and all related to various aspects of concrete processing and advanced cement-based materials. He is an Executive Committee Member of the Infrastructure Technology Institute (Northwestern University) and Board Member of the Federal Highway Innovative Technology Evaluation Center. Mr. Hodson is EKI's representative to the National Science Foundation's Advanced Cement-Based Materials Center.

    GRAHAM H. PHILLIPS has served as President of the Company since May 1996. Mr. Phillips was Senior Vice President--Marketing of the Company from January 1993 to May 1996. Mr. Phillips was Chairman and Chief Executive Officer, from December 1989 to June 1992, of Ogilvy & Mather Worldwide, one of the largest advertising groups in the world. Mr. Phillips spent 28 years with Ogilvy & Mather in various client service and management functions, serving in Europe, Canada and the United States.

    RICHARD K. HULME has served as an Executive Vice President since September 1996, and Chief Operating Officer since December 1995, as well as from February 1995 to May 1995. Mr. Hulme also has served as a Director of the Company since September 1994. Mr. Hulme served as President from

September 1994 until December 1995. From February 1991 until joining the Company, Mr. Hulme was a Project Director and later a Vice President of JLW Realty Advisors, an international real estate firm. From February 1986 through January 1991, Mr. Hulme served as Vice President, Marketing/Operations for CTC and was involved in organizing and managing NCCL, a wholly-owned subsidiary of CTC. Mr. Hulme also previously served as project manager/partner with Lincoln Property Company, a real estate developer.

    D. SCOTT HOUSTON has served as Chief Financial Officer of the Company since July 1993. From August 1986 until joining the Company, Mr. Houston served EKI and its affiliates in various positions, including as Chief Financial Officer and Vice President of CTC, as an officer and Director of NCCL, and as a consultant. Prior to August 1986, Mr. Houston operated Houston & Associates, a consulting firm working with start-up and troubled companies and real estate projects, which he founded in September 1983. From July 1980 until September 1983, Mr. Houston held various positions with the Management Information Consulting Division of Arthur Andersen & Co., an international accounting and consulting firm.

    LAIRD Q. CAGAN has served as Senior Vice President--Corporate Development of the Company since September 1995. From March 1995 through August 1995, Mr. Cagan served as a consultant to the Company. From April 1993 until February 1995, Mr. Cagan served as a consultant to EKI. From February 1990 until March 1993, Mr. Cagan was the founder and President of Cagan Capital, an investment banking firm and the holding company for several acquisitions made by Mr. Cagan. From September 1986 to January 1990 he was a Vice President in the Mergers & Acquisition department of Drexel Burnham Lambert Inc. Prior to 1986, Mr. Cagan was a member of the Mergers & Acquisition department of Goldman, Sachs & Co.

    JOHN DAOUD has served as Assistant Secretary and a Director of the Company since its organization and became its Secretary in May 1996. Mr. Daoud has served as the business manager for Mr. Essam Khashoggi and his affiliated entities since 1972. From 1970 to 1972, Mr. Daoud was a Senior Auditor with Price Waterhouse and Company.

    ELLIS B. JONES has served as a Director of the Company since December 1995. Mr. Jones has been a Managing Director of Wasserstein Perella & Co., Inc. since February 1995. Mr. Jones was also a Managing Director, from 1993 until February 1995, and a Director, from 1990 to 1992, in Corporate Finance of Salomon Brothers Inc. Prior to that time, Mr. Jones was a Vice President at The First Boston Corporation.

    LAYLA KHASHOGGI has served as a Director of the Company since its organization. Ms. Khashoggi currently serves as director and officer of the Santa Barbara Zoo and the Laguna Blanca School. Ms. Khashoggi is Essam Khashoggi's spouse.

    MARK A. KOOB has served as a Director of the Company since July 1993. From July 1993 until September 1994, Mr. Koob also served as President and Chief Operating Officer of the Company. From September 1994 to February 1995, Mr. Koob served as Acting Director, Paper Development. Mr. Koob has over 20 years of consumer products experience in the fields of general management and sales and marketing. From 1992 until joining the Company, he served as Vice President and General Manager-- Fluid Dairy Products of the Borden Company. Mr. Koob began at Bumble Bee Seafoods, Inc. in 1986 as Director of Marketing and progressed to President and Chief Executive Officer of Bumble Bee Seafoods, Inc. from 1990 to 1992.

    WILLIAM MARQUARD has served as a Director of the Company since June 1994. Mr. Marquard is a retired businessman. From 1952 through 1985, Mr. Marquard served in various capacities for American Standard Corp. (and its predecessor, Mosler, Inc.), including as President, Chief Executive Officer and Chairman. He continued to serve as the Chairman of American Standard's Executive Committee until 1988 and later served as its Chairman of the Board from 1989 until March 1992. Mr. Marquard serves as Chairman of the Board of Arkansas Best Corporation and Mosler, Inc. He also serves as a Director of Americold Corporation, Earle M. Jorgensen Co., Earle M. Jorgensen Holding Co., Kelso and Company, and Treadco, Inc.

    JEROLD H. RUBINSTEIN has served as a Director of the Company since June 1994. Mr. Rubinstein has served as the Chairman and Chief Executive Officer of DMX, Inc., a start-up music network using new technologies and new presentations of music listening, since 1986. From 1981 to 1987, Mr. Rubinstein was the General Partner at JRC Oil, a Northern Colorado oil-drilling and exploration company, as well as the co-founder and Chairman of Los Angeles-based Bel-Air Savings and Loan. From December 1978 until January 1980, he was the Chairman and Chief Executive Officer of United Artists Records, which he had purchased with a partner. From January 1975 until March 1978, he was the Chairman and Chief Executive Officer of the American Broadcasting Company music division. Mr. Rubinstein was also a founder of, and from 1971 to 1975 was a partner in, Segel, Rubinstein & Goldman, a business management firm that handled the financial affairs of a number of prominent members of the entertainment industry. Mr. Rubinstein is a Director of United Service Advisors Inc.

    The Company's Board of Directors is divided into three classes. One class of directors will be elected at each annual meeting of stockholders for a three-year term and until their successors have been elected and qualified. The
Board is currently composed of three Class I directors (      ,       and
      ), three Class II directors (      ,       and       ) and three Class III
directors (       ,       and       ). The officers of the Company are elected
annually and serve at the discretion of the Board of Directors. The holders of the Company's outstanding Series A Preferred Stock currently have the right to elect one director. Mr. Marquard was elected by the Series A stockholders. This right will terminate upon the conversion or redemption of the Series A Preferred Stock, which the Company currently anticipates will happen approximately 60 days after the completion of the Offering. See "Description of Capital Stock--Preferred Stock."

    At least a majority of the members of the Board's Audit Committee and Compensation Committee are independent directors. All of the members of the Board's Conflicts Committee are disinterested directors with respect to the financial interests of EKI. All of the members of the Board's Stock Option Committee are disinterested directors. The Compensation Committee establishes salaries, incentives and other forms of compensation for Directors, officers and other employees of the Company, and is charged with administering various incentive compensation and benefit plans. The Audit Committee oversees actions taken by the Company's independent auditors and reviews internal audit controls. The Conflicts Committee administers on behalf of the Company the License Agreement, the Technical Services and Sublease Agreement and the Patent Allocation Agreement between EKI and the Company. The Stock Option Committee oversees and administers the Company's 1995 Stock Incentive Plan and 1994 Stock Option Plan.

    In addition to the above-named Directors and executive officers, the following employees of EKI have been instrumental in the development of the Company's business:

    DR. PER JUST ANDERSEN has served as the Vice President of Product Engineering at EKI and has led EKI's technical development since he joined EKI in 1992. Dr. Andersen's professional experience includes work as a Project Manager and Industrial Researcher. Since 1983, he has worked as a worldwide consultant in advanced concrete projects as a Senior Engineer at G.M. Idorn Consult NS where he has held the position of Manager of Materials Optimization and Instrumentation Development. In this capacity, Dr. Andersen led and participated in major concrete consulting projects around the world, including consulting with Spie-Battinole on the design of the concrete on the French side of the French-English tunnel, with the U.S. Strategic Highway Research Program ("SHRP") in conjunction with Pennsylvania State University on concrete microstructure as well as with major U.S. corporations and universities including Ameron, Gifford-Hill American, Price Brothers, Purdue University, Northwestern University, and University of Illinois at Champaign-Urbana. Dr. Andersen is the co-inventor of seven issued patents and 129 patents pending regarding the EARTHSHELL technology. Dr. Andersen received a M.Sc. in Chemical Engineering from the Engineering Academy of Denmark, a Masters in Materials Science from Pennsylvania State University, and a Ph.D. in Materials Science from the Technical University in Denmark.

    DR. BRUCE CHRISTENSEN has served as a Research Scientist of EKI since May 1994. From June 1993 until April 1994, Dr. Christensen was a Post-Doctoral Fellow in the Materials Science and Engineering

Department of Northwestern University. Dr. Christensen earned a B.Sc. in Chemical Engineering and a B.Sc. in Materials Science and Engineering from the University of Minnesota in June 1989, and a Ph.D. in Materials Science and Engineering from Northwestern University in June 1993.

    DR. DAVID DELLINGER has served as a Research Scientist of EKI since April 1992. From 1982 until April 1992, he was enrolled in the University of California, Santa Barbara, Ph.D. program in Geological Science where he researched major and trace element analyses. Dr. Dellinger received a B.S. in Geology at Stanford University in 1977 and a Ph.D. from the University of California, Santa Barbara in March 1996.

    DR. DIPANJAN SENGUPTA has served as a Research Scientist of EKI since April 1996. Dr. Sengupta served as a research associate specializing in polymer chemistry in the Department of Chemistry at the University of California, Santa Barbara from October 1994 to April 1996. From May 1991 to September 1994, Dr. Sengupta was a Chemistry Department research associate at the State University of New York at Albany. Dr. Sengupta received an M.S in Chemistry in 1982 and a Ph.D. in Organic Chemistry in 1987 from Jadapur University in India.

    DR. AMITABHA KUMAR has served as a Research Scientist of EKI since June 1994. From May 1988 through May 1994, Dr. Kumar worked as a Senior Research Scientist at the Central Glass and Ceramic Research Institute in Calcutta, India. Dr. Kumar currently also serves as associate editor for The Indian Ceramic Society and has over 35 publications in international scientific journals and has presented approximately 20 papers at seminars and symposiums. Dr. Kumar earned a B.Sc. in Ceramics from Banaras Hindu University in June 1978, and a M.Sc. and a Ph.D. in Solid State Science from Pennsylvania State University in August 1985.

    DR. JAN LOFVANDER has served as a Research Scientist of EKI since December 1993. From August 1989 until November 1993, Dr. Lofvander was a research engineer studying microstructural characterization in the Materials Department at the University of California, Santa Barbara. Dr. Lofvander's professional experience includes managing projects at the High Performance Composites Center at University of California, Santa Barbara. Dr. Lofvander has 36 publications in international scientific journals and six industrial reports relating to materials applications. Dr. Lofvander received his M.Sc. in Metallurgy and Materials Science from the Royal Institute of Technology in Stockholm, Sweden in December 1984, and a Ph.D. in Materials Science and Engineering from University of Illinois, Urbana-Champaign, Illinois in June 1989.

    DR. SHAODE ONG has served as a Research Scientist of EKI since June 1994. Prior to joining EKI, Dr. Ong worked as a Research Associate in the Materials Group in the School of Civil Engineering at Purdue University from January 1988 until May 1993. Dr. Ong received his B.Sc. in Building Materials Science from Tongji University, Shanghai, China in July 1986, and a M.Sc. E. and a Ph.D. in Civil Engineering Materials from Purdue University, West Lafayette, Indiana in May 1993.

    SANDEEP KUMAR has served as a Research Scientist of EKI since August 1992. Mr. Kumar received a B.Sc. in Ceramic Engineering from the Institute of Technology in India in June 1988, and a M.Sc. in Material Engineering from the University of California, Santa Barbara in December 1995. From September 1988 to June 1992 Mr. Kumar served as a research/engineering assistant for the Engineering Materials Department at the University of California, Santa Barbara.

    DENISE MILLER has served as a Research Scientist of EKI since August 1992. From March 1989 until June 1992, Ms. Miller was a Graduate Research Assistant in the Engineering Materials Department of the University of California, Santa Barbara. Ms. Miller has several professional publications and is a member of the Minerals, Metals & Materials Society (TMS)/ASM International Joint Membership. Ms. Miller received a B.Sc. in Chemical Engineering from the University of California, Santa Barbara in 1986. In 1992, she obtained a M.Sc. in Mechanical Engineering with an emphasis in Materials Processing at the University of California, Santa Barbara.

    VERA JACQUELINE RUBLEE has served as a Research Scientist of EKI since August 1993. During 1991 Ms. Rublee was a Geologist in the Geology Department at the University of California, Santa Barbara. From 1987 to 1989, she was a Stable Isotope Technician at the Geology Department of the University of

Ottowa. Ms. Rublee received a B.Sc. in Geology from the University of British Columbia in May 1985, and a M.Sc. in Geology from the University of Ottawa in March 1994.

    KRISTOPHER TURNER has served as a Research Scientist of the Company since November 1993. From September 1990 until October 1993, Mr. Turner was a Graduate Student Researcher at the University of California, Santa Barbara. Mr. Turner received a B.Sc. in Metallurgical Engineering from the University of Texas, El Paso in December 1989, and a M.Sc. in Materials from the University of California, Santa Barbara in July 1993.

COMPENSATION OF DIRECTORS

    Directors receive automatic option grants to purchase 20 shares on an annual basis pursuant to the Company's 1995 Stock Incentive Plan. Options granted to Directors in November 1995 under the 1995 Stock Incentive Plan are exercisable at $2,000 per share, vest in full in November 1996 and expire in November 2000. See "--Stock Option Plans." The Directors have never received any cash compensation for their service as directors other than reimbursement for out-of-pocket expenses incurred in connection with attendance at such meetings and the Company has no current intention of paying cash compensation to the Directors.

    In 1995, each member of the 1995 Board of Directors was granted a non-qualified stock option to purchase 20 shares of Common Stock at an exercise price of $2,000 per share as compensation for past services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    All decisions relating to executive compensation during 1995 were made by the Company's Board of Directors. Mr. Hodson, Chief Executive Officer of the Company who also served as President from December 1995 through May 1996, participated in deliberations of the Board of Directors concerning 1995 executive officer compensation. Mr. Hodson did not receive any cash compensation from the Company in 1995. Mr. Koob, Acting Director of Paper Development until February 1995, and Mr. Hulme, Executive Vice President of the Company since December 1995, President from September 1994 until December 1995 and Chief Operating Officer from February 1995 to May 1995, did not participate in deliberations of the Board of Directors concerning 1995 executive officer compensation.

EXECUTIVE COMPENSATION

    The following table sets forth, for the year ended December 31, 1995, the cash compensation of the Chief Executive Officer and the other executive officers of the Company who received compensation in excess of $100,000 in such year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS        ALL OTHER
NAME AND PRINCIPAL POSITION                         YEAR      SALARY*       BONUS        (NUMBER OF OPTIONS)      COMPENSATION
------------------------------------------------  ---------  ----------  -----------  -------------------------  ---------------
Simon K. Hodson(1)..............................       1995  $   --          --                      20             $  --
  Chief Executive Officer
Graham H. Phillips(2)...........................       1995     230,000      --                  --                    --
  President
Richard K. Hulme(3).............................       1995     220,000      --                      20                --
  Executive Vice President and Chief Operating
    Officer
D. Scott Houston................................       1995     180,250      --                  --                    --
  Chief Financial Officer
Laird Q. Cagan(4)...............................       1995     143,750      --                  --                    --
  Senior Vice President--Corporate Development

------------------------------

 * The Company provides various perquisites to its executives which are not disclosed in accordance with SEC regulations because the value of such perquisites is less than 10% of the executive's salary.

(1) Mr. Hodson did not receive any compensation directly from the Company in 1995. Mr. Hodson is an employee of and is paid a salary by EKI. In addition to serving as Chief Executive Officer of the Company since its inception, Mr. Hodson served as President of the Company from September 1995 through May 1996.

(2) Mr. Phillips served as Senior Vice President--Marketing of the Company in fiscal 1995.

(3) Mr. Hulme served as President of the Company from September 1994 to December 1995 and Chief Operating Officer of the Company from February 1995 through May 1995.

(4) Effective September 1995, Mr. Cagan assumed the position of Senior Vice President--Corporate Development of the Company. Prior to that time in 1995 he served as a consultant to the Company and EKI. Mr. Cagan's reported compensation during 1995 includes amounts paid to him both as an employee of the Company and as a consultant to the Company and EKI.

    The following table sets forth information with respect to options to purchase shares of the Company's Common Stock granted in 1995 to the Chief Executive Officer and the other Named Executive Officers.

                          STOCK OPTION GRANTS IN 1995

                                                                                                    POTENTIAL REALIZABLE
                                                             INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                          --------------------------------------------------------         RATES
                                            NUMBER OF      % OF TOTAL                                     OF STOCK
                                             SHARES          OPTIONS                                    APPRECIATION
                                           UNDERLYING        GRANTED       EXERCISE                 FOR OPTION TERM (1)
                                             OPTIONS      TO EMPLOYEES       PRICE     EXPIRATION   --------------------
NAME                                         GRANTED         IN 1995      (PER SHARE)     DATE         5%         10%
----------------------------------------  -------------  ---------------  -----------  -----------  ---------  ---------
Simon K. Hodson(2)......................           20            33.3%     $   2,000     11/27/00   $  51,051  $  70,862
Graham H. Phillips......................       --              --             --           --          --         --
Richard K. Hulme(2).....................           20            33.3%     $   2,000     11/27/00   $  51,051  $  70,862
D. Scott Houston........................       --              --             --           --          --         --
Laird Q. Cagan..........................       --              --             --           --          --         --

------------------------------

(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2) Represents 20 shares of Common Stock underlying options granted to each member of the Board of Directors of the Company on a nondiscretionary basis under the 1995 Plan, the material terms of which are described under the caption "--Stock Option Plans." The options will vest in full in November 1996.

    The following table sets forth, for the Chief Executive Officer and the Named Executive Officers, information with respect to options exercised, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock.

      AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES

                                                                                                    NUMBER OF UNEXERCISED
                                                                                                           OPTIONS
                                                                    SHARES                           AT DECEMBER 31, 1995
                                                                  ACQUIRED ON       VALUE     ----------------------------------
NAME                                                               EXERCISE       REALIZED      EXERCISABLE      UNEXERCISABLE
--------------------------------------------------------------  ---------------  -----------  ---------------  -----------------
Simon K. Hodson...............................................        --             --                 20            --
Graham H. Phillips............................................        --             --                500               500
Richard K. Hulme..............................................        --             --                520               500
D. Scott Houston..............................................        --             --                300               700
Laird Q. Cagan................................................        --             --             --                --

EMPLOYMENT AGREEMENTS

    D. Scott Houston entered into an employment agreement with the Company effective October 15, 1993. Mr. Houston's employment agreement provides that his employment is "at will" at the discretion of the Company, and that he may be terminated at any time for cause, and at any time without cause subject to 30 days written notice. Mr. Houston's employment agreement provides for an annual salary of $180,000, subject to annual review and increase at the discretion of the Board of Directors.

STOCK OPTION PLANS

    1995 STOCK INCENTIVE PLAN

    The Board of Directors of the Company has adopted the 1995 Stock Incentive Plan (the "1995 Plan"), pursuant to which employees, directors and consultants of the Company will be eligible to receive options to purchase Common Stock. The following is a description of the material features of the 1995 Plan. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the 1995 Plan, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The purpose of the 1995 Plan is to enable the Company to attract, retain and motivate employees, directors and consultants by providing for or increasing their proprietary interests in the Company. Every employee and consultant of the Company or any of its subsidiaries and any director of the Company is eligible to be considered for the grant of awards under the 1995 Plan. Directors will be eligible to receive annual automatic grants pursuant to the 1995 Plan. The term "employees" in the following discussion is used to refer to employees (including employee directors) and consultants.

    The 1995 Plan authorizes the Stock Option Committee (the "Committee") to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (i) Common Stock or (ii) a derivative security with an exercise or conversion privilege at a price related to the Common Stock with a value derived from the value of the Common Stock. Awards under the 1995 Plan are not restricted to any specified form or structure and may include arrangements such as sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. Any stock option granted to an employee may be an ISO (as defined below) or a non-qualified stock option.

    The 1995 Plan generally provides that no one employee may be granted options or other awards with respect to more than 1,500 shares of Common Stock in any one calendar year, subject to certain anti-dilution adjustments. The anti-dilution provisions of the 1995 Plan generally provide that no adjustment shall be made under those provisions to the extent such adjustment would cause ISOs issued or issuable under the 1995 Plan to be treated as other than ISOs, or to the extent the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to awards by causing such compensation to be treated as other than "performance-based compensation," as defined in the 1995 Plan. Awards may not be granted under the 1995 Plan on or after the tenth anniversary of its adoption.

    1994 STOCK OPTION PLAN

    The Board of Directors of the Company adopted the 1994 Stock Option Plan (the "1994 Plan"), pursuant to which employees and consultants of the Company were eligible to receive options to purchase Common Stock granted prior to the adoption of the 1995 Plan. The following is a description of the material features of the 1994 Plan. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the 1994 Plan, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The purpose of the 1994 Plan is to provide incentives to key employees and consultants to pursue actions that will create shareholder value and promote the overall success of the Company and to attract and retain key talent for positions of substantial responsibility. Every employee and consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1994 Plan. The term "employees" in the following discussion is used to refer to employees (including employee directors) and consultants. The 1994 Plan authorizes the Committee to award ISOs and non-incentive stock options to employees. Awards may not be granted under the 1994 Plan on or after the tenth anniversary of its adoption. The 1995 Plan effectively supersedes the 1994 Plan for options issued on or after the date of adoption of the 1995 Plan.

    CERTAIN PROVISIONS APPLICABLE TO THE 1995 PLAN AND THE 1994 PLAN

    Awards may be issued under the 1995 Plan and the 1994 Plan (collectively, the "Plans") for any lawful consideration including services rendered by the employee. The maximum number of shares of Common

Stock that may be issued pursuant to awards granted under the Plans is 17,500 (subject to adjustment to prevent dilution).

    Except for provisions in the 1994 Plan setting minimum exercise prices for ISOs, the Plans do not specify a minimum amount that employees are required to pay to acquire the benefits in connection with an award. Any such amount will be established by the Committee and set forth in the agreement evidencing the award. For federal income tax purposes, the maximum compensation payable to employees pursuant to the Plans, during the term of the Plans and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured (which, in the case of non-incentive options, will generally be the date of exercise of the options).

    An award under the Plans may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto by, among other things (i) delivering previously owned shares of capital stock of the Company or (ii) delivering a promissory note, the terms and conditions of which will be determined by the Committee. Previously owned shares of stock of the Company acquired upon exercise of an option, however, may be used to pay the purchase price for shares pursuant to an option only if such previously owned shares have been owned by the grantee for more than six months.

    The Plans are designed to comply with Rule 16b-3. The Company intends to file a registration statement under the Securities Act to register shares to be issued pursuant to the Plans. See "Shares Eligible for Future Sale."

    The Plans are administered by the Committee. The Committee has full and final authority to select the employees to receive awards pursuant to the Plans and to grant such awards. Subject to the provisions of each of the Plans, the Committee has a wide degree of flexibility in determining the terms and conditions of any award and the number of shares to be issued pursuant such award. The expenses of administering the Plans will be borne by the Company.

                              CERTAIN TRANSACTIONS

    LICENSE AGREEMENT AND PATENT ALLOCATION AGREEMENT

    Pursuant to its License Agreement with EKI, the Company has been granted a world-wide, exclusive, royalty-free license to utilize and sublicense others to utilize EKI's proprietary technology in manufacturing, selling, and otherwise commercially developing EARTHSHELL "Food Service Disposables" (as defined in the License Agreement). See "Business--Relationship with EKI." The License grants the Company exclusive rights to issued patents, pending patents and trade secrets to the extent that they relate to food-service disposables produced from inorganic-based materials. The Company also has certain business, reporting, indemnification and confidentiality obligations under the License Agreement.

    Pursuant to its Patent Allocation Agreement with EKI, the Company is obligated to pay or reimburse EKI for all costs and expenses associated with the filing, prosecuting and maintaining of patents and patent applications in connection with technology which directly relates to food and beverage containers or the process to manufacture food and beverage containers, within the field of use licensed to the Company under the License Agreement or which has significant teachings to the manufacture of food and beverage containers, even if outside such field of use. The Company incurred, or reimbursed EKI for, total costs of $1,520,000, $1,717,000, $1,929,000 and $782,000 in connection with these applications during 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. These patents will be the property of EKI, and EKI may obtain a benefit therefrom other than under the License, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the License.

    Under the predecessor agreement to the License Agreement, the Company was obligated to pay EKI a royalty of 10% of all sublicense fees received by the Company and 10% of the net sales price of any products sold by the Company to any third party. All royalty payments under this predecessor agreement were waived by EKI, and this requirement has been deleted from the amended License Agreement.

    TECHNICAL SERVICES AND RELATED AGREEMENTS

    In addition to the License Agreement and the Patent Allocation Agreement, the Company has entered into a Technical Services and Sublease Agreement dated July 1, 1994 (the "Technical Services Agreement") with EKI that supersedes the Management Agreement (as defined below). Pursuant to the Technical Services Agreement, the Company pays EKI for technical services specifically requested by the Company based on established hourly billing rates and reimburses EKI for out-of-pocket expenses related to specific research projects. The Technical Services Agreement gives the Company a first priority right to the services of certain EKI personnel during its term (which expires July 1, 1997). The Company paid an aggregate of $3,309,000 $9,472,000 and $8,427,000 to EKI for these services under the Technical Services Agreement during 1993, 1994 and 1995, respectively. In addition, the Technical Services Agreement provides for the sublease by EKI to the Company of approximately 1,600 square feet of office space for its headquarters. The Company paid an aggregate of $34,000 and $67,000 to EKI for the sublease of this space during 1994 and 1995, respectively. The term of the sublease expires July 1, 1997 and may otherwise be terminated by the Company on 30 days' written notice.

    Prior to entering into the Technical Services Agreement, EKI provided technical services to the Company pursuant to a Management, Administrative Services and Professional Services Agreement (the "Management Agreement"). Under the terms of the Management Agreement, the Company paid EKI a monthly fee (which was subject to quarterly adjustment based upon the approximate variation in EKI's cost of furnishing services and facilities to the Company) for services rendered by EKI personnel to the Company. The Company incurred expenses of $400,000 and $1,200,000 during 1993 and 1994, respectively, in connection with the Management Agreement.

    Under the terms of a Master Lease Agreement, the Company also previously leased to EKI the machinery, equipment, leasehold improvements and other property constituting the Company's laboratory production facility (the "Equipment"). The Equipment had been purchased by the Company from EKI in July 1993 for a total price of $2,340,000. The lease had a term of five years commencing September 1, 1993 and required that EKI make variable monthly lease payments based on the relative usage of the Equipment by EKI and the Company. EKI made total lease payments to the Company of $156,000 and $348,000 in 1993 and 1994, respectively, net of an equal amount of lease charges paid by the Company to EKI under its various projects. The Master Lease Agreement was terminated as of December 31, 1994 and, pursuant to an Agreement and Bill of Sale, the Company sold certain of the Equipment back to EKI for a purchase price of approximately $2,018,000, which was the Company's original acquisition cost of such equipment from EKI. The purchase price was paid by delivery of a promissory note from EKI, and on September 30, 1995 this promissory note was canceled and offset against promissory notes of the Company payable to EKI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    REGISTRATION RIGHTS

    As additional consideration for EKI's services under the Technical Services Agreement, the Company has entered into a Registration Rights Agreement with EKI (the "Registration Rights Agreement"). The Registration Rights Agreement provides certain registration rights for the 315,000 shares of Common Stock originally issued to EKI (whether held by EKI or subsequent transferees). The Company is also obligated, following the date one year after the consummation of the Offering, to prepare and keep in place (at the Company's expense) a Registration Statement on Form S-3 covering certain shares of Common Stock currently held by EKI which will be issued upon the exercise of options to be granted by EKI to its employees and consultants.

    The Registration Rights Agreement grants two "piggyback" registration rights for offerings of Common Stock by the Company (subject to cutback provisions for the registration rights of other holders of Common Stock and the holders of the Company's Series A Preferred Stock) and the right to participate in one demand registration upon a request by the holders of 78,750 shares of Common Stock originally issued to EKI, some of which shares have been transferred to other holders. The holders of such shares will be responsible, on a pro-rata basis, for most of the expenses relating to the exercise of the demand registration right and a portion of the expenses relating to the exercise of their piggyback registration rights. See "Shares Eligible for Future Sale."

    LOANS BY EKI

    At various times between February 1995 and June 30, 1996, EKI made cash advance loans in an aggregate amount of $8,075,000 for general working capital purposes. Additionally, intercompany charges payable to EKI under the Technical Services Agreement and Patent Allocation Agreement totaling $9,902,000 were converted to demand notes through June 30, 1996. Each of these loans bears interest at the prime rate as shown from time to time in THE WALL STREET JOURNAL (subject to quarterly adjustment). As of June 30, 1996, the Company had incurred an aggregate of $1,125,000 in interest expense associated with these loans from EKI. The Company intends to use a portion of the proceeds of the Offering to repay these loans. See "Use of Proceeds" and note 3 to the Financial Statements of the Company included elsewhere herein.

    GUARANTEES OF CREDIT AGREEMENT

    EKI, Mr. Essam Khashoggi, the Chairman of the Board and an indirect controlling shareholder of the Company, and a trust controlled by Mr. Khashoggi guaranteed the borrowings under the $4.5 million line of credit provided by Imperial Bank to the Company in July 1996.

    LOAN BY MCDONALD'S

    In December 1994, McDonald's made a loan to the Company in the principal amount of $2,000,000 to be used for general working capital purposes. This loan was evidenced by a demand promissory note and bore an annual interest rate of 8%. The loan was fully repaid in February 1995.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of each class of the Company's voting securities as of
September 26, 1996, and as adjusted to reflect the sale of         shares of
Common Stock by the Company and the sale of         shares of Common Stock by
the Selling Stockholders, by (i) each person known by the Company to own beneficially more than 5% of any class of voting securities of the Company, (ii) each Director of the Company, (iii) each Named Executive Officer of the Company,
(iv) all Directors and executive officers as a group and (v) the Selling Stockholders.

                                  SHARES BENEFICIALLY OWNED PRIOR TO OFFERING                              COMMON SHARES
                               --------------------------------------------------
                                                                                                      BENEFICIALLY OWNED AFTER
                                       COMMON             PREFERRED, SERIES A                               OFFERING (1)
                               ----------------------  --------------------------  NUMBER OF SHARES   ------------------------
                                          PERCENT OF                  PERCENT OF    OF COMMON STOCK                PERCENT OF
NAME AND ADDRESS(3)             NUMBER     CLASS (2)      NUMBER         CLASS       BEING OFFERED      NUMBER        CLASS
-----------------------------  ---------  -----------  -------------  -----------  -----------------  -----------  -----------
Essam Khashoggi..............    277,588   (5)       88.1%      --        --
Simon K. Hodson..............         20   (6)      *       --            --
Graham H. Phillips...........        500(7)      *          --            --
Richard K. Hulme.............        520(5)      *          --            --
D. Scott Houston.............        300(7)      *          --            --
Laird Q. Cagan...............        500(7)      *              52         *
John Daoud...................        120(5)      *          --            --
Ellis Jones..................         50       *            --            --
Layla Khashoggi(8)...........         20(5)      *          --            --
Mark A. Koob.................         20(5)      *          --            --
William Marquard.............         20(5)      *          --            --
Jerold H. Rubinstein.........         20(5)      *          --            --
All Directors and Executive
  Officers as a Group (12
  Persons)...................    279,678        88.7%           52         *
Selling Stockholders.........

------------------------------

*   Indicates ownership of less than one percent.

(1) Assumes that all 26,675 shares of Series A Preferred Stock outstanding are converted into shares of Common Stock. See "Description of Capital Stock."

(2) Computed by treating the 26,675 shares of Common Stock into which the Series A Preferred Stock is convertible as issued and outstanding.

(3) The address of each of these persons is c/o EarthShell Corporation, 800 Miramonte Drive, Santa Barbara, California 93109.

(4) Represents 247,829 shares held by EKI of which Mr. Khashoggi indirectly owns a 90% beneficial interest and 29,759 shares held by Mr. Khashoggi's affiliated entities. Mr. Khashoggi has sole voting and dispositive power with respect to all 277,588 shares.

(5) Includes options to purchase 20 shares of Common Stock issued to directors in 1995 under the 1995 Stock Incentive Plan.

(6) Does not include any of the shares held by EKI in which Mr. Hodson holds an indirect 10% interest.

(7) Represents options to purchase shares of Common Stock that are exercisable within 60 days.

(8) Ms. Khashoggi is Essam Khashoggi's spouse.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of         shares of
Common Stock, par value $.01 per share, and         shares of Preferred Stock,
par value $.01 per share. The following statements are summaries of certain provisions applicable to the Company's capital stock.

COMMON STOCK

    As of September 26, 1996, there were 315,000 shares of Common Stock outstanding, held of record by 66 stockholders. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in the Company's assets remaining after payment of liabilities, and after provision is made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of Common Stock are, and the Common Stock offered by the Company hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by
shareholders, to issue up to         shares of Preferred Stock in one or more
series and to fix the powers, designations, rights, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting, conversion, and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of the Common Stock. At present, the Company has no plans to issue any additional shares of Preferred Stock.

    As of September 26, 1996, there were 26,675 shares of Series A Preferred Stock outstanding (convertible into 26,675 shares of Common Stock), held of record by 31 stockholders. Concurrently with or shortly following the consummation of the Offering, the Company will deliver to the holders of the Series A Preferred Stock notice of the Company's election to redeem all outstanding shares of the Series A Preferred Stock approximately sixty (60) days after the date of such notice. The holders of the Series A Preferred Stock have the right pursuant to the terms thereof to convert their Series A Preferred Stock into Common Stock, with each share of Series A Preferred Stock being convertible into one share of Common Stock. The Company expects that all of the holders of Series A Preferred Stock will convert such stock into Common Stock prior to redemption. Any shares of Series A Preferred Stock not converted will be redeemed by the Company at a price of $1,030 per share plus accrued dividends, the equivalent of $1,030 per common share on an as converted basis.

ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

    The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified Board of Directors with staggered terms, prohibitions on the ability of stockholders to take action by written consent, to remove directors without cause, to fill vacancies on the Board of Directors and to call special meetings of stockholders, and a requirement of advance notice for the submission of stockholder proposals or director nominees. In addition, the Company's Certificate of Incorporation requires that certain business combinations be approved by the holders of 66 2/3% of the Common Stock (which requirement is substantially similar to the provisions of Section 203 of the Delaware General Corporation Law discussed above).

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, Director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

    The Company believes that the provisions in its Certificate of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and Directors.

OTHER ATTRIBUTES OF THE STOCK OF THE COMPANY

    The Company is a corporation organized under the laws of Delaware and generally the laws of the state of incorporation govern the corporate operations of a corporation and the rights of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if (i) the corporation transacts business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year, (ii) more than one-half of its outstanding voting securities are held of record by persons having addresses in California and (iii) the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") if such corporation has at least 800 record and nominee holders of its equity securities as of the record date of its most recent annual meeting of stockholders.

    The Company intends to apply for the quotation of its Common Stock on The Nasdaq National Market. At present, most of the Company's activities occur in
California and approximately    % of the Common Stock will be owned upon
completion of the Offering by EKI. EKI's principal office is located in California, so that certain provisions of California corporate law may apply to the Company, as described below, unless as a result of the Offering there are more than 800 holders of its equity securities as of the applicable date.

    Except as discussed herein, provisions of California law which could be applicable to the Company if the Company meets these tests and is not exempt include, without limitation, those provisions relating to the number of directors to be elected each year (all directors must be elected each year under California law while the Delaware law permits staggered election of directors), the stockholders' right to cumulate votes in elections of directors (cumulative voting is mandatory under California law), the stockholders' right to remove directors without cause (which under California law is subject to the stockholders' right to cumulate votes), the right of stockholders to call a special meeting (such right is mandatory under California law if the requesting stockholder owns at least 10% of the voting stock) and the Company's ability to indemnify its officers, directors and employees (which is more limited in California than in Delaware). Notwithstanding the foregoing, a corporation may provide for a classified board of directors, or eliminate cumulative voting, or both if it is a "listed corporation." A "listed corporation" means a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or a corporation with outstanding securities qualified for trading as a national market security on Nasdaq if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is
                   .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering and assuming the conversion of the outstanding shares of Series A Preferred Stock into Common Stock, the Company
will have         shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option to purchase up to an additional
        shares). The shares sold in the Offering (        ) shares if the
Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act.

    The remaining         shares were issued and sold by the Company in private
transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least two years, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one
percent (1%) of the then outstanding shares of Common Stock         shares
immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least three years is entitled to sell such shares at any time under Rule 144
without regard to the limitations described above. Of the         remaining
shares outstanding, affiliates hold         shares, and have owned such shares
for Rule 144 purposes since the incorporation of the Company. Of the shares
owned by non-affiliates,         shares have been held by such non-affiliates in
excess of two years.

    Any employee, officer, director, advisor or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

    The holders of 6,667 shares of Common Stock, and the holders of 26,675 shares of Series A Preferred Stock convertible into 26,675 shares of Common Stock, have been granted demand and piggyback registration rights with respect to such shares of Common Stock under various registration rights agreements. Under their demand registration rights, subject to certain conditions, the holders of at least 25% of such registrable securities may require the Company to use commercially reasonable efforts to register such shares under the Securities Act. The Company is obligated to complete no more than two demand registrations, and in no event is the Company required to complete a demand registration within six months after the effective date of its most recent registration statement. Under their piggyback registration rights, these persons may elect to participate and sell their registrable securities in up to a maximum of two (assuming all securities requested to be registered are so registered) subsequent public offerings in which the Company issues additional securities for its own behalf, subject to reduction (with all shares of the Company first being registered) in the event that the managing underwriter in such offering advises the Company that the number of securities sought to be registered exceeds the number of shares of Common Stock which could be sold without having an adverse effect on the offering.

    Holders of an additional 1,813 shares of Common Stock have been granted piggyback registration rights entitling them to sell their registrable securities in subsequent public offerings in which the Company issues additional securities for its own behalf, subject to reduction (with all Company shares and registrable securities referenced in the preceding paragraph first being registered) in the event that the managing underwriter in such offering advises the Company that the number of securities sought to be registered exceeds the number of shares of Common Stock which could be sold without having an adverse effect on the offering.

    The Company has also entered into a Registration Rights Agreement with EKI (the "EKI Registration Rights Agreement"). The EKI Registration Rights Agreement provides certain registration rights for the 315,000 shares of Common Stock originally issued to EKI (whether held by EKI or subsequent transferees). The Company is also obligated, following the date one year after the consummation of the Offering, to prepare and keep in place (at the Company's expense) a Registration Statement on Form S-3 covering certain shares of Common Stock currently held by EKI which may be transferred upon the exercise of options to be granted by EKI to its employees and consultants. The EKI Registration Rights Agreement grants two "piggyback" registration rights for offerings of Common Stock by the Company (subject to cutback provisions for the registration rights of other holders of Common Stock and the holders of the Company's Series A Preferred Stock) and the right to participate in one demand registration upon a request by the holders of 78,750 of the 315,000 shares of Common Stock originally issued to EKI, some of which shares have been transferred to other holders. The holders of such shares will be responsible, on a pro-rata basis, for most of the expenses relating to the exercise of the demand registration right and a portion of the expenses relating to the exercise of their piggyback registration rights. See "Certain Transactions."

    Except as noted above, the cost of all registrations pursuant to the foregoing registration rights will be borne by the Company, except for underwriters' commissions and discounts which will be borne by the sellers of the registrable securities.

    As of September 26, 1996, there were outstanding stock options to purchase an aggregate of 4,280 shares of Common Stock. All outstanding stock options are held by Directors and officers of the Company and are subject to the lock-up arrangements described below. Following the Offering, the Company intends to file a Registration Statement on Form S-8 covering an aggregate of 17,500 shares of Common Stock that have been reserved for issuance under the Company's 1995 Stock Incentive Plan and 1994 Stock Option Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act upon the expiration of the lock-up period described below and the exercise of such options. See "Management--Stock Option Plan."

    The Company and all stockholders who are officers, Directors or affiliates have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of CS First Boston Corporation.

    The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing stockholders could adversely affect prevailing market prices.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following is a summary of certain of the United States federal tax considerations that may be relevant to the purchase, ownership and disposition of the Common Stock by investors who hold the Common Stock as a capital asset and does not purport to be a complete analysis of all the potential tax consequences thereof. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that adversely affects holders of such Common Stock. Potential investors should be aware that the discussion does not address all of the tax considerations that may be relevant to particular investors in light of their individual circumstances or to holders subject to special treatment under United States federal tax laws, such as dealers in securities, insurance companies, tax-exempt organizations and financial institutions.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL TAX CONSEQUENCES, AS WELL AS ALL APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

PERSONAL HOLDING COMPANY TAX

    As a corporation, the Company will be subject to federal, state, local and foreign income taxes on its taxable income. In addition, because more than 50% of the value of the Company's outstanding stock will be owned directly or indirectly by five or fewer individuals, and a substantial portion of the Company's income is expected to be derived from royalties and equipment leasing, there is a significant risk that the Company will be classified as a "personal holding company." As a personal holding company, the Company will be subject to an additional federal tax equal to 39.6% of, in general, its undistributed after tax earnings for any year in which, generally, the Company's royalty and other passive type income constitutes 60% or more of its "adjusted ordinary gross income" (I.E., ordinary gross income, as distinguished from capital gains income, adjusted to reflect certain statutory exclusions and deductions) for the year. In the event that the Company is subject to the personal holding company tax in a taxable year, the Company will only be able to use its net operating loss, if any, for the immediately preceding year to offset its income subject to the personal holding company tax for such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Net Operating Loss Tax Carryforwards."

    The Company intends to minimize its liability for the personal holding company tax either by deriving more than 40% of its adjusted ordinary gross income for each year from non-passive sources (such as through joint venture arrangements with manufacturing or other operating companies), or by distributing all or part of its personal holding company income for any taxable year in which that threshold cannot be satisfied. The amount of any such distribution generally will be treated as a dividend taxable as ordinary income.

TAXATION OF UNITED STATES HOLDERS

    DIVIDENDS

    A distribution made with respect to the Common Stock will be treated as a dividend, taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for tax purposes. Distributions in excess of the current or accumulated earnings and profits of the Company will be treated for federal income tax purposes first as a return of the holder's adjusted tax basis in its shares and then as a gain from the sale or exchange of such shares. In general, certain distributions of Common Stock and Preferred Stock and distributions of Notes or other property will be taxable in an amount equal to the fair market value of such property even though no cash is received.

    A distribution treated as a dividend should qualify for the 70% intercorporate dividends-received deduction subject to the minimum holding period (generally at least 46 days) and other applicable requirements. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to the amount of its dividends-received deduction. Legislation has been proposed to reduce the amount of the intercorporate dividends-received deduction from 70% to 50% of the amount of dividends received and disallow the dividends-received deduction if the 46 day holding period is not satisfied with respect to such stock over a period immediately before and immediately after the stockholder becomes entitled to receive the dividend. It is impossible to predict whether this or similar legislation will be enacted.

    GAIN OR LOSS ON DISPOSITION OF COMMON STOCK

    Gain or loss realized upon a sale, exchange or other disposition of Common Stock will be treated as long-term capital gain or loss, provided that the Common Stock has been held as a capital asset for more than one year.

    BACKUP WITHHOLDING

    Certain noncorporate holders may be subject to backup withholding at a rate of 31% on dividends and redemption proceeds received with respect to the Common Stock. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the IRS that he has failed to report payments of interests and dividends properly. The Company may require holders of the Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to the Company with respect to the payment of backup withholding. A Holder who does not provide the Company with a current Taxpayer Identification Number may be subject to penalties imposed by the IRS. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

TAXATION OF NON-UNITED STATES HOLDERS

    The following is a general discussion of the principal United States federal tax consequences of the ownership and disposition of Common Stock by a holder of Common Stock that, for United States federal tax purposes, is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust, and for United States Federal Estate tax purposes, non-resident not a citizen of the United States (as specifically defined for United States federal estate tax purposes). This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder and applies only to Non-United States Holders that hold Common Stock as a capital asset. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Common Stock (including such investor's status as a United States person or Non-United States Holder), as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

    DIVIDENDS

    Dividends paid to a Non-United States Holder generally will be subject to withholding of United States federal income tax at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-United States Holder. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding. The 30% withholding tax will not apply if the dividend is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, if the dividend is effectively connected with a permanent establishment maintained within the United States by the Non-United States Holder). In such event, the dividend, less any deductions available to the holder in respect of such dividend will be subject to the United States federal income tax at a maximum marginal rate of 39.6% for individuals and 35% for corporations. Corporate holders may also be subject to the branch profits tax imposed under
Section 884 of the Code.

    GAIN ON DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless the gain is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, unless the gain is effectively connected with a permanent establishment maintained within the United States by the Non-United States Holder). Any such effectively connected gain would be subject to the United States federal income tax on net income that applies to United States persons (and, with respect to corporate holders, also may be subject to the branch profits tax). In addition, a Non-United States Holder who is an individual generally will be subject to federal income tax at a 30% rate on any gain recognized on the disposition of Common Stock if such individual is present in the United States for 183 days or more in the taxable year of disposition and either (i) has a "tax home" in the United States (as specifically defined for purposes of the United States federal income tax), or
(ii) maintains an office or other fixed place of business in the United States and the gain from the sale of the stock is attributable to such office or other fixed place of business.

    If the Company is or becomes a "United States real property holding corporation" ('USRPHC"), Non-United States Holders may be subject to federal income tax on any gain recognized upon the disposition of the Common Stock. As a very general rule, the Company will be considered a USRPHC if 50% or more of the value of its assets consist of United States real property interests. The Company believes that it has not been, is not currently, and is not likely to become, a USRPHC.

    Legislation was proposed as recently as 1995 that, if enacted, would have resulted under certain circumstances in the imposition of United States federal income tax on gain realized from the disposition of Common Stock by certain Non-United States Holders who own or owned, directly or by attribution, 10% or more of the Common Stock. It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

    UNITED STATES FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by a Non-United States Holder at his or her date of death, or Common Stock subject to certain lifetime transfers made by such an individual, will be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens are generally allowed a tax credit that is equivalent to an exclusion of $60,000 of otherwise taxable assets.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-United States Holder resides.

    United States federal backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish information required under United States information reporting requirements) generally will not apply to dividends paid to a Non-United States Holder either at an address outside the United States under temporary United States Treasury regulations (provided that the payor does not have actual knowledge that the payee is a United States person), or if the dividends are subject to withholding at the 30% rate (or lower treaty rate). As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that is a United States person, or by a foreign office of a foreign broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation," as to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption.

    The backup withholding tax is not an additional tax and may be credited against the Non-United States Holder's United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the IRS.

    The backup withholding rules are currently under review by the Treasury Department and their application to the Common Stock could be altered by future regulations.

LEGISLATIVE PROPOSALS/REFORMS

    A wide variety of legislation has been proposed, some of which, if enacted, would substantially modify and replace the current federal income tax system. It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting
Agreement dated                    , 1996 (the "U.S. Underwriting Agreement"),
the underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, Salomon Brothers Inc and Montgomery Securities are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of U.S. Shares of Common Stock:

                                                                                     NUMBER OF
UNDERWRITER                                                                         U.S. SHARES
---------------------------------------------------------------------------------  -------------
CS First Boston Corporation......................................................
Salomon Brothers Inc.............................................................
Montgomery Securities............................................................
                                                                                         -----
  Total..........................................................................
                                                                                         -----
                                                                                         -----

    The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all the U.S. Shares of the Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

    The Company and the Selling Stockholders have entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

    One of the Selling Stockholders has granted to the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase
up to additional     shares at the initial public offering price, less the
underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that such option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of Common Stock being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the prospectus relating to the International Offering bears to the sum of the total number of Common Stock in such tables.

    The Company and the Selling Stockholders have been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares of the Common Stock in the United States and Canada to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession
of $   per share, and the U.S. Underwriters and such dealers may allow a
discount of $   per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

    The Underwriters and Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.

    The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Common Stock offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of CS First Boston Corporation, as representative of the U.S. Underwriters, and CS First Boston Limited ("CSFBL"), on behalf of the Managers.

    Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

    Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price, less such amount as may be mutually agreed upon by CS First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of the Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

    The Company and all stockholders who are officers, Directors or affiliates have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus.

    The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the U.S. Underwriters and the Managers may be required to make in respect thereof.

    Application will be made to list the shares of Common Stock on the Nasdaq Stock Market's National Market under the symbol "ERTH".

    Prior to the Offering, there has been no public trading market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the market valuation of comparable companies; market conditions for initial public offerings; the history of, and the prospects for, the Company's business; the Company's past and present operations; the Company's current financial position; an assessment of the Company's management; and the general condition of the securities markets. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of the Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The legality of the Common Stock being offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Costa Mesa, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and for the period from inception through December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report contains an emphasis paragraph relating to the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority of as experts in auditing and accounting.

    The portions of this Prospectus entitled "Risk Factors--Protection of Proprietary Technology" and "Business--Patents, Proprietary Rights and Trademarks" have been reviewed and approved by Workman, Nydegger & Seeley, Salt Lake City, Utah, as experts in patent law.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains a web site that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                            ----
EARTHSHELL CORPORATION

Independent Auditors' Report..............................................................  F-2

Balance Sheets as of December 31, 1994 and
  1995 and (unaudited) June 30, 1996 and pro forma June 30, 1996..........................  F-3

Statements of Operations for the years ended
  December 31, 1993, 1994 and 1995, and for the
  period from November 1, 1992 (inception)
  through December 31, 1995 and (unaudited) the
  six months ended June 30, 1995 and 1996 and inception through June 30, 1996.............  F-4

Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 1993, 1994 and 1995 and
  (unaudited) the six months ended
  June 30, 1996 and pro forma June 30, 1996...............................................  F-5

Statements of Cash Flows for the years ended
  December 31, 1993, 1994 and 1995, and for the
  period from November 1, 1992 (inception)
  through December 31, 1995 and (unaudited)
  the six months ended June 30, 1995 and 1996 and inception through June 30, 1996.........  F-6

Notes to Financial Statements.............................................................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of EarthShell Container Corporation:

    We have audited the accompanying balance sheets of EarthShell Container Corporation (a development stage enterprise -- the "Company") as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (November 1, 1992) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of EarthShell Container Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception through December 31, 1995 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is a development stage enterprise that has incurred losses in its operations since inception, currently has negative working capital and continues to rely on its stockholders to provide cash flow to sustain its operations. Although the Company's operations subsequent to December 31, 1995 have been funded by loans from its majority stockholder, the stockholder is under no obligation to continue to fund the Company, and without additional funding from its stockholders or other sources, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans to procure additional long-term funding are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Deloitte & Touche LLP

Los Angeles, California

February 2, 1996

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                      DECEMBER 31,                            PRO FORMA
                                               --------------------------                   JUNE 30, 1996
                                                   1994          1995      JUNE 30, 1996      (NOTE 1)
                                               ------------  ------------  --------------  ---------------
                                                                            (UNAUDITED)      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................  $    180,938  $    266,046  $       61,497  $        61,497
  Investments--U.S. government securities....     2,704,011
  Prepaid insurance..........................        71,675        68,862          22,954           22,954
  Other assets...............................        51,361         1,641          12,431           12,431
                                               ------------  ------------  --------------  ---------------
  Total current assets.......................     3,007,985       336,549          96,882           96,882
PROPERTY AND EQUIPMENT, NET..................       242,017     1,891,122       2,501,358        2,501,358
                                               ------------  ------------  --------------  ---------------
TOTAL........................................  $  3,250,002  $  2,227,671  $    2,598,240  $     2,598,240
                                               ------------  ------------  --------------  ---------------
                                               ------------  ------------  --------------  ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and accrued interest to
    majority stockholder.....................  $  2,000,000  $ 12,984,736  $   18,330,472  $    18,330,472
  Note payable to bank.......................                                   1,257,750        1,257,750
  Dividends payable..........................                                                    5,881,665
  Payable to majority stockholder............       366,367       574,857       2,024,459        2,024,459
  Accounts payable and accrued expenses......       765,265     1,346,179       1,132,744        1,132,744
                                               ------------  ------------  --------------  ---------------
    Total current liabilities................     3,131,632    14,905,772      22,745,425       28,627,090
                                               ------------  ------------  --------------  ---------------
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred Stock, $.01 par value, 100,000
    shares authorized; 35,000 Series A shares
    designated; 26,675 Series A shares issued
    and outstanding as of December 31, 1994
    and 1995 and (unaudited) June 30, 1996...           267           267             267
  Additional paid-in preferred capital.......    24,472,734    24,472,734      24,472,734
  Common stock, $.01 par value, 1,000,000
    shares authorized; 315,000 issued and
    outstanding as of December 31, 1994 and
    1995 and (unaudited) June 30, 1996 (Pro
    forma 341,675 shares)....................         3,150         3,150           3,150            3,417
  Additional paid-in common capital..........         6,850     1,124,573       1,599,573       26,072,307
  Deficit accumulated during the development
    stage....................................   (24,364,631)  (38,278,825)    (46,222,909)     (52,104,574)
                                               ------------  ------------  --------------  ---------------
    Total stockholders' equity (deficit).....       118,370   (12,678,101)    (20,147,185)     (26,028,850)
                                               ------------  ------------  --------------  ---------------
TOTAL........................................  $  3,250,002  $  2,227,671  $    2,598,240  $     2,598,240
                                               ------------  ------------  --------------  ---------------
                                               ------------  ------------  --------------  ---------------

                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                            INCEPTION     SIX MONTHS ENDED JUNE 30,     INCEPTION
                                           YEAR ENDED DECEMBER 31,           THROUGH                                     THROUGH
                                     ------------------------------------  DECEMBER 31,   --------------------------    JUNE, 30,
                                        1993        1994         1995          1995          1995           1996          1996
                                     ----------  -----------  -----------  ------------   -----------    -----------   -----------
                                                                                          (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
EXPENSES:
  Research and development.........  $3,309,231  $11,411,327  $ 9,383,674  $24,104,232    $4,274,219     $5,305,884    $29,410,116
  General and administrative.......   2,499,343    2,946,600    2,078,058    7,524,001       773,372      1,091,902     8,615,903
  Depreciation.....................     601,182      796,826       44,047    1,442,055         6,337        116,195     1,558,250
  Patent prosecution expenses......   1,519,729    1,716,560    1,929,266    5,165,555     1,300,625        782,047     5,947,602
                                     ----------  -----------  -----------  ------------   -----------    -----------   -----------
    Total expenses.................   7,929,485   16,871,313   13,435,045   38,235,843     6,354,553      7,296,028    45,531,871

INTEREST (INCOME) EXPENSE, NET.....    (147,734)    (290,033)     478,349       40,582        96,894        647,256       687,838
                                     ----------  -----------  -----------  ------------   -----------    -----------   -----------
LOSS BEFORE INCOME TAXES...........   7,781,751   16,581,280   13,913,394   38,276,425     6,453,047      7,944,884    46,221,309

INCOME TAXES.......................         800          800          800        2,400           800            800         3,200
                                     ----------  -----------  -----------  ------------   -----------    -----------   -----------
NET LOSS...........................  $7,782,551  $16,582,080  $13,914,194  $38,278,825    $6,452,247     $7,944,084    $46,222,909
                                     ----------  -----------  -----------  ------------   -----------    -----------   -----------
                                     ----------  -----------  -----------  ------------   -----------    -----------   -----------
PRO FORMA NET LOSS PER SHARE (Note
  1)...............................                           $     40.31                                $    23.02
                                                              -----------                                -----------
                                                              -----------                                -----------
WEIGHTED AVERAGE NUMBER OF COMMON
  AND COMMON EQUIVALENT SHARES USED
  IN COMPUTING PRO FORMA NET LOSS
  PER SHARE (Note 1)...............                               345,163                                   345,163
                                                              -----------                                -----------
                                                              -----------                                -----------

                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                       CUMULATIVE
                                       CONVERTIBLE                                                    DEFICIT
                                     PREFERRED STOCK    ADDITIONAL                    ADDITIONAL    ACCUMULATED
                                        SERIES A         PAID-IN      COMMON STOCK      PAID-IN       DURING
                                     ---------------    PREFERRED    ---------------    COMMON      DEVELOPMENT
                                     SHARES   AMOUNT     CAPITAL     SHARES   AMOUNT    CAPITAL        STAGE           TOTAL
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
ISSUANCE OF COMMON STOCK AT
  INCEPTION
  ($.03 per share)                                                   315,000  $3,150  $     6,850                  $      10,000
Sale of preferred stock, net.......   26,675  $ 267    $ 24,472,734                                                   24,473,001
Net loss...........................                                                                $ (7,782,551)      (7,782,551)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
BALANCE, DECEMBER 31, 1993.........   26,675    267      24,472,734  315,000  3,150         6,850    (7,782,551)      16,700,450
Net loss...........................                                                                 (16,582,080)     (16,582,080)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
BALANCE, DECEMBER 31, 1994.........   26,675    267      24,472,734  315,000  3,150         6,850   (24,364,631)         118,370
Contribution to equity.............                                                     1,117,723                      1,117,723
Net loss...........................                                                                 (13,914,194)     (13,914,194)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
BALANCE, DECEMBER 31, 1995.........   26,675    267      24,472,734  315,000  3,150     1,124,573   (38,278,825)     (12,678,101)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
Contribution to equity
  (unaudited)......................                                                       325,000                        325,000
Issuance of stock warrant
  (unaudited)......................                                                       150,000                        150,000
Net loss (unaudited)...............                                                                  (7,944,084)      (7,944,084)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
BALANCE, JUNE 30, 1996
  (Unaudited)......................   26,675    267      24,472,734  315,000  3,150     1,599,573   (46,222,909)     (20,147,185)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
Conversion (on a pro forma basis)
  of preferred stock to common
  stock (unaudited)................  (26,675)  (267)    (24,472,734)  26,675    267   $24,472,734
Accrual of preferred stock
  dividends (unaudited)............                                                                  (5,881,665)      (5,881,665)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
PRO FORMA BALANCE, JUNE 30, 1996
  (Unaudited) (Note 1).............    --     $  --    $    --       341,675  $3,417  $26,072,307  $(52,104,574)   $ (26,028,850)
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------
                                     -------  ------   ------------  -------  ------  -----------  -------------   -------------

                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                 INCEPTION      SIX MONTHS ENDED JUNE 30,
                                             YEAR ENDED DECEMBER 31,              THROUGH
                                     ----------------------------------------  DECEMBER 31,    ---------------------------
                                         1993          1994          1995          1995            1995           1996
                                     ------------  ------------  ------------  -------------   ------------   ------------
                                                                                               (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss...........................  $ (7,782,551) $(16,582,080) $(13,914,194) $(38,278,825)   $(6,452,247)   $(7,944,084)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Depreciation and amortization....       601,182       796,826        44,047     1,442,055          6,337        116,195
  Non-cash compensation............                                                                               325,000
  Loss on sale or disposal of
    property and equipment.........           540        65,099                      65,639
  Net loss on sale of
    investments....................                      32,496                      32,496
  Accretion of discounts on
    investments....................      (115,217)     (294,867)                   (410,084)
Changes in operating assets and
  liabilities:
  Prepaid expenses and other
    assets.........................       (69,360)      (53,676)       52,533       (70,503)        (8,284)        35,118
  Accounts payable and accrued
    expenses.......................       315,699       449,566       580,914     1,346,179       (127,141)      (213,435)
  Payable to majority
    stockholder....................       623,627       643,221     7,866,439     9,133,287      2,201,392      6,025,938
  Accrued interest on notes payable
    to majority stockholder........                                   234,510       234,510                       119,400
                                     ------------  ------------  ------------  -------------   ------------   ------------
      Net cash used in operating
        activities.................    (6,426,080)  (14,943,415)   (5,135,751)  (26,505,246)    (4,379,943)    (1,535,868)
                                     ------------  ------------  ------------  -------------   ------------   ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Purchase of investments--U.S.
  government securities............   (33,421,722)   (3,496,532)                (36,918,254)       --             --
Proceeds from sales and redemptions
  of investments...................    17,997,119    16,594,712     2,704,011    37,295,842      2,704,011        --
Proceeds from sale of property and
  equipment........................                      72,670       225,000       297,670        225,000        --
Purchase of property and
  equipment........................    (2,002,504)     (676,311)   (1,918,152)   (4,596,967)       --            (726,431)
                                     ------------  ------------  ------------  -------------   ------------   ------------
      Net cash provided by (used
        in) investing activities...   (17,427,107)   12,494,539     1,010,859    (3,921,709)     2,929,011       (726,431)
                                     ------------  ------------  ------------  -------------   ------------   ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from issuance of notes
  payable to stockholders..........                   2,000,000     6,210,000     8,210,000      3,425,000      2,057,750
Proceeds from issuance of common
  stock............................        10,000                                   (10,000)
Proceeds from issuance of preferred
  stock............................    25,675,000                                25,675,000
Preferred stock issuance costs.....    (1,201,999)                               (1,201,999)
Repayment of note payable..........                                (2,000,000)   (2,000,000)    (2,000,000)
                                     ------------  ------------  ------------  -------------   ------------   ------------
      Net cash provided by
        financing activities.......    24,483,001     2,000,000     4,210,000    30,693,001      1,425,000      2,057,750
                                     ------------  ------------  ------------  -------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................       629,814      (448,876)       85,108       266,046        (25,932)      (204,549)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD..............                     629,814       180,938                      180,938        266,046
                                     ------------  ------------  ------------  -------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD                             $    629,814  $    180,938  $    266,046  $    266,046    $   155,006    $    61,497
                                     ------------  ------------  ------------  -------------   ------------   ------------
                                     ------------  ------------  ------------  -------------   ------------   ------------
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION--
Cash paid for:
  Income taxes.....................  $        800  $        800  $        800  $      2,400    $       800    $       800
  Interest.........................  $        337  $        500  $    275,415  $    276,252    $    98,849    $     5,391


                                       INCEPTION
                                     THROUGH JUNE
                                       30, 1996
                                     -------------
                                      (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss...........................  $ (46,222,909)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Depreciation and amortization....      1,558,250
  Non-cash compensation............        325,000
  Loss on sale or disposal of
    property and equipment.........         65,639
  Net loss on sale of
    investments....................         32,496
  Accretion of discounts on
    investments....................       (410,084)
Changes in operating assets and
  liabilities:
  Prepaid expenses and other
    assets.........................        (35,385)
  Accounts payable and accrued
    expenses.......................      1,132,744
  Payable to majority
    stockholder....................        353,910
  Accrued interest on notes payable
    to majority stockholder........     15,159,228
                                     -------------
      Net cash used in operating
        activities.................    (28,041,114)
                                     -------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Purchase of investments--U.S.
  government securities............    (36,918,254)
Proceeds from sales and redemptions
  of investments...................     37,295,842
Proceeds from sale of property and
  equipment........................        297,670
Purchase of property and
  equipment........................     (5,323,398)
                                     -------------
      Net cash provided by (used
        in) investing activities...     (4,648,140)
                                     -------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from issuance of notes
  payable to stockholders..........     10,267,750
Proceeds from issuance of common
  stock............................        (10,000)
Proceeds from issuance of preferred
  stock............................     25,675,000
Preferred stock issuance costs.....     (1,201,999)
Repayment of note payable..........     (2,000,000)
                                     -------------
      Net cash provided by
        financing activities.......     32,750,751
                                     -------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................         61,497
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD..............       --
                                     -------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD                             $      61,497
                                     -------------
                                     -------------
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION--
Cash paid for:
  Income taxes.....................  $       3,200
  Interest.........................  $     281,643

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Non-cash compensation of $325,000 represents the difference between fair market value and exercise price of options on the date of grant.

  In consideration of the $3,000,000 line of credit established on June 7, 1996, the Company issued a stock warrant which entitles the lender to purchase common stock valued at $150,000 upon the initial public offering. A discount has been recorded against the debt.

  On December 31, 1994, the Company sold substantially all of its equipment and leasehold improvements to EKI resulting in a gain of $1,117,723 which was offset against the note receivable from EKI related to the sale. During 1995, the note receivable was eliminated, and the gain was recorded as a contribution to additional paid-in common capital.

                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    EarthShell Container Corporation (the "Company") was incorporated in Delaware on November 1, 1992 and is a subsidiary of E. Khashoggi Industries ("EKI"). Both the Company and EKI are development stage enterprises. In connection with the formation of the Company, the Company entered into a license agreement (see Note 3) for certain technology developed by EKI, exclusively for use in connection with the manufacture and sale of selected disposable and food beverage containers for use in the food-service industry. The accompanying financial statements reflect only the costs and expenses related to this application of the technology under development since the Company's formation on November 1, 1992. Expenses incurred prior to November 1, 1992 by EKI and its predecessor entities have been excluded, as they related to broader applications of the technology not included in the license agreement. The accompanying financial statements have been presented as if the Company commenced operations on January 1, 1993. Expenses for the two-month period from November 1, 1992 (date of inception) to December 31, 1992 totaled $2,749 and are included in the 1993 financial statements.

    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, from the date of inception to June 30, 1996, the Company incurred accumulated losses of $46,222,909, and as of June 30, 1996, the Company's current liabilities exceeded its current assets by $22,648,543. As a development stage enterprise, the Company has relied on funding from its stockholders to sustain its operations. In September 1993, the Company completed a private placement offering of preferred stock, raising $24,473,001 in net proceeds (see
Note 6). During 1994, the Company applied substantially all of these proceeds to the furtherance of its research and development activities and the repayment of stockholder advances. During and subsequent to December 31, 1995, the Company's operations have been substantially funded with loans from its majority stockholder. However, the majority stockholder is under no obligation to loan or make additional capital contributions to the Company.

    Management is currently preparing for a public offering of the Company's common stock to obtain additional funds so that the Company can meet its obligations, sustain its development activities and repay the stockholder loans and other debt. Management anticipates that the offering will be initiated upon the completion of certain product commercialization activities currently in process.

    If the Company is unable to successfully complete an offering or obtain funding from other sources, the Company may not be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on the straight-line basis over the estimated useful lives of the assets of three years.

    INVESTMENTS

    Investments are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and are classified as available for sale.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)
    STATEMENT OF CASH FLOWS

    For presentation purposes, cash and cash equivalents include cash and funds invested in short-term money market accounts with original maturities of three months or less (see disclosure of noncash activities in Note 3).

    PRO FORMA NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE

    Net loss per common and common equivalent share for year ended December 31, 1995 and for the six months ended June 30, 1996 have been determined by dividing net losses by the weighted average common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method. As required by rules promulgated by the Securities and Exchange Commission, shares, options, warrants or convertible preferred shares issued at prices below the offering price in the twelve months prior to the initial public offering have been included in the calculation of weighted average common and common equivalent shares as if outstanding using the treasury stock method. Loss per share for all periods prior to the year ended December 31, 1995 have not been presented as such information is not indicative of the Company as an on-going entity.

    UNAUDITED PRO FORMA INFORMATION

    As of June 30, 1996, the unaudited pro forma balance sheet and statement of stockholders' equity (deficit) have been presented assuming the conversion of the Company's cumulative convertible preferred stock. It is contemplated that all of the outstanding shares of the Company's cumulative convertible preferred stock will be converted to an aggregate of 26,675 shares of the Company's common stock. In addition, upon conversion, the Company will declare dividends of $5,881,665 in accordance with the terms of the cumulative senior convertible preferred stock.

    INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes."

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The recorded values of the Company's financial instruments approximate their fair values. The Company's financial instruments are primarily composed primarily of investments in U.S. government securities and notes payable. The investments are short term in nature and carry current market rates. Notes payable initially bear interest at the prime rate in effect at the date of issuance, which is adjusted to the prime rate in effect on the first day of each calendar quarter.

    USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)
    UNAUDITED FINANCIAL STATEMENTS

    In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such dates and for such periods.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior year financial statements to conform to 1996 classifications.

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                             DECEMBER 31,           JUNE 30,
                                                       -------------------------      1996
                                                          1994          1995      (UNAUDITED)
                                                       -----------  ------------  ------------
Furniture and lab equipment..........................  $   408,660  $    426,089   $1,449,790
Deposits on equipment................................      --          1,513,187    1,215,918
                                                       -----------  ------------  ------------
                                                           408,660     1,939,276    2,665,708
Accumulated depreciation and amortization............     (166,643)      (48,154)    (164,350)
                                                       -----------  ------------  ------------
Property and equipment, net..........................  $   242,017  $  1,891,122   $2,501,358
                                                       -----------  ------------  ------------
                                                       -----------  ------------  ------------

3. RELATED PARTY TRANSACTIONS

    The Company's administrative and research offices are located in shared facilities with EKI. In addition, the conduct of the Company's current operations requires sharing of technical support and management personnel of EKI, primarily to assist in furthering the Company's development of the licensed technology and product applications. To confirm these arrangements, the Company and EKI entered into certain intercompany agreements. From September 1, 1993 through June 30, 1994, the Company operated under a management, administrative services and professional services agreement (the "Management Services Agreement"). Under the terms of the Management Services Agreement, the Company reimbursed EKI for all direct payroll costs and related expenses incurred on approved projects, plus an allocation of EKI's overhead and general and administrative costs. Overhead and general and administrative costs were allocated to the Company based on payroll costs charged to Company-specific projects compared to EKI's total payroll cost. The Management Services Agreement also provided for the payment of monthly administrative fees during the first two quarters of 1994 and throughout 1993. Administrative fees totaled $400,000 and $1,200,000 in 1993 and 1994, respectively. Effective July 1, 1994 the Company and EKI entethd into a technical services and sublease agreement (the "Technical Services Agreement"), which superseded the previous Management Services Agreement between the Company and EKI. Under the terms of the Technical Services Agreement, the Company pays EKI for all direct project labor hours incurred at specified hourly billing rates, which are subject to revision semiannually, and direct

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED) expenses incurred on approved projects. The technical services portion of the Technical Services Agreement is effective through June 30, 1997. The Company subleases office space from EKI for $5,600 per month under this agreement. The sublease is effective through July 1, 1997. Total rent expense included in 1994 and 1995 general and administrative expenses was $33,600 and $67,200, respectively. For the six months ended June 30, 1995 and 1996, the Company paid or accrued $3,931,171 and $4,632,708, respectively, for services performed under the Technical Services Agreement and $33,600 in sublease payments for each of the respective periods.

    Included in 1993, 1994 and 1995 research and development expenses are $3,309,231, $9,472,220 and $8,427,239, respectively, in project costs incurred under the Technical Services Agreement and/or the Management Services Agreement.

    Projects conducted by EKI for the Company include development efforts related to the technology, such as development of commercial production processes. In addition, during 1993 and 1994, the Company leased certain Company-owned equipment to EKI for use by EKI employees on Company projects. During 1993 and 1994, $156,000 and $348,000, respectively, of lease income related to this arrangement was reported net of an equal amount of lease charges paid by the Company to EKI under its various projects. No such transactions occurred in 1995. On December 31, 1994, the Company sold substantially all of its equipment and leasehold improvements to EKI. EKI issued a note receivable to the Company totaling $2,018,204, representing the Company's original cost of the assets. The transaction resulted in a gain of $1,117,723, which was offset against the note receivable from EKI. The net note receivable balance of $900,481 was netted against the payable to EKI in the accompanying 1994 financial statements. During 1995, the note receivable was offset by notes payable that were issued to EKI. As a result, the note receivable was eliminated, and the gain was recorded as a contribution to additional paid-in common capital.

    In connection with the formation of the Company, the Company entered into a license agreement with EKI to manufacture, use, sell and sublicense certain technology rights and to use certain trademarks owned by EKI in connection with the products covered under the license agreement. The license covers the period of the patents covering the technologies. The agreement requires the Company to reimburse EKI for all costs and expenses associated with the filing, prosecuting and maintaining of patents or patent applications or technology which is directly related to food and beverage containers within the field of use licensed to the Company under the License Agreement, or which is outside the field of use under the License Agreement, but which has significant teachings, claims or applications for such uses. Under this agreement, legal fees of $1,519,729, $1,716,560 and $1,929,266, were paid to or on behalf of EKI during 1993, 1994 and 1995, respectively. In addition, legal fees of $782,047 and $1,300,625 were paid to or on behalf of EKI for the six months ended June 30, 1996 and 1995, respectively.

    At December 31, 1995, the notes payable to the majority stockholder of $12,750,226 include amounts due to EKI under the Technical Services Agreement and the Patent Allocation Agreement. During 1995, $8,558,430 of the payables to EKI were converted to notes payable and several other notes payable were issued to EKI for cash loans totaling $6,210,000. The total notes payable of $14,768,430 issued to EKI throughout 1995 was reduced by the cancellation of the note receivable of $2,018,204 related to the sale of equipment and leasehold improvement to EKI discussed above. The notes initially bear interest at the prime rate in effect at the date of issuance. The interest rates are adjusted to the prime rate in effect on the first day of each calendar quarter. At December 31, 1995 and June 30, 1996, all of the notes accrued interest at 8.75% and 8.25%, respectively, and were payable on demand.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)
    During the six months ended June 30, 1996, $3,070,665 of billings due under the Technical Services Agreement and Patent Allocation Agreement and $290,671 of interest due to EKI were converted to notes payable. In addition, several other notes were issued to EKI for cash loans totaling $1,865,000. As a result, total notes payable to EKI increased from $12,750,226 as of December 31, 1995 to $17,976,562 as of June 30, 1996.

    The amount payable to the majority stockholder of $366,367, $574,857 and $2,024,459 as of December 31, 1994 and 1995 and June 30, 1996 includes amounts due to EKI under the Technical Services Agreement and the Patent Allocation Agreement.

    The Company borrowed $2,000,000 from a preferred stockholder on December 21, 1994 and executed a demand note payable that accrued interest at the rate of 8% per annum. The note was fully repaid in February 1995.

4. NOTES PAYABLE

    As of June 30, 1996, notes payable includes $17,976,562 in notes due to the majority stockholder, as described in Note 3, and $1,407,750 outstanding on a line of credit less an original issue discount of $150,000 related to the stock warrants described in Note 8.

    In June 1996, the Company established a $3,000,000 line of credit which expires on May 30, 1997, unless otherwise extended. The extension of credit has been guaranteed by EKI, Mr. Essam Khashoggi, the Chairman of the Board and an indirect controlling shareholder of the Company, and a trust controlled by Mr. Khashoggi. Interest is payable monthly at an annual rate of 1% in excess of the Bank's announced prime lending rate which varies with any change in such prime rate. As of June 30, 1996, the annual rate was 9.25% and the outstanding principal was $1,407,750. In July 1996, the line of credit was increased to $4,500,000.

5. COMMITMENTS

    At December 31, 1995, the unpaid balances due to foreign vendors for equipment purchases totaled $1,565,727. In addition, the Company entered an agreement with a sublicensee to purchase the sublicensee's demonstration machine at a price of $238,000, at the sublicensee's option to be exercised on or before July 31, 1996. The sublicensee exercised this option and the Company became obligated to purchase the equipment in July 1996.

6. CUMULATIVE CONVERTIBLE PREFERRED STOCK

    On September 17, 1993, the Company completed a private placement of preferred stock totaling $26,675,000, with net proceeds to the Company totaling $24,473,001. Under the Series A Cumulative Senior Convertible Preferred Stock Purchase Agreement, the Company issued 26,675 shares of cumulative convertible preferred stock at $1,000 per share. Dividends, when declared, are payable on a quarterly basis at 8% per annum. At December 31, 1995, and June 30, 1996 cumulative undeclared dividends totaled $4,882,000 and $5,881,665, respectively. Such dividends will automatically accrue upon conversion of the preferred stock into shares of common stock. Each share of preferred stock is convertible into one share of common stock. After three years from the issuance, registration rights enable the preferred stockholders to cause the Company to effect two registration statements for the common stock into which their shares of preferred stock are convertible. Preferred stockholders have the right to vote with the common stock as if

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

6. CUMULATIVE CONVERTIBLE PREFERRED STOCK (CONTINUED) the preferred stock had converted to common stock of the Company. Preferred stockholders have the right to elect one member to the Board of Directors.

7. STOCK OPTIONS

    The Company adopted the EarthShell Container Corporation 1994 Stock Option Plan on June 22, 1994 (the "1994 Plan"). The Company subsequently adopted the EarthShell Container Corporation 1995 Stock Incentive Plan effective as of November 27, 1995 (the "1995 Plan") which effectively supersedes the 1994 Plan for options issued on or after the date of the 1995 Plan's adoption. The 1994 and 1995 Plans provide that the Company may grant an aggregate number of options for up to 16,625 shares of common stock to employees or other eligible persons as defined by the Plans. Options issued to date under the 1994 Plan and the 1995 Plan generally vest at varying rates from 0 to 5 years and generally expire 10 years from the date of grant. Options for 160 fully vested shares were granted to directors in 1995 under the 1995 Plan at an exercise price of $2,000 per share. (In September 1995, shares were sold by a stockholder of the Company to independent investors at $2,000 per share. Accordingly, $2,000 represents the fair market value of the shares at approximately that period of time.) Options for 400 shares were canceled during 1995. In January 1996, options for 1,575 shares were granted under the 1995 Plan at an exercise price of $2,000 per share. Of these options, 1,000 shares were granted whereby the individual will be reimbursed $1,300 per share by EKI upon exercise. Accordingly, compensation expense of $325,000 representing the portion of the exercise price to be reimbursed by EKI was recognized during the six months ended June 30, 1996. At June 30, 1996, options exerciseable into 2,705 shares of common stock were outstanding at a per share exercise price of $1,000 for options issued under the 1994 Plan. Together under both plans, 4,280 options were outstanding of which 1,115 were exercisable as of June 30, 1996.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. The Company has decided not to adopt the fair value measurement features of the statement and will instead continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded.

    The impact of this accounting standard on the Company's financial position and results of operations is expected to be immaterial.

8. STOCK WARRANTS

    On June 7, 1996, in consideration of the $3,000,000 line of credit financing arrangement, the Company issued a warrant which entitles the lender to purchase common stock shares equal to $150,000 divided by the price per share of the Company's common stock in an initial public offering. This warrant can be exercised at any time following an initial public offering by the Company and prior to its expiration date of June 7, 2001.

    On July 2, 1996, the line of credit was increased to $4,500,000 and an additional warrant was issued which entitles the lender to purchase another $150,000 in common stock shares similar to the terms in the previously issued warrant of June 7, 1996.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)

9. INCOME TAXES

    Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes. At December 31, deferred tax assets and liabilities were composed primarily of the following:

                                                                     1995            1994
                                                                --------------  --------------
Federal:
  Depreciation................................................  $       96,934  $       59,020
  Capitalized operating expenses..............................       2,435,923       1,884,978
  Capitalized research and development........................       1,655,379       1,569,120
  Net operating loss carryforward.............................       8,843,661       4,389,904
  Other.......................................................                          (1,779)
                                                                --------------  --------------
                                                                    13,031,897       7,901,243
                                                                --------------  --------------
State:
  Depreciation................................................           1,883          16,144
  Capitalized operating expenses..............................         666,296         515,597
  Capitalized research and development........................       2,268,314       1,551,077
  Net operating loss carryforward.............................         378,400         174,127
  Other.......................................................                            (486)
                                                                --------------  --------------
                                                                     3,314,893       2,256,459
                                                                --------------  --------------
Net deferred tax asset........................................       6,346,790      10,157,702
Valuation allowance...........................................     (16,346,790)    (10,157,702)
                                                                --------------  --------------
  Net deferred tax asset......................................  $     --        $     --
                                                                --------------  --------------
                                                                --------------  --------------

    For federal income tax purposes, the Company has net operating loss carryforwards of $26,010,769 as of December 31, 1995 that expire through 2010. For state income tax purposes, the Company has net operating loss carryforwards of $4,068,820 as of December 31, 1995 that expire through 2000. The valuation allowance was increased by $6,189,088 in 1995.

    Income tax expense for 1993, 1994 and 1995 consists of the minimum state franchise tax expense.

-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDERS, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected Consolidated Financial Data......................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   25
Management................................................................   39
Certain Transactions......................................................   48
Principal and Selling Stockholders........................................   50
Description of Capital Stock..............................................   51
Shares Eligible for Future Sale...........................................   54
Certain United States Federal Income Tax Considerations...................   56
Underwriting..............................................................   60
Notice to Canadian Residents..............................................   62
Legal Matters.............................................................   62
Experts...................................................................   62
Additional Information....................................................   63
Index to Financial Statements.............................................  F-1

                                 --------------

    UNTIL            , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             EarthShell Corporation

                                         Shares

                                  Common Stock

                                   PROSPECTUS

                                CS First Boston
                              Salomon Brothers Inc
                             Montgomery Securities

-------------------------------------------
                                     -------------------------------------------

               [ALTERNATE COVER PAGE OF INTERNATIONAL PROSPECTUS]

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                          Shares
                             EarthShell Corporation
                                  Common Stock

                                ($.01 PAR VALUE)
                                 --------------

  OF THE       SHARES OF COMMON STOCK, $.01 PAR VALUE (THE "COMMON STOCK") OF
 EARTHSHELL CORPORATION (THE "COMPANY") OFFERED HEREBY,       SHARES ARE BEING
     SOLD BY THE COMPANY AND       SHARES ARE BEING SOLD BY THE SELLING.
   STOCKHOLDERS NAMED HEREIN UNDER "PRINCIPAL AND SELLING STOCKHOLDERS." THE
    COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS OF THE SHARES BEING SOLD BY
                           THE SELLING STOCKHOLDERS.

 OF THE       SHARES OF COMMON STOCK BEING OFFERED,       SHARES INITIALLY ARE
    BEING OFFERED OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL
   SHARES") BY THE MANAGERS (THE "INTERNATIONAL OFFERING") AND       SHARES
    ARE INITIALLY BEING CONCURRENTLY OFFERED IN THE UNITED STATES AND CANADA (THE "U.S. SHARES") BY THE U.S. UNDERWRITERS (THE "U.S. OFFERING" AND,
        TOGETHER WITH THE INTERNATIONAL OFFERING, THE "OFFERING"). THE OFFERING PRICE AND UNDERWRITING DISCOUNTS AND COMMISSIONS OF
              THE INTERNATIONAL OFFERING AND THE U.S. OFFERING ARE
                                   IDENTICAL.

PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. IT IS ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $
   AND $      PER SHARE. FOR INFORMATION RELATING TO THE FACTORS CONSIDERED
         IN DETERMINING THE INITIAL OFFERING PRICE TO THE PUBLIC, SEE "SUBSCRIPTION AND SALE." APPLICATION WILL BE MADE TO LIST THE
         COMMON STOCK ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET
                            UNDER THE SYMBOL "ERTH."
                                 --------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
                                    WITH AN
 INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREIN.
                                 -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  UNDERWRITING    PROCEEDS TO      PROCEEDS TO
                                                       PRICE TO   DISCOUNTS AND       THE            SELLING
                                                        PUBLIC     COMMISSIONS    COMPANY(1)      STOCKHOLDERS
                                                      ----------  -------------  -------------  -----------------
PER SHARE...........................................  $            $              $                $
TOTAL (2)...........................................  $            $              $                $

(1) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,000,000.

(2) ONE OF THE SELLING STOCKHOLDERS HAS GRANTED THE U.S. UNDERWRITERS AND THE MANAGERS AN OPTION, EXERCISABLE BY CS FIRST BOSTON CORPORATION FOR 30 DAYS
    FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF      ADDITIONAL
    SHARES TO COVER OVER-ALLOTMENTS OF SHARES. IF THE OPTION IS EXERCISED IN
    FULL, THE TOTAL PRICE TO PUBLIC WILL BE $      , UNDERWRITING DISCOUNTS AND
    COMMISSIONS WILL BE $      AND PROCEEDS TO SELLING STOCKHOLDERS WILL BE
    $      .

    THE INTERNATIONAL SHARES ARE OFFERED BY THE SEVERAL MANAGERS WHEN, AS AND IF ISSUED BY THE COMPANY, DELIVERED TO AND ACCEPTED BY THE MANAGERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT THE INTERNATIONAL. SHARES OF COMMON STOCK WILL BE READY FOR DELIVERY ON OR ABOUT
           , 1996, IN IMMEDIATELY AVAILABLE FUNDS.

                                CS First Boston
Salomon Brothers International Limited                     Montgomery Securities

                THE DATE OF THIS PROSPECTUS IS            , 1996

           [ALTERNATE INSIDE COVER PAGE OF INTERNATIONAL PROSPECTUS]

                            [PICTURE TO BE INSERTED]

           [ALTERNATE INSIDE FACING PAGE OF INTERNATIONAL PROSPECTUS]

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

    In this Prospectus, references to "dollars" and "$" are to United States dollars.

    IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 --------------

                               TABLE OF CONTENTS

                                 --------------

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3
RISK FACTORS..............................................................    6
USE OF PROCEEDS...........................................................   17
DIVIDEND POLICY...........................................................   17
CAPITALIZATION............................................................   18
DILUTION..................................................................   19
SELECTED CONSOLIDATED FINANCIAL DATA......................................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS..........................................................   21
BUSINESS..................................................................   25
MANAGEMENT................................................................   39

                                                                            PAGE
                                                                            ----
CERTAIN TRANSACTIONS......................................................   48
PRINCIPAL AND SELLING STOCKHOLDERS........................................   50
DESCRIPTION OF CAPITAL STOCK..............................................   51
SHARES ELIGIBLE FOR FUTURE SALE...........................................   54
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...................   56
SUBSCRIPTION AND SALE.....................................................   60
NOTICE TO CANADIAN RESIDENTS..............................................   62
LEGAL MATTERS.............................................................   62
EXPERTS...................................................................   62
ADDITIONAL INFORMATION....................................................   63
INDEX TO FINANCIAL STATEMENTS.............................................  F-1

          [ALTERNATE UNDERWRITING SECTION OF INTERNATIONAL PROSPECTUS]

                             SUBSCRIPTION AND SALE

    The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated         , 1996 (the "Subscription Agreement"),
severally and not jointly, agreed with the Company and the Selling Stockholders to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                                                   NUMBER OF
                                                                                  INTERNATIONAL
MANAGER                                                                              SHARES
--------------------------------------------------------------------------------  ------------
CS First Boston Limited.........................................................
Salomon Brothers International Limited..........................................
Montgomery Securities...........................................................
                                                                                  ------------
    Total.......................................................................
                                                                                  ------------
                                                                                  ------------

    The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all the International Shares of the Common Stock offered hereby (other than those shares covered by the over-allotment option discussed below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of the non-defaulting managers may be increased or the Subscription Agreement may be terminated.

    The Company and the Selling Stockholders have entered into an Underwriting Agreement with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

    The Selling Stockholders have granted to the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus to purchase up to additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the Prospectus relating to the U.S. Offering bears to the sum of the total number of shares of Common Stock in such tables.

    The Selling Shareholders have been advised by CS First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers,
to certain dealers at such price less a commission of $          per share and
that the Managers and such dealers may reallow a commission of $          per
share on sales to certain other dealers. After the initial public offering, the public offering price and commission and reallowance may be changed by the Managers.

    The offering price and the aggregate underwriting discounts and commissions per share and per share commission and re-allowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Common Stock Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers will be made only upon the mutual agreement of CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters.

    Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

    Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.

    Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the Class A Common Stock will not offer or sell any Class A common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The Company and the Selling Shareholders have agreed that they will not offer, sell, contract to sell, announce their intentions to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except for grants of employee stock options or rights by the Company pursuant to a plan in effect on the date of this Prospectus, issuances pursuant to the exercise of such options or rights and any filing of a registration statement under the Securities Act with respect to any of the foregoing permitted issuances or grants.

    The Company and the Selling Stockholders have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the offering are as follows:

EXPENSES                                                                              AMOUNT
----------------------------------------------------------------------------------  ----------
Registration Fee..................................................................  $   75,758
NASD Fees.........................................................................      25,500
Nasdaq National Market Fees.......................................................      50,000
Printing Expenses.................................................................           *
Legal Fees and Expenses...........................................................           *
Transfer Agent and Registrar Fees.................................................           *
Accounting Fees and Expenses......................................................           *
Blue Sky Fees and Expenses........................................................      12,000
Miscellaneous Expenses............................................................           *
                                                                                    ----------
  TOTAL...........................................................................  $        *
                                                                                    ----------
                                                                                    ----------

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Charter and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Company may, in its discretion, similarly indemnify its employees and agents. The Charter relieves its directors from monetary damages to the Company or its stockholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On November 2, 1992 the Company authorized the issuance of 315,000 shares of Common Stock for $10,000 cash to E. Khashoggi Industries, a California partnership in which Essam Khashoggi, a director of the Company, owns a 90% beneficial interest. The sale of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

    In September 1993, the Company sold an aggregate of 26,675 shares of its Series A Preferred Stock at $1,000 per share for an aggregate of $26,675,000 in private transactions with 24 individual and institutional investors, each of which the Company believes to be an "accredited investor" within the meaning of Rule 501 of the Securities Act. Salomon Brothers Inc served as placement agent and earned a placement agent fee of $1,000,000 and 1,000 shares of Series A Preferred Stock. The sales of shares in the offering were exempt from registration pursuant to Section 4(2) of the Securities Act.

    In June 1996, in consideration of the extension of a $3,000,000 line of credit financing arrangement, the Company issued a warrant to Imperial Bank which entitles the lender to purchase common stock shares equal $150,000 divided by the price per share of the Company's Common Stock in an initial public offering. The issuance of this warrant was exempt from registration pursuant to
Section 4(2) of the Securities Act.

    In July of 1996, in consideration of an increase of the Imperial Bank line of credit to $4,500,000, the Company issued an additional warrant to purchase common shares equal to an additional $150,000 divided by the price per share of the Company's common stock in an initial public offering. The issuance of this warrant was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS.

    (a)  Exhibits.

  EXHIBIT
  NUMBER
-----------
       1.1   Form of Underwriting Agreement.*

       1.2   Form of International Subscription Agreement.*

       3.1   Certificate of Incorporation of the Company.

       3.2   Bylaws of EarthShell Container Corporation.

       3.3   Certificate of Designation, Preferences Relative, Participating, Optional and Other Special Rights of
               the Company's Series A Cumulative Senior Convertible Preferred Stock.

       3.4   Form of Amendment to Certificate of Incorporation of the Company.*

       3.5   Form of Amended and Restated Bylaws of the Company.*

       4.1   Specimen certificate of Common Stock.*

       5.1   Opinion and consent of Gibson, Dunn & Crutcher LLP.*

      10.1   Amended and Restated License Agreement dated February 28, 1995 by and between the Company and E.
               Khashoggi Industries ("EKI").

      10.2   Technical Services and Sublease Agreement dated July 1, 1994 by and between the Company and EKI.*

      10.3   Agreement and Bill of Sale dated February 28, 1995 by and between the Company and EKI.

      10.4   Registration Rights Agreement dated as of February 28, 1995 by and between the Company and EKI, as amended.

      10.5   Promissory Note dated May 21, 1996 in the principal amount of $250,000 made by the Company in favor of
               EKI.

  EXHIBIT
  NUMBER
-----------
      10.6   Promissory Note dated May 13, 1996 in the principal amount of $200,000 made by the Company in favor of
               EKI.

      10.7   Promissory Note dated April 30, 1996 in the principal amount of $864,440 made by the Company in favor of
               EKI.

      10.8   Promissory Note dated April 16, 1996 in the principal amount of $200,000 made by the Company in favor of
               EKI.

      10.9   Promissory Note dated March 31, 1996 in the principal amount of $16,462,122 made by the Company in favor of EKI.

      10.10  Employment Agreement dated October 19, 1993 by and between the Company and Scott Houston, as amended.

      10.11  Employment Agreement dated October 19, 1993 by and between the Company and Mark A. Koob.

      10.12  Stock Purchase Agreement dated as of September 16, 1993 by and between the Company and the persons named therein.

      10.13  Registration Rights Agreement dated as of September 16, 1993 by and between the Company and the persons named therein, as amended.

      10.14  Sublicense Agreement dated June 19, 1995 by and between the Company and Dopaco, Inc, as amended.

      10.15  Sublicense Agreement dated November 9, 1994 by and between the Company and Genpak Corporation, as amended.

      10.16  Sublicense Agreement dated October 7, 1994 by and between the Company and Sweetheart Cup Company Inc.

      10.17  Sublicense Agreement dated October 21, 1993 by and between the Company and International Paper.

      10.18  Sublicense Agreement dated October 4, 1993 by and between the Company and Mobil Chemical Company.

      10.19  Promissory Note dated December 21, 1994 made by the Company in favor of McDonald's Corporation.

      10.20  EarthShell Container Corporation 1994 Stock Option Plan.

      10.21  EarthShell Container Corporation 1995 Stock Incentive Plan.

      10.22  Form of Stock Option Agreement under the EarthShell Container Corporation 1994 Stock Option Plan.

      10.23  Form of Stock Option Agreement under the EarthShell Container Corporation 1995 Stock Incentive Plan.

      10.24  Agreement for Allocation of Patent Costs dated July 31, 1993 by and between the Company and EKI.*

      10.25  Promissory Note dated July 5, 1996 in the principal amount of $4,500,000 made by the Company in favor of
               Imperial Bank.

      10.26  Warrant to Purchase Stock issued July 2, 1996 by the Company to Imperial Bank.

      10.27  Credit Agreement dated June 7, 1996 by and between the Company and Imperial Bank.

      10.28  Warrant to Purchase Stock issued June 7, 1996 by the Company to Imperial Bank.

      11.1   Statement Regarding Computation of Per Share Earnings.*

  EXHIBIT
  NUMBER
-----------
      23.1   Consent of Deloitte & Touche LLP.

      23.3   Consent of Workman, Nydegger & Seeley.*

      23.2   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).*

      24.1   Power of Attorney (included on signature page).

      27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising out of the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                        SIGNATURES AND POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on October 2, 1996.

                                       EARTHSHELL CONTAINER CORPORATION

                                By:             /s/ SIMON K. HODSON
                                     -----------------------------------------
                                                  Simon K. Hodson
                                           VICE CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Simon K. Hodson, Richard K. Hulme and D. Scott Houston his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------


     /s/ ESSAM KHASHOGGI
------------------------------  Chairman of the Board         October 2, 1996
       Essam Khashoggi

                                Vice Chairman of the Board
     /s/ SIMON K. HODSON          and Chief Executive
------------------------------    Officer (Principal          October 2, 1996
       Simon K. Hodson            Executive Officer)

     /s/ D. SCOTT HOUSTON       Chief Financial Officer
------------------------------    (Principal Financial and    October 2, 1996
       D. Scott Houston           Accounting Officer)

        /s/ JOHN DAOUD
------------------------------  Secretary and Director        October 2, 1996
          John Daoud

     /s/ RICHARD K. HULME       Executive Vice President
------------------------------    and Chief Operating         October 2, 1996
       Richard K. Hulme           Officer and Director

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

       /s/ ELLIS JONES
------------------------------  Director                      October 2, 1996
         Ellis Jones

     /s/ LAYLA KHASHOGGI
------------------------------  Director                      October 2, 1996
       Layla Khashoggi

       /s/ MARK A. KOOB
------------------------------  Director                      October 2, 1996
         Mark A. Koob

   /s/ WILLIAM A. MARQUARD
------------------------------  Director                      October 2, 1996
     William A. Marquard

   /s/ JEROLD H. RUBINSTEIN
------------------------------  Director                      October 2, 1996
     Jerold H. Rubinstein